EXECUTION VERSION

EXHIBIT 10.1

$310,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

among

TIME WARNER TELECOM INC.,

TIME WARNER TELECOM HOLDINGS INC.,

as Borrower,

The Several Lenders from Time to Time Party Hereto,

as Lenders,

LEHMAN COMMERCIAL PAPER INC.,

as Administrative Agent and Collateral Agent,

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Syndication Agent,

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Documentation Agent

Dated as of November 3, 2005

WACHOVIA CAPITAL MARKETS, LLC and

LEHMAN BROTHERS INC.,

as Joint Lead Arrangers and Joint Bookrunners

i

SECTION 4.	REPRESENTATIONS AND WARRANTIES	45

4.1.	Financial Condition	45
4.2.	No Change	46
4.3.	Existence; Compliance with Law	46
4.4.	Power; Authorization; Enforceable Obligations	46
4.5.	No Legal Bar	47
4.6.	Litigation	47
4.7.	No Default	47
4.8.	Ownership of Property; Liens	47
4.9.	Intellectual Property	47
4.10.	Taxes	48
4.11.	Federal Regulations	48
4.12.	Labor Matters	48
4.13.	ERISA	48
4.14.	Investment Company Act; Other Regulations	49
4.15.	Subsidiaries	49
4.16.	Use of Proceeds	49
4.17.	Environmental Matters	49
4.18.	Accuracy of Information, etc.	50
4.19.	Security Documents	50
4.20.	Solvency	50
4.21.	Priority Lien Debt	50
4.22.	Financial Condition	51
4.23.	No Change	51
4.24.	Existence; Compliance with Law	51
4.25.	Power; Authorization; Enforceable Obligations	52
4.26.	No Legal Bar	52
4.27.	Litigation	52
4.28.	No Default	52
4.29.	Ownership of Property; Liens	53
4.30.	Intellectual Property	53
4.31.	Taxes	53
4.32.	Federal Regulations	53
4.33.	Labor Matters	53
4.34.	ERISA	53
4.35.	Investment Company Act; Other Regulations	54
4.36.	Subsidiaries	54
4.37.	Use of Proceeds	54
4.38.	Environmental Matters	54
4.39.	Accuracy of Information, etc.	55
4.40.	Security Documents	55
4.41.	Solvency	56
4.42.	Priority Lien Debt	56

SECTION 5.	CONDITIONS PRECEDENT	56

5.1.	Conditions to Effectiveness	56
5.2.	Additional Conditions to the Initial Extension of Credit	58
5.3.	Conditions to Each Extension of Credit Under the Revolving Facility	58
5.4.	Conditions to Term Loan B Loans	59

SECTION 6.	AFFIRMATIVE REVOLVING COVENANTS	60

6.1.	Financial Statements	60
6.2.	Certificates; Other Information	61
6.3.	Payment of Obligations	62
6.4.	Maintenance of Existence; Compliance	62
6.5.	Maintenance of Property; Insurance	62
6.6.	Inspection of Property; Books and Records; Discussions	62
6.7.	Notices	63
6.8.	Environmental Laws	63

SECTION 7.	NEGATIVE REVOLVING COVENANTS	64

7.1.	Financial Condition Covenants	64
7.2.	Indebtedness	65
7.3.	Liens	68
7.4.	Fundamental Changes	70
7.5.	Disposition of Property	70
7.6.	Restricted Payments	71
7.7.	Capital Expenditures	72
7.8.	Investments	73
7.9.	Optional Payments, Refinancings and Modifications of Certain Debt Instruments	74
7.10.	Transactions with Affiliates	74
7.11.	Sales and Leasebacks	74
7.12.	Changes in Fiscal Periods	75
7.13.	Negative Pledge Clauses	75
7.14.	Clauses Restricting Subsidiary Distributions	75
7.15.	Lines of Business; Holding Company Status	75
7.16.	Modifications to Time Warner Arrangements and Material Rights and Privileges	76

SECTION 8.	REVOLVING EVENTS OF DEFAULT	76

SECTION 9.	TERM LOAN B LOAN COVENANTS	79

9.1.	Defined Terms	79
9.2.	Limitation on Indebtedness	79
9.3.	Limitation on Restricted Payments	83
9.4.	Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries	86
9.5.	Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries	88
9.6.	Limitation on Issuances of Guarantees by Restricted Subsidiaries	88
9.7.	Limitation on Transactions with Stockholders and Affiliates	89
9.8.	Limitation on Liens	90
9.9.	Limitation on Sale-Leaseback Transactions	90
9.10.	Limitation on Asset Sales	90
9.11.	Existence	90
9.12.	Payment of Taxes and Other Claims	91
9.13.	Maintenance of Properties and Insurance	91
9.14.	Notice of Defaults	91
9.15.	Financial Statements	92

9.16.	Certificates	92
9.17.	Waiver of Stay, Extension or Usury Laws	93

SECTION 10.	TERM LOAN B LOAN EVENTS OF DEFAULT	93

SECTION 11.	THE AGENTS	96

11.1.	Appointment	96
11.2.	Delegation of Duties	96
11.3.	Exculpatory Provisions	96
11.4.	Reliance by Administrative Agent and Collateral Agent	96
11.5.	Notice of Default	97
11.6.	Non-Reliance on Agents and Other Lenders	97
11.7.	Indemnification	98
11.8.	Agent in Its Individual Capacity	99
11.9.	Successor Administrative Agent	99
11.10.	Successor Collateral Agent	99
11.11.	Syndication Agent and Documentation Agent	100
11.12.	Confirmation	100

SECTION 12.	MISCELLANEOUS	100

12.1.	Amendments and Waivers	100
12.2.	Notices	103
12.3.	No Waiver; Cumulative Remedies	103
12.4.	Survival of Representations and Warranties	104
12.5.	Payment of Expenses and Taxes	104
12.6.	Successors and Assigns; Participations and Assignments	105
12.7.	Adjustments; Set-off	110
12.8.	Counterparts	112
12.9.	Severability	112
12.10.	Integration	112
12.11.	GOVERNING LAW	112
12.12.	Submission To Jurisdiction; Waivers	112
12.13.	Acknowledgments	113
12.14.	Releases of Guarantees and Liens	113
12.15.	Confidentiality	113
12.16.	The Facilities	114
12.17.	WAIVERS OF JURY TRIAL	115

ANNEX:

A	Pricing Grid

SCHEDULES:

1.1A	Revolving Commitments
1.1B	Term Loan B Commitments
4.4	Consents, Authorizations, Filings and Notices
4.15	Subsidiaries
4.25	Consents, Authorizations, Filings and Notices
4.36	Subsidiaries
7.2(e)	Existing Indebtedness
7.3(f)	Existing Liens
7.10	Affiliate Transactions

EXHIBITS:

A	Form of Amended and Restated Guarantee and Collateral Agreement
B	Form of Revolving Compliance Certificate
C-1	Form of Revolving Closing Certificate
C-2	Form of Term Loan B Closing Certificate
D-1	Form of New Lender Supplement
D-2	Form of Increased Facility Activation Notice
E-1	Form of Revolving Assignment and Acceptance
E-2	Form of Term Loan B Assignment and Acceptance
F	Form of Exemption Certificate
G	Form of Intercompany Subordinated Note
H-1	Form of Revolving Note
H-2	Form of Term Loan B Note
I-1	Form of Prepayment Option Notice
I-2	Form of Change of Control Prepayment Option Notice

v

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of November 3, 2005, among TIME WARNER TELECOM INC., a Delaware corporation (“TWTC”), TIME WARNER TELECOM HOLDINGS INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement as lenders (the “Lenders”), WACHOVIA BANK, NATIONAL ASSOCIATION, as syndication agent (in such capacity, the “Syndication Agent”), MORGAN STANLEY SENIOR FUNDING, INC., as documentation agent (in such capacity, the “Documentation Agent”), and LEHMAN COMMERCIAL PAPER INC. (“LCPI”), as administrative agent (in such capacity, the “Administrative Agent”), and as collateral agent (in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower, certain of the Lenders, the Administrative Agent, and the Collateral Agent are parties to the Existing Credit Agreement (such and other capitalized terms having the meanings assigned to such terms in Section 1.1), and, pursuant thereto, (i) the lenders party thereto extended commitments to the Borrower, and (ii) the loan parties party thereto executed and delivered the Existing Guarantee and Collateral Agreement;

WHEREAS, the Borrower has requested (i) that the Existing Credit Agreement be amended and restated in its entirety pursuant to this Agreement and (ii) for the Lenders to make available the credit facilities described herein; and

WHEREAS, (i) the Lenders are willing to amend and restate the Existing Credit Agreement and to make the credit facilities described herein available to the Borrower on the terms and subject to the conditions hereinafter set forth, and (ii) the Loan Parties are willing to amend and restate the Existing Guarantee and Collateral Agreement in its entirety and to confirm that the security interests, Liens and the Guarantee Obligations granted under the Existing Guarantee and Collateral Agreement remain in full force and effect and, to the extent provided in the Guarantee and Collateral Agreement, guarantee and secure the “Secured Obligations” (as therein defined);

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree that the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

SECTION 1. DEFINITIONS

1.1. Defined Terms. As used in this Agreement (subject, with respect to terms used in Section 9 of this Agreement, to the provisions of Section 9.1), the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the sum of (i) the Federal Funds Effective Rate in effect on such day plus (ii)  1/2 of 1%. For purposes hereof: “Prime Rate” shall mean the prime lending rate as set forth on the British Banking Association Telerate Page 5 (or such other comparable publicly available page as may, in the reasonable opinion of the Administrative Agent after notice to the Borrower, replace such page for the purpose of displaying such rate if such rate no longer appears on the British Bankers Association Telerate page 5), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Accelerated Revolving Termination Date”: April 14, 2008.

“Administrative Agent”: as defined in the preamble hereto, together with any successor thereto as provided in Section 11.09.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”: the collective reference to the Syndication Agent, the Documentation Agent, the Collateral Agent and the Administrative Agent.

“Aggregate Revolving Exposure”: with respect to any Revolving Lender at any time, the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated or have expired, the amount of such Revolving Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Revolving Exposure Percentage”: with respect to any Revolving Lender at any time, the ratio (expressed as a percentage) of such Revolving Lender’s Aggregate Revolving Exposure at such time to the Aggregate Revolving Exposure of all Revolving Lenders at such time.

“Aggregate Term Loan B Exposure”: with respect to any Term Loan B Lender at any time, the aggregate unpaid principal amount of such Term Loan B Lender’s Term Loan B Loans (or, if prior to the Term Loan B Funding Date, the amount of such Term Loan B Lender’s Term Loan B Commitment then in effect.

“Aggregate Term Loan B Exposure Percentage”: with respect to any Term Loan B Lender at any time, the ratio (expressed as a percentage) of such Term Loan B Lender’s Aggregate Term Loan B Exposure at such time to the Aggregate Term Loan B Exposure of all Term Loan B Lenders at such time.

“Agreement”: this Amended and Restated Credit Agreement, as amended (or amended and restated), supplemented or otherwise modified from time to time.

“Annualized Consolidated EBITDA”: for any fiscal quarter of TWTC, an amount equal to Consolidated EBITDA for such period multiplied by four.

“Applicable Margin”: with respect to the Revolving Loans, the Revolving Applicable Margin and with respect to the Term Loan B Loans, the Term Loan B Applicable Margin.

“Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Approved Fund”: with respect to any Lender that is a fund or similar investment vehicle, any other fund or similar investment vehicle that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Asset Sale”: any Disposition or series of related Dispositions of property of TWTC, the Borrower, or any Restricted Subsidiary (excluding any such Disposition of accounts or other receivables, inventory, or obsolete, surplus, or worn out property, in each case to the extent not prohibited by this Agreement) to a Person other than TWTC, the Borrower or any Subsidiary that yields net cash proceeds to TWTC, the Borrower or such Restricted Subsidiary (as the case may be) in excess of $5,000,000, it being understood and agreed that cash proceeds from a Disposition shall be net of attorneys’ fees and expenses, accountants’ fees and expenses, investment banking fees and expenses, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Disposition (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of all taxes paid or reasonably estimated to be payable by TWTC, the Borrower, or any Subsidiary as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements).

“Assignee”: a Revolving Assignee or a Term Loan B Assignee.

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided, that solely for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 2.9(a), (x) for each Lender other than the Swingline Lender, the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero and (y) for the Swingline Lender, the aggregate principal amount of Swingline Loans then outstanding shall be considered for the purpose of determining the Swingline Lender’s Available Revolving Commitment.

“Benefitted Revolving Lender”: as defined in Section 12.7(a)(i).

“Benefitted Term Loan B Lender”: as defined in Section 12.7(a)(ii).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests (x) the Revolving Lenders to make Revolving Loans hereunder and/or (y) the Term Loan B Lenders to make the Term Loan B Loans hereunder.

“Business”: the business operated by TWTC or any of its Subsidiaries.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease)

of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries; provided, however that Capital Expenditures shall exclude Investments.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person, other than a corporation, and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof or backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers acceptances having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within nine months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) corporate debt securities with maturities of 18 months or less from the date of acquisition and which are rated at least A3 by Moody’s or A1 by S&P; or (h) shares of money market mutual or similar funds which invest substantially in assets satisfying the requirements of clauses (a) through (g) of this definition.

“Cash Management Obligations”: all obligations and liabilities (whether directly or as a guarantor) of TWTC and its Subsidiaries arising under or in connection with treasury, depositary, cash management, custodial, automated clearinghouse or transfer of funds services or arrangements or similar services and arrangements.

“Cash Pay Preferred Stock”: any class or series of Capital Stock of any Person that by its terms or otherwise (i) is required to be redeemed prior to the date (the “Expiration Date”) which is one year after the Initial Revolving Termination Date (or, if extended, the final maturity date of the Revolving Loans and the expiration of the Revolving Commitments hereunder), (ii) is redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Expiration Date, (iii) is convertible into or exchangeable for (unless solely at the option of such Person) Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Expiration Date or that would require cash payment of interest prior to the Expiration Date or (iv) provides for payment of dividends (other than dividends payable solely in common stock or in Non-Cash Pay Preferred Stock of TWTC) prior to the Expiration Date; provided, that no Capital Stock of any Person shall constitute Cash Pay Preferred Stock as a result of terms or provisions that give holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of (x) a “change of control” (or similar event, however defined) or (y) the sale of all or substantially all of such Person’s assets (or similar event, however defined).

“Change of Control”: (i) (A) the Former Parent Companies as a group cease to have the ability to elect a majority of the members of the Board of Directors of TWTC (other than TWTC’s chief executive officer and independent directors; provided, however, that independent directors shall be included in calculating whether the foregoing majority requirement is satisfied if the directors nominated by the Former Parent Companies do not constitute a majority of the committee that selects the Board of Directors’ nominees for independent directors) and (B) a “Person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Former Parent Companies) has become the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of TWTC’s voting stock, on a fully diluted basis; (ii) individuals who on the Closing Date constitute the Board of Directors of TWTC (together with any new directors whose election by such Board of Directors or whose nomination by such Board of Directors for election by the stockholders or members, as the case may be, of TWTC was approved by a vote of at least two-thirds of the members of such Board of Directors then in office who either were members of such Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of such Board of Directors then in office; or (iii) TWTC ceases to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of the Borrower free and clear of all Liens (except Liens (x) created by the Guarantee and Collateral Agreement and (y) securing the Second Lien Notes).

“Change of Control Prepayment Date”: as defined in Section 2.25(b).

“Change of Control Prepayment Notice”: as defined in Section 2.25(b).

“Change of Control Triggering Event”: the occurrence of both a Change of Control and a Rating Decline.

“Closing Date”: February 20, 2004.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is created by (and remains in effect pursuant to) any Security Document (unless otherwise expressly excluded pursuant to the Loan Documents); it being understood and agreed that such property shall cease to be Collateral for all purposes of this Agreement and each other Loan Document when such property is released from such Lien in accordance with the provisions of this Agreement or of such Security Document, including, without limitation, Section 12.14 hereof.

“Collateral Agent”: as defined in the preamble hereto, together with any successor thereto as provided in Section 11.10.

“Commitment”: means, (x) in the case of a Revolving Lender, the Revolving Commitment of such Revolving Lender, and (y) in the case of a Term Loan B Lender, the Term Loan B Commitment of such Term Loan B Lender.

“Commitment Fee Rate”:  1/2 of 1% per annum.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that together with the Borrower is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making or participating in Loans and other extensions of credit hereunder which are otherwise required to be made by such Lender and designated by such Lender in a written instrument executed by such Lender and delivered to the Administrative Agent and the Borrower, subject to the consent of the Administrative Agent and the Borrower (which consent, in each case, shall not unreasonably be withheld); provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund or participate in a Loan or other extension of credit under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan (or any such participation, as the case may be), and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under or in connection with this Agreement or any other Loan Document with respect to its Conduit Lender; and provided, further, that (1) no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.19, 2.20, 2.121 or 12.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment hereunder and (2) each Conduit Lender shall be subject to all of the obligations as its designating Lender hereunder and each of the other Loan Documents, including, without limitation, Sections 2.20, 2.22, 2.23, 12.7 and 12.15 hereof.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated October 2005, including all attachments, exhibits and supplements thereto furnished to the Lenders on or prior to the Effective Date.

“Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business), provided, that the amounts referred to in this clause (e) shall not, in the aggregate, exceed $20,000,000 for any fiscal year of TWTC, plus, in the case of such non-cash losses on sales of assets or any non-cash losses on minority investments or investments in unconsolidated Subsidiaries, $30,000,000 for the period from the Closing Date through the Revolving Termination Date, (f) any non-cash asset impairment charges resulting from the application of the statement on Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144) or similar accounting rules or policies, provided, that the amounts referred to in this clause (f) shall not, in the aggregate, in any fiscal year of TWTC (commencing with the 2005 fiscal year), exceed $50,000,000 for such fiscal year; provided further, that (x) up to $50,000,000 of the fiscal year limit in clause (f), if not utilized in the fiscal year for which it is permitted, may be carried over for use in the next succeeding fiscal year and (y) for purposes of applying the limit in clause (f), any amounts referred to in this clause (f) shall be deemed added to “Consolidated EBITDA”, first, in respect of amounts permitted for such fiscal year as provided above and, second, in respect of amounts carried over from the prior fiscal year pursuant to clause (x) of this proviso, and (g) any non-cash compensation expenses solely related to stock-based compensation; provided, that, to the extent any non-cash expense under this clause (g) subsequently requires any cash disbursement, such non-cash expense will be subtracted from Consolidated EBITDA; and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income and (b) any extraordinary, unusual or non-recurring income or gains (other than any reciprocal compensation income or gains to the extent included in operating income), including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business.

“Consolidated Interest Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of TWTC and its Subsidiaries for such period with respect to all outstanding Indebtedness (and cash dividends on Cash Pay Preferred Stock) of TWTC and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements, less any net receipts in respect of Hedge Agreements, to the extent such net costs are allocable to such period in accordance with GAAP and less interest income and capitalized interest).

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of TWTC and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of TWTC or is merged into or consolidated with TWTC or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of TWTC) in which TWTC or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by TWTC or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of TWTC to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Net Senior Secured Debt”: at any date, the excess of (i) Consolidated Senior Secured Debt at such date over (ii) the aggregate amount of cash and Cash Equivalents reflected on a consolidated balance sheet of TWTC at such date in excess of $50,000,000.

“Consolidated Net Total Debt”: at any date, the excess of (i) Consolidated Total Debt at such date over (ii) the aggregate amount of cash and Cash Equivalents reflected on a consolidated balance sheet of TWTC at such date in excess of $50,000,000.

“Consolidated Senior First Lien Secured Leverage Ratio”: at any date, the ratio of (a) Consolidated Net Senior Secured Debt on such date to (b) Annualized Consolidated EBITDA for the most recent complete fiscal quarter of TWTC.

“Consolidated Senior Secured Debt”: at any date, the aggregate principal amount of all Senior Secured Indebtedness (other than, in the case of contingent obligations of the type described in clause (f) of the definition of “Indebtedness”, any such obligations not constituting L/C Obligations (i.e., L/C Obligations shall be included in the calculation of Consolidated Senior Secured Debt)) of TWTC and its Subsidiaries at such date taken as a whole, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness (other than, in the case of contingent obligations of the type described in clause (f) of the definition of “Indebtedness”, any such obligations not constituting L/C Obligations) of TWTC and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Leverage Ratio”: at any day, the ratio of (a) Consolidated Net Total Debt on such date to (b) Annualized Consolidated EBITDA for the most recent complete fiscal quarter of TWTC.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Current Liquidity”: on any date, the sum of (i) the aggregate amount of cash and Cash Equivalents that would be reflected on a consolidated balance sheet of TWTC and its Subsidiaries prepared as of such date in accordance with GAAP and (ii) the aggregate amount of Available Revolving Commitments of all Lenders on such date (provided that such amount shall be deemed to be zero if a Default has occurred and is continuing on such date).

“Default”: an event which constitutes both (x) a Revolving Default and (y) a Term Loan B Default.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof, including pursuant to an exchange for other property, but shall not, when used with respect to the definition of “Asset Sale”, include the creation or grant of a security interest, mortgage or other Lien. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Documentation Agent”: as defined in the preamble hereto.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of TWTC organized under the laws of any jurisdiction within the United States.

“Effective Date”: the date specified by the Administrative Agent in a notice to each of the parties hereto as the date on or as of which each of the conditions precedent set forth in Section 5.1 shall have been satisfied, which date shall not be later than November 30, 2005 (or such later date as the Borrower, the Administrative Agent and the Required Lenders shall agree).

“Environmental Laws”: any and all applicable foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health (as relating to exposure to Materials of Environmental Concern) or the environment.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: an event which constitutes both (x) a Revolving Event of Default and (y) a Term Loan B Event of Default.

“Exchange”: any exchange of operating assets for other operating assets in a Permitted Line of Business and, subject to the last sentence of this definition, of comparable value and use to those assets being exchanged, including (a) exchanges involving the transfer or acquisition (or both transfer and acquisition) of Capital Stock of a Person so long as 100% of the Capital Stock of such Person is transferred or acquired, as the case may be, and (b) fiber capacity and network swaps. It is understood and agreed that exchanges of the kind described above as to which a portion of the consideration paid or received is in the form of cash shall nevertheless constitute “Exchanges” for the purposes of this Agreement so long as the aggregate consideration received by any Subsidiary of TWTC in connection with such exchange represents fair market value for the assets and cash being transferred by TWTC and its Subsidiaries (as determined in good faith by TWTC’s Board of Directors, whose determination shall be conclusive).

“Existing Credit Agreement”: the Credit Agreement, dated as of February 20, 2004, as heretofore amended, modified or supplemented, among TWTC, the Borrower, the lenders parties thereto, the syndication agent and co-documentation agents named therein, and Lehman Commercial Paper Inc., as administrative agent and collateral agent.

“Existing Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement, dated as of February 20, 2004, between TWTC, the Borrower, each subsidiary guarantor party thereto, and Lehman Commercial Paper Inc., as collateral agent.

“Existing TWTC Senior Notes”: the collective reference to (a) the 2008 Senior Notes and (b) the 2011 Senior Notes.

“Expiration Date”: as defined in the definition of the term “Cash Pay Preferred Stock”.

“Facility”: each of (a) the Term Loan B Commitments and the Term Loan B Loans made thereunder (the “Term Loan B Facility”) and (c) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”).

“FCC”: the Federal Communications Commission and any successor thereto.

“FCC License”: any community antenna relay service, broadcast auxiliary license, earth station registration, business radio, microwave or special safety radio service license issued by the FCC pursuant to the Communications Act of 1934, as amended.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Foreign Subsidiary”: any Subsidiary of TWTC (whether now or hereafter existing or acquired) that is not a Domestic Subsidiary.

“Former Parent Companies”: Time Warner Inc., Advance/Newhouse Partnership and the Affiliates of each of the foregoing.

“Funding Office”: the office of the Administrative Agent specified in Section 12.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Sections 4.1 and 4.22. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then TWTC and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating TWTC’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by TWTC, the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Gross Consolidated Senior First Lien Secured Leverage Ratio”: at any date, the ratio of (a) Consolidated Senior Secured Debt on such date to (b) Annualized Consolidated EBITDA for the most recent complete fiscal quarter of TWTC.

“Guarantee and Collateral Agreement”: the Amended and Restated Guarantee and Collateral Agreement, to be executed and delivered by TWTC, the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Hedge Agreements”: all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements entered into by TWTC or any of its Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

“High Yield Indentures”: the collective reference to the 2014 Senior Note Indenture and the Second Lien Note Indenture.

“High Yield Notes”: the collective reference to the 2014 Senior Notes and the Second Lien Notes.

“Immaterial Subsidiary”: any Subsidiary designated as an “Immaterial Subsidiary” by the Borrower in a written notice to the Administrative Agent which, when considered together with all other Immaterial Subsidiaries previously so designated by the Borrower which have not lost their designation as an “Immaterial Subsidiary” under the terms of the proviso below, have assets whose book value is not greater than 5% of the book value of the consolidated assets of TWTC and its Subsidiaries as shown on the most recent financial statements furnished by the Borrower to the Revolving Lenders under Section 6.1 or to the Term Loan B Lenders under Section 9.15; provided, however, that, any Subsidiary designated as an Immaterial Subsidiary under the method described above shall continue to be an Immaterial Subsidiary unless and until (a) the Borrower provides written notice to the Administrative Agent that such Immaterial Subsidiary shall no longer constitute an Immaterial Subsidiary or (b) the financial statements of the Borrower furnished to the Revolving Lenders under Section 6.1 or to the Term Loan B Lenders under Section 9.15 at any time after the designation of such Subsidiary as an Immaterial Subsidiary shall demonstrate that, in the aggregate, Subsidiaries designated by the Borrower as Immaterial Subsidiaries have assets whose book value is greater than 5% of the book value of the consolidated assets of TWTC and its Subsidiaries as reflected on such newly delivered financial statements and, in such circumstance, the Borrower shall promptly select one or more Immaterial Subsidiaries to be designated as not being Immaterial Subsidiaries such that the 5% threshold described above would no longer be violated and any Subsidiary so selected by the Borrower shall cease to be an Immaterial Subsidiary for all purposes of this Agreement and the other Loan Documents and shall promptly become a party to the Guarantee and Collateral Agreement and the Intercreditor Agreement in accordance with, and shall take such other actions as required by, Section 5.10 of the Guarantee and Collateral Agreement, unless and until such Subsidiary is re-designated as an Immaterial Subsidiary as provided above.

“Increased Facility Activation Notice”: a notice substantially in the form of Exhibit D-2.

“Increased Facility Closing Date”: any Business Day designated as such in an Increased Facility Activation Notice.

“Incremental Facility”: as defined in Section 2.1(c).

“Incremental Loans”: as defined in Section 2.1(c).

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all obligations of such Person with respect to Cash Pay Preferred Stock, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Sections 7.2, 8(e) and 10(d) only, all obligations of such Person in respect of derivative transactions (including, without limitation, Hedge Agreements). For purposes of this definition, the principal amount of any Cash Pay Preferred Stock shall be deemed to be its liquidation value. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indentures”: the collective reference to the 2008 Senior Note Indenture, the 2011 Senior Note Indenture, the 2014 Senior Note Indenture and the Second Lien Note Indenture.

“Initial Revolving Funding Date”: the first date on which both (a) the conditions precedent set forth in Section 5.2 shall have been satisfied or waived and (b) the Borrower shall have received the proceeds of an extension of credit under the Revolving Facility requested hereunder.

“Initial Revolving Termination Date”: February 20, 2009.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Subordinated Note”: a promissory note of the Borrower or a Wholly Owned Subsidiary Guarantor, substantially in the form of Exhibit G.

“Intercreditor Agreement”: the Intercreditor Agreement, dated as of February 20, 2004, among the Collateral Agent, the Second Lien Trustee, TWTC, the Borrower and the Subsidiary Guarantors from time to time party thereto, as the same may be amended, supplemented or otherwise modified from time to time.

“Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December while such Loan is outstanding and, with respect to Revolving Loans, the Revolving Termination Date and with respect to Term Loan B Loans, the Term Loan B Termination Date, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day during such period that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than (x) any Revolving Loan that is an ABR Loan and (y) any Swingline Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing, continuation or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six (or, with the consent of all Revolving Lenders (in the case of a Revolving Loan) or all Term Loan B Lenders (in the case of a Term Loan B Loan), nine or twelve) months thereafter, as selected by the Borrower in its notice of borrowing, notice of continuation or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six (or, with the consent of all Revolving Lenders (in the case of a Revolving Loan) or all Term Loan B Lenders (in the case of a Term Loan B Loan), nine or twelve) months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period for a Revolving Loan that would extend beyond the Revolving Termination Date or an Interest Period for a Term Loan B Loan that would extend beyond the date final payment is due on the Term Loan B Loans, as the case may be;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Investments”: for purposes of Section 7, as defined in Section 7.8 and, for purposes of Section 9, as defined in Section 9.1.

“Issuing Lender”: any Revolving Lender that has agreed in its sole discretion to act as an “Issuing Lender” hereunder and that has been approved in writing by the Borrower and the Administrative Agent (such approval by the Administrative Agent not unreasonably be delayed or withheld) as an “Issuing Lender” hereunder, in each case in its capacity as issuer of any Letter of Credit.

“Joint Lead Arrangers”: the collective reference to Wachovia Bank, National Association and Lehman Brothers Inc.

“L/C Commitment”: $25,000,000.

“L/C Fee Payment Date”: the last day of each March, June, September and December and the last day of the Revolving Commitment Period.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants”: the collective reference to all the Revolving Lenders other than the Issuing Lender.

“LCPI”: as defined in the preamble hereto.

“Lenders”: as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Letters of Credit”: as defined in Section 3.1(a).

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, the Intercreditor Agreement and the Notes.

“Loan Parties”: TWTC, the Borrower and each Subsidiary Guarantor; it being expressly understood and agreed that (i) from and after the date that a Subsidiary Guarantor has been released, whether pursuant to Section 12.14 or otherwise, such Person shall not thereafter be considered a Loan Party for purposes of this Agreement or any other Loan Document, and (ii) the final proviso to the definitions of “Subsidiary Guarantor” and “Specified Subsidiary” shall be applicable with respect to each Incremental Facility including, without limitation, the Term Loan B Facility.

“Majority Facility Lenders”: at any time, (i) the Required Revolving Lenders and (ii) the Required Term Loan B Lenders.

“Mandatory Prepayment Date”: as defined in Section 2.12(b).

“Material Adverse Effect”: a material adverse effect on (a) the business, property, operations or financial condition of TWTC and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent, the Collateral Agent or any Lender hereunder or thereunder.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Moody’s”: Moody’s Investors Service, Inc.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when, and to the extent, received), net of all attorneys’ fees and expenses, accountants’ fees and expenses, investment banking fees and expenses, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of all taxes paid or reasonably estimated to be payable as a result thereof and (b) in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of all attorneys’ fees and expenses, investment banking fees and expenses, accountants’ fees and expenses, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“New Lender”: as defined in Section 2.1(d).

“New Lender Supplement”: as defined in Section 2.1(d).

“Non-Cash Pay Preferred Stock”: any preferred stock of a Person that does not qualify as Cash Pay Preferred Stock.

“Non-Excluded Taxes”: as defined in Section 2.20(a).

“Non-U.S. Lender”: as defined in Section 2.20(d).

“Notes”: the Revolving Notes and the Term Loan B Loan Notes, collectively.

“Obligations”: the collective reference to (a) the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and Reimbursement Obligations and all other obligations and liabilities of the Borrower to the Administrative Agent, the Collateral Agent or to any Lender (or, in the case of Hedge Agreements, any Affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Hedge Agreement entered into with any Lender or any Affiliate of any Lender or any other document made, delivered or given in connection herewith or therewith, and (b) all Cash Management Obligations owed to any Lender or any Affiliate of any Lender, in each case, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent and the Collateral Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant”: a Revolving Participant or a Term Loan B Participant.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisitions”: any acquisition, by merger, consolidation, purchase or otherwise, by TWTC, the Borrower or any of their respective Subsidiaries of assets or Capital Stock of a Person or division or line of business of a Person so long as (a) no Revolving Default or Revolving Event of Default shall have occurred and be continuing or would result therefrom and (b) TWTC shall be in pro forma compliance with the covenants contained in Section 7.1, if, as and to the extent then in effect.

“Permitted Line of Business”: as defined in Section 7.15(a).

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Option Notice”: as defined in Section 2.12(b).

“Pricing Grid”: the pricing grid attached hereto as Annex A.

“Prime Rate”: as defined in the definition of “ABR”.

“Projections”: as defined in Section 6.2(c).

“Properties”: the facilities and properties owned, leased or operated by TWTC or any of its Subsidiaries.

“Rating Categories”: (a) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories); (b) with respect to Moody’s, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (c) the equivalent of any such category of S&P or Moody’s used by another rating agency. In determining whether the rating of the High Yield Notes has decreased by one or more gradations, gradations within Rating Categories (+ and – for S&P; 1, 2 and 3 for Moody’s; or the equivalent gradations for another rating agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

“Rating Decline”: (i) a decrease of one or more gradations (including gradations within Rating Categories as well as between Rating Categories) in the rating of the 2014 Senior Notes or the Second Lien Notes by both Moody’s and S&P or (ii) a withdrawal of the rating of the 2014 Senior Notes or the Second Lien Notes by both Moody’s and S&P, in each case directly as a result of a Change of Control; provided, however, that such decrease or withdrawal occurs on, or within 45 days following, the date of public notice of the occurrence of a Change of Control or of the intention by the Borrower, TWTC or a stockholder of the Borrower or TWTC, as applicable, to effect a Change of Control, which period shall be extended so long as the rating of the 2014 Senior Notes or the Second Lien Notes relating to the Change of Control as noted by the rating agency is under publicly announced consideration for downgrade by the applicable rating agency.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of TWTC or any of its Subsidiaries.

“Refinancing”: with respect to any Indebtedness, any refinancing, refunding, renewal or extension thereof. The term “Refinance” shall have the correlative meaning.

“Refunded Swingline Loans”: as defined in Section 2.8(b).

“Refunding Date”: as defined in Section 2.8(c).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, (i) the portion (if any) of the aggregate Net Cash Proceeds received by TWTC or any of its Subsidiaries in connection therewith that have not been applied to prepay the Term Loan B Loans pursuant to Section 2.12(a) as a result of the delivery of a Reinvestment Notice minus (ii) any amounts invested during the period commencing 6 months prior to such Reinvestment Event and ending on the date of such Reinvestment Event in property and assets of a nature or type or that are used in a business (or in one or more Persons having property and assets of a nature or type, or engaged in a business) similar or related to the nature and type of the property and assets of, or the business of, TWTC or any Subsidiary thereof on the date of such Reinvestment Event.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer of TWTC following the receipt by TWTC or any Subsidiary thereof of Net Cash Proceeds from one or more Asset Sales or a Recovery Events stating that (x) no Term Loan B Event of Default has occurred and is continuing at the date of such notice and (y) TWTC or a Subsidiary thereof intends and expects to use within 12 months of such Asset Sale or Recovery Event all or a specified portion of the Net Cash Proceeds received from such Asset Sale(s) or Recovery Event(s) to purchase or otherwise acquire, or to make an Investment in, property and assets (other than current assets) of a nature or type or that are used in a business (or in one or more Persons having property and assets of a nature or type, or engaged in a business) similar or related to the nature and type of the property and assets of, or the business of, TWTC and its Subsidiaries on the date of such purchase, acquisition, or Investment (as determined in good faith by TWTC’s Board of Directors, whose determination shall be conclusive).

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the excess, if any, of (i) the Reinvestment Deferred Amount relating thereto over (ii) the aggregate amount expended by TWTC or any Subsidiary thereof during the period commencing with such Reinvestment Event and ending twelve months after such Reinvestment Event.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the date occurring one year after such Reinvestment Event.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived.

“Required Lenders”: at any time, the holders of more than 50% of the sum of (i) the aggregate unpaid principal amount of the Term Loan B Loans then outstanding (or, prior to the Term Loan B Funding Date, the Term Loan B Commitments then in effect) and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated or have expired, the Total Revolving Extensions of Credit then outstanding.

“Required Revolving Lenders”: at any time, the holders of more than 50% of the Total Revolving Commitments then in effect or, if the Revolving Commitments have terminated, the holders of more than 50% of the Total Revolving Extensions of Credit then outstanding.

“Required Term Loan B Lenders”: at any time, the holders of more than 50% of the Term Loan B Loans then outstanding (or, prior to the Term Loan B Funding Date, the holders of more than 50% of the Term Loan B Commitments then in effect).

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president, treasurer, chief financial officer or chief accounting officer of TWTC or the Borrower, as applicable, but in any event, with respect to financial matters, the chief financial officer of TWTC or the Borrower, as applicable.

“Restricted Payments”: for purposes of Section 7, as defined in Section 7.6 and, for purposes of Section 9, as defined in Section 9.3.

“Restricted Subsidiary”: as defined in the Second Lien Note Indenture as in effect on the Effective Date, without giving effect to any amendment, supplement or other modification without the consent of the Required Term Loan B Lenders.

“Revolving Adjustment Date”: as defined in the Pricing Grid.

“Revolving Applicable Margin”: means, for any day, the applicable rate per annum set forth in the Pricing Grid.

“Revolving Assignee”: as defined in Section 12.6(c)(i).

“Revolving Assignment and Acceptance”: an Assignment and Acceptance, substantially in the form of Exhibit E-1.

“Revolving Assignor”: as defined in Section 12.6(c)(i).

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and to make or to participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Commitments is $110,000,000.

“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Compliance Certificate”: a certificate duly executed by a Responsible Officer of TWTC substantially in the form of Exhibit B.

“Revolving Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Revolving Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Facility”: as defined in the definition of the term “Facility”.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”: as defined in Section 2.1(a).

“Revolving Notes”: the collective reference to any promissory note, substantially in the form of Exhibit H-1, evidencing one or more Revolving Loans, as any such note may be amended, extended or otherwise modified from time to time.

“Revolving Participant”: as defined in Section 12.6(b)(i).

“Revolving Participant Register”: as defined in Section 12.6(b)(i).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments (or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding).

“Revolving Register”: as defined in Section 12.6(d)(i).

“Revolving Termination Date”: (a) the Initial Revolving Termination Date or (b) if any of the 2008 Senior Notes remain outstanding on April 14, 2008, the Accelerated Revolving Termination Date.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Second Lien Note Indenture”: the Indenture, dated as of February 20, 2004, between TWTC, the Borrower, certain of their respective affiliates, and the Second Lien Trustee relating to the Second Lien Notes, together with all instruments and other agreements entered into by TWTC or any of its affiliates in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 7.9.

“Second Lien Notes”: the Second Priority Senior Secured Floating Rate Notes due 2011 of the Borrower issued on or after the Closing Date.

“Second Lien Trustee”: Wells Fargo Bank, National Association, as trustee for the holders of the Second Lien Notes, and any successor thereto in such capacity.

“Secured Obligations”: as defined in the Guarantee and Collateral Agreement.

“Security Documents”: the collective reference to (a) the Guarantee and Collateral Agreement, (b) all other security documents (including mortgages or deeds of trust) hereafter delivered by a Loan Party to the Collateral Agent granting a first priority Lien on any property of such Loan Party to secure (inter alia) the Obligations and/or certain other Indebtedness or obligations secured on a pari passu basis with the Obligations and (c) the Intercreditor Agreement.

“Senior Secured Indebtedness”: of any Person at any date, any Indebtedness of such Person that (a) is not contractually subordinated to the Indebtedness under this Agreement and the other Loan Documents and (b) is secured by a first priority Lien on all or substantially all of the assets of such Person.

“Shell Subsidiary”: any Subsidiary of TWTC (x) that is a “shell” company having (a) assets (either directly or through any Subsidiary or other Capital Stock) with an aggregate value not exceeding $10,000 and (b) no business or operations or (y) that satisfies the requirements of clause (x)(a) above and is in the process of being liquidated or wound up in a voluntary liquidation.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise” after giving effect to the expected value of rights of indemnity, contribution and subrogation, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured after giving effect to the expected value of rights of indemnity, contribution and subrogation, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature after giving effect to the expected value of rights of indemnity, contribution and subrogation. For purposes of this definition, (i) ”debt” means liability on a “claim”, and (ii) ”claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“S&P”: Standard & Poor’s Ratings Services.

“Specified Change of Control”: a “Change of Control”, or like event, as defined in either High Yield Indenture (or any indenture governing any Refinancing of the Existing TWTC Senior Notes or the High Yield Notes or any indenture governing any Refinancing of any such refinancing Indebtedness).

“Specified Subsidiary”: Time Warner Telecom of Arizona LLC, Time Warner Telecom of Georgia, L.P., Time Warner Telecom-NY L.P., Time Warner Telecom of New Jersey, L.P., Time Warner Telecom of Hawaii, L.P., Time Warner Telecom of Indiana, L.P. and Time Warner Telecom of the Mid-South L.L.C., and any other Subsidiary formed or acquired after the Closing Date and identified as a “Specified Subsidiary” by TWTC in a written notice to the Administrative Agent and for which the approvals of any Governmental Authority or of any third party (other than TWTC or a Subsidiary) required (x) to permit TWTC or a Subsidiary to pledge the Capital Stock of such Subsidiary under the Guarantee and Collateral Agreement and/or (y) to permit such Subsidiary to become a party to the Guarantee and Collateral Agreement and the Intercreditor Agreement are unable to be obtained within 30 days following the formation or acquisition thereof; provided, that if (and for so long as) any such Subsidiary shall become and be a party to the Guarantee and Collateral Agreement, it shall cease to be a “Specified Subsidiary”; and provided, further, that notwithstanding the foregoing, a Subsidiary that would have been a “Specified Subsidiary” but for the operation of the foregoing proviso shall, with respect to any Incremental Facility and the liabilities and obligations of the Loan Parties thereunder and in connection therewith, nevertheless remain a “Specified Subsidiary” (and shall not be a “Subsidiary Guarantor”) with respect to such Incremental Facility until the earlier to occur of (i) such Specified Subsidiary’s receipt of all necessary consents, approvals, and authorizations from any Governmental Authority as are required to enable such Specified Subsidiary to guarantee the “Secured Obligations” (under and as defined in the Guarantee and Collateral Agreement) pursuant to Section 2 of the Guarantee and Collateral Agreement and to secure the “Secured Obligations” (as so defined) pursuant to Section 3 thereof, and (ii) the 180th day (or such greater number of days as the Administrative Agent may agree) next following the effective date of such Incremental Facility.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of TWTC.

“Subsidiary Guarantor”: each Subsidiary of TWTC other than (a) the Borrower, (b) any Foreign Subsidiary, (c) any Shell Subsidiary, (d) any Immaterial Subsidiary and (e) any Specified Subsidiary; provided, that a Subsidiary shall not be deemed to be a “Subsidiary Guarantor” until and unless it has become a party to the Guarantee and Collateral Agreement and the Intercreditor Agreement and shall cease to be a “Subsidiary Guarantor” from and after the date that it has been released, whether pursuant to Section 12.14 or otherwise; and provided, further, that notwithstanding the foregoing, a Specified Subsidiary that would have become a “Subsidiary Guarantor” as a result of the operation of the foregoing proviso shall, with respect to any Incremental Facility and the liabilities and obligations of the Loan Parties thereunder and in connection therewith, nevertheless remain a “Specified Subsidiary” (and shall not be a “Subsidiary Guarantor”) with respect to such Incremental Facility until the earlier to occur of (i) such Specified Subsidiary’s receipt of all necessary consents, approvals, and authorizations from any Governmental Authority as are required to enable such Specified Subsidiary to guarantee the “Secured Obligations” (under and as defined in the Guarantee and Collateral Agreement) pursuant to Section 2 of the Guarantee and Collateral Agreement and to secure the “Secured Obligations” (as so defined) pursuant to Section 3 thereof, and (ii) the 180th day (or such other later day as the Administrative Agent may agree) next following the effective date of such Incremental Facility.

“Supermajority Revolving Lenders”: at any time, the holders of more than 66 2/3% of the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the holders of more than 66 2/3% of the Total Revolving Extensions of Credit then outstanding.

“Supermajority Term Loan B Lenders”: at any time, the holders of more than 66 2/3% of the Term Loan B Loans then outstanding (or, if prior to the Term Loan B Funding Date, the holders of more than 66 2/3% of the Term Loan B Commitments then in effect).

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.7 in an aggregate principal amount at any one time outstanding not to exceed $15,000,000.

“Swingline Lender”: LCPI, in its capacity as the lender of Swingline Loans.

“Swingline Loans”: as defined in Section 2.7.

“Swingline Participation Amount”: as defined in Section 2.8(c).

“Syndication Agent”: as defined in the preamble hereto.

“Term Loan B Adjustment Date”: as defined in the Pricing Grid.

“Term Loan B Applicable Margin”: means, for any day, the applicable rate per annum set forth in the Pricing Grid for Term Loan B Loans; provided that prior to the first Term Loan B Adjustment Date occurring after the Effective Date, such applicable rate shall be (a) in the case of ABR Loans, 1.50%, and (b) in the case of Eurodollar Loans, 2.50%.

“Term Loan B Assignee”: as defined in Section 12.6(c)(ii).

“Term Loan B Assignment and Acceptance”: an Assignment and Acceptance, substantially in the form of Exhibit E-2.

“Term Loan B Assignor”: as defined in Section 12.6(c)(ii).

“Term Loan B Change of Control Prepayment Amount”: as defined in Section 2.25(b).

“Term Loan B Collateral Base Date”: the 180th day (or such other later day as the Administrative Agent may agree) after the Effective Date.

“Term Loan B Commitment”: as to any Lender, the obligation of such Lender, if any, to make Term Loan B Loans in an aggregate principal not to exceed the amount set forth under the heading “Term Loan B Commitment” opposite such Lender’s name on Schedule 1.1B or in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Term Loan B Commitments is $200,000,000.

“Term Loan B Default”: any of the events specified in Section 10, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Term Loan B Event of Default”: any of the events specified in Section 10, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Term Loan B Facility”: as defined in the definition of the term “Facility”.

“Term Loan B Funding Date”: the first date on which both (a) the conditions precedent set forth in Section 5.3 shall have been satisfied or waived and (b) the Borrower shall have received the proceeds of the Term Loan B Loans requested hereunder, in each case which shall be within 35 Business Days of the Effective Date.

“Term Loan B Lender”: each Lender that has a Term Loan B Commitment or that holds Term Loan B Loans.

“Term Loan B Loans”: as defined in Section 2.4.

“Term Loan B Loan Notes”: the collective reference to any promissory note, substantially in the form of Exhibit H-2, evidencing one or more Term Loan B Loans, as any such note may be amended, extended or otherwise modified from time to time.

“Term Loan B Participant”: as defined in Section 12.6(b)(ii).

“Term Loan B Participant Register”: as defined in Section 12.6(b)(ii).

“Term Loan B Percentage”: as to any Term Loan B Lender at any time, the percentage which such Lender’s Term Loan B Commitment then constitutes of the aggregate Term Loan B Commitments (or, at any time after the Term Loan B Funding Date, the percentage which the aggregate principal amount of such Lender’s Term Loan B Loans then outstanding constitutes of the aggregate principal amount of the Term Loan B Loans).

“Term Loan B Prepayment Amount”: as defined in Section 2.12(b).

“Term Loan B Register”: as defined in Section 12.6(b)(ii).

“Term Loan B Termination Date”: November 30, 2010; provided that the Term Loan B Termination Date shall be extended to November 30, 2012 if, on or before November 30, 2010, the 2011 Senior Notes and the Second Lien Notes are Refinanced to a maturity date no earlier than November 30, 2013.

“Time Warner Arrangements”: the collective reference to the capacity license of optical fibers and other property from Time Warner Cable, the facilities lease and the trade name license agreement between TWTC and Time Warner Inc. and its affiliates.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Transferee”: any Assignee or Participant.

“2008 Senior Note Indenture”: the Indenture, dated as of July 21, 1998, between Time Warner Telecom LLC and Time Warner Telecom Inc. (as predecessors in interest to TWTC) and The Chase Manhattan Bank (as predecessor in interest to JPMorgan Chase Bank, N.A.), as Trustee, relating to TWTC’s 2008 Senior Notes, together with all instruments and other agreements entered into by TWTC or any of its affiliates in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 7.9.

“2008 Senior Notes”: the 9 3/4% Senior Notes due 2008 of TWTC.

“2011 Senior Note Indenture”: the Indenture, dated as of January 29, 1001, between TWTC and The Chase Manhattan Bank (as predecessor in interest to JPMorgan Chase Bank, N.A.), as Trustee, relating to TWTC’s 2011 Senior Notes, together with all instruments and other agreements entered into by TWTC or any of its affiliates in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 7.9.

“2011 Senior Notes”: the 10 1/8% Senior Notes due 2011 of TWTC.

“2014 Senior Note Indenture”: the Indenture, dated as of February 20, 2004, between TWTC, the Borrower, certain of their respective affiliates, and Wells Fargo Bank, National Association, as Trustee, relating to the Borrower’s 2014 Senior Notes, together with all instruments and other agreements entered into by TWTC or any of its affiliates in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 7.9.

“2014 Senior Notes”: the Borrower’s 9-14% Senior Notes due 2014 issued on or after the Closing Date.

“TWTC”: as defined in the preamble hereto.

“TWTC Guarantee”: the Guarantee of TWTC of the Obligations of the Borrower with respect to the Term Loan B Loans pursuant to the Guarantee and Collateral Agreement.

“TWTC Subsidiary Guarantee”: the Guarantee of the Subsidiary Guarantors of the Obligations of the Borrower with respect to the Term Loan B Loans pursuant to the Guarantee and Collateral Agreement.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“United States”: the United States of America.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of TWTC.

1.2. Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or in any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and in any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to TWTC, the Borrower and their respective Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not so defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), and (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1. Revolving Commitments; Term Loan B Commitments; Additional Commitments; Incremental Facilities. (a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the sum of (i) the L/C Obligations then outstanding (other than any such L/C Obligations to be concurrently repaid with the proceeds of a Revolving Loan) and (ii) the aggregate principal amount of the Swingline Loans then outstanding (other than any such Swingline Loan to be concurrently repaid with the proceeds of a Revolving Loan), does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.13.

(b) The Borrower and any one or more Revolving Lenders (including New Lenders) may, with the consent of the Administrative Agent (such consent not unreasonably to be delayed, conditioned or withheld), at any time and from time to time after the Closing Date, agree that such Revolving Lenders shall obtain or increase the amount of their Revolving Commitments by executing and delivering to the Administrative Agent an Increased Facility Activation Notice specifying (i) the amount of such increase and (ii) the applicable Increased Facility Closing Date. Notwithstanding the foregoing, without the consent of the Required Revolving Lenders, (i) no more than five Increased Facility Closing Dates may be selected by the Borrower during the term of this Agreement (and, for this purpose, the Effective Date shall constitute one of such five dates) and (ii) after giving effect to any borrowings under the additional Revolving Commitments provided herein, the Gross Consolidated Senior First Lien Secured Leverage Ratio, calculated on a pro forma basis as of the last day of the most recently ended fiscal quarter of TWTC for which financial statements have been furnished under Section 6 of this Agreement, shall not exceed 1.50 to 1.0. No Lender shall have any obligation to participate in any increase described in this paragraph unless it agrees in writing to do so in its sole discretion. In addition, without the consent of the Majority Facility Lenders, the aggregate amount of all additional Revolving Commitments provided under this Section 2.1(b) (together with all Incremental Facilities provided under Section 2.1(c) below) shall not exceed $310,000,000.

(c) As an alternative or in addition to Section 2.1(b) above, the Borrower and any one or more Lenders (including New Lenders) may, with the consent of the Administrative Agent (such consent not unreasonably to be delayed, conditioned or withheld), at any time and from time to time after the Closing Date, agree that such Lenders shall make one or more term loan facilities (each, an “Incremental Facility”; the loans thereunder, the “Incremental Loans”) available to the Borrower. Each Incremental Facility may be documented by a supplement to this Agreement signed by TWTC, the Borrower, the Administrative Agent and the Lenders party thereto. Notwithstanding the foregoing, without the consent of the Required Lenders, (i) the Incremental Loans shall not have a stated maturity prior to the Revolving Termination Date then in effect and (ii) after giving effect to any Incremental Facility and the borrowings contemplated thereunder, (x) no Revolving Default or Revolving Event of Default shall have occurred and be continuing, (y) TWTC shall be in pro forma compliance with the covenants contained in Section 7.1 to the extent such covenants are then in effect and (z) the Gross Consolidated Senior First Lien Secured Leverage Ratio, calculated on a pro forma basis as of the last day of the most recently ended fiscal quarter of TWTC for which financial statements have been furnished under Section 6 of this Agreement, shall not exceed 1.50 to 1.0. No Lender shall have any obligation to participate in an Incremental Facility unless it agrees in writing to do so in its sole discretion. In addition, without the consent of the Majority Facility Lenders, the aggregate amount of all Incremental Facilities (together with the amount of any additional Revolving Commitments provided under Section 2.1(b) above) shall not exceed $310,000,000. For the avoidance of doubt, it is understood and agreed that the Term Loan B Facility shall constitute an Incremental Facility for all purposes hereunder and under the other Loan Documents.

(d) Any additional bank, financial institution or other entity which, with the consent of the Borrower and the Administrative Agent (such consent not unreasonably to be delayed, conditioned or withheld), elects to become a “Lender” under this Agreement in connection with any transaction described in Section 2.1(b) or 2.1(c) shall execute a

New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit D-1 (with such additions, deletions and other modifications to such form as may be required properly to identify the applicable Incremental Facility and the rights and obligations of the New Lender (as hereinafter defined) thereunder and in connection therewith, it being expressly understood and agreed that such additions, deletions and modifications shall be satisfactory to the Administrative Agent (such approval not unreasonably to be delayed, conditioned or withheld) and the Borrower), whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.

(e) Unless otherwise agreed by the Administrative Agent, if Revolving Loans are then outstanding and the Borrower wishes to borrow under the additional Revolving Commitments provided under Section 2.1(b), the Borrower shall repay all Revolving Loans then outstanding and reborrow under the Revolving Commitments then in effect (after giving effect to such additional Revolving Commitments) on a pro rata basis.

2.2. Procedure for Revolving Loan Borrowing. In order to effect a borrowing under the Revolving Facility, the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 2:00 P.M., New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans) specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective lengths of the initial Interest Period therefor. Each borrowing shall be in an aggregate amount equal to (w) in the case of ABR Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $5,000,000, such lesser amount) and (x) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.8. Upon receipt of such notice the Administrative Agent shall promptly notify each Revolving Lender thereof. Not later than 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower, each Revolving Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Revolving Loan to be made by such Revolving Lender. The Administrative Agent shall promptly credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders, in each case in immediately available funds.

2.3. Repayment of Revolving Loans.(a) The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

(b) If on any date the Total Revolving Extensions of Credit exceed the Total Revolving Commitments then in effect, the Borrower shall, on such date, repay outstanding Revolving Loans and/or cash collateralize Letters of Credit so that the Total Revolving Extensions of Credit do not exceed the Total Revolving Commitments then in effect.

2.4. Term Loan B Commitments. Subject to the terms and conditions hereof, each Term Loan B Lender severally agrees to make a term loan (collectively, the “Term Loan B Loans”) under the Term Loan B Facility to the Borrower on the Term Loan B Funding Date in an amount not to exceed the amount of the Term Loan B Commitment of such Lender. The Term Loan B Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.6 and 2.13.

2.5. Repayment of Term Loan B Loans. On the last day of each March, June, September, and December of each year, commencing March 31, 2006, and until the Term Loan B Termination Date, the Borrower shall repay the outstanding Term Loan B Loans in an amount equal to 1/4 of 1% of the original aggregate principal amount of the Term Loan B Loans. The Borrower shall repay all remaining outstanding Term Loan B Loans on the Term Loan B Termination Date.

2.6. Procedure for Term Loan B Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 2:00 P.M., New York City time, (a) three Business Days prior to the Term Loan B Funding Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the Term Loan B Funding Date, in the case of ABR Loans) requesting that the Term Loan B Lenders make the Term Loan B Loans on the Term Loan B Funding Date and specifying (i) the amount and Type of Term Loan B Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective lengths of the initial Interest Period therefor. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Loan B Lender thereof. Not later than 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower each Term Loan B Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan B Loan or Term Loan B Loans to be made by such Term Loan B Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Loan B Lenders in immediately available funds.

2.7. Swingline Commitment. (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans hereunder, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if (a) after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof, or (b) the conditions set forth in Section 5.4 are not satisfied. Swingline Loans shall be ABR Loans only.

(b) The Borrower shall repay all outstanding Swingline Loans on the Revolving Termination Date.

2.8. Procedure for Swingline Borrowing; Refunding of Swingline Loans. (a) Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 2:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of

Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall promptly make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent on such Borrowing Date in immediately available funds (unless in the notice of borrowing the Borrower gives instructions that the funds shall be wired to another account, in which case the funds shall be so wired to the designated account prior to 3:00 P.M., New York City time).

(b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.8(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.8(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.8(b) (the “Refunding Date”), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e) Each Revolving Lender’s obligation to make the Loans referred to in Section 2.8(b) and to purchase participating interests pursuant to Section 2.8(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Revolving Default or a Revolving Event of Default or the failure to satisfy any of the other conditions specified in Section 5 (other than Section 5.3); (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.9. Commitment Fees, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December prior to, and on, the Revolving Termination Date, commencing on the first of such dates to occur after the date hereof.

(b) The Borrower agrees to pay to the Administrative Agent for the account of each Term Loan B Lender a commitment fee for the period from and including the Effective Date to but not including the earlier to occur of (i) the Term Loan Funding Date and (ii) the termination of the Term Loan B Commitments, computed at the Commitment Fee Rate on the average daily amount of the Term Loan B Commitment of such Term Loan B Lender during the period for which payment is made, payable on the earlier to occur of such dates.

(c) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Administrative Agent.

2.10. Optional Termination or Reduction of Revolving Commitments. The Borrower shall have the right, upon notice (or, when accompanied by a prepayment of ABR Loans or Eurodollar Loans, not less than one or three Business Days’ notice, respectively) to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce ratably and permanently the Revolving Commitments then in effect. For purposes of the Existing Credit Agreement (x) accrued and unpaid commitment fees to the Effective Date shall be payable on December 31, 2005 and (y) the notice referred to in the first sentence of Section 2.10 of the Existing Credit Agreement with respect to the reduction of the Revolving Commitments referred to therein shall not be required with respect to the transactions contemplated by this Agreement to occur on the Effective Date.

2.11. Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurodollar Loans and at least one Business Day prior thereto in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.17. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

2.12. Mandatory Prepayments. (a) If on any date TWTC, the Borrower or any Subsidiary shall receive Net Cash Proceeds in excess of $20,000,000 from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied, pursuant to Section 2.12(b), toward the prepayment of the Term Loan B Loans of each Term Loan B Lender that accepts an offer of such prepayment as set forth in Section 2.12(b). If a Reinvestment Notice has been delivered with respect to a Reinvestment Event, then on the relevant Reinvestment Prepayment Date an amount equal to the Reinvestment Prepayment Amount with respect to such Reinvestment Event shall be applied toward the prepayment of the Term Loan B Loans of each Term Loan B Lender that accepts an offer of such prepayment as set forth in Section 2.12(b). Any prepayments of the Term Loan B Loans of each Term Loan B Lender that accepts an offer of such prepayment shall be made prior to the time when the Borrower is required to make an “Offer to Purchase” (as defined in the Second Lien Note Indenture) pursuant to Section 4.11(c) of the Second Lien Note Indenture.

(b) With respect to the amount of any mandatory prepayment described in Section 2.12(a) (such amount, the “Term Loan B Prepayment Amount”), the Borrower will, on the date specified in Section 2.12(a) for such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent prepare and provide to each Term Loan B Lender a notice (each, a “Prepayment Option Notice”). As promptly as practicable after receiving such notice from the Borrower, the Administrative Agent will send to each Term Loan B Lender a Prepayment Option Notice, which shall be in the form of Exhibit I-1, and shall include an offer by the Borrower to prepay on the date (each a “Mandatory Prepayment Date”) that is 5 Business Days after the date of the Prepayment Option Notice, the relevant Term Loan B Loans of such Term Loan B Lender by an amount equal to the portion of the Term Loan B Prepayment Amount indicated in such Term Loan B Lender’s Prepayment Option Notice as being applicable to such Term Loan B Lender’s Term Loan B Loans. On the Mandatory Prepayment Date, (i) the Borrower shall pay to the Administrative Agent for the account of the relevant Term Loan B Lenders the aggregate amount necessary to prepay that portion of the outstanding relevant Term Loan B Loans in respect of which such Term Loan B Lenders have accepted prepayment as described above and the Borrower shall be entitled to retain the remaining portion of the Term Loan B Prepayment Amount not accepted by the relevant Term Loan B Lenders.

(c) Amounts to be applied in connection with prepayments made as so accepted by the Term Loan B Lenders pursuant to Section 2.12(b) shall be applied to the prepayment of the Term Loan B Loans in accordance with Section 2.18(c). The application of any prepayment pursuant to Section 2.12 shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Term Loan B Loans under Section 2.12 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

2.13. Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that (i) no ABR Loan which is a Revolving Loan may be converted into a Eurodollar Loan which is a Revolving Loan when any Revolving Event of Default has occurred and is continuing and the Administrative Agent or the Required Revolving Lenders have determined in its or their sole discretion not to permit such conversions and (ii) no ABR Loan which is a Term Loan B Loan may be converted into a Eurodollar Loan which is a Term Loan B Loan when any Term Loan B Event of Default has occurred and is continuing and the Administrative Agent or the Required Term Loan B Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that (i) no Eurodollar Loan which is a Revolving Loan may be continued as such when any Revolving Event of Default has occurred and is continuing and the Administrative Agent or the Required Revolving Lenders have determined in its or their sole discretion not to permit such continuations and (ii) no Eurodollar Loan which is a Term Loan B Loan may be continued as such when any Term Loan B Event of Default has occurred and is continuing and the Administrative Agent or the Required Term Loan B Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof.

2.14. Limitations on Eurodollar Loans. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than 10 Eurodollar Tranches shall be outstanding at any one time.

2.15. Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate then applicable to ABR Loans plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.16. Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.15.

2.17. Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Required Revolving Lenders or the Required Term Loan B Lenders, as the case may be, that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) either the Borrower may withdraw any request for a borrowing of Eurodollar Loans or any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Revolving Loans or Term Loan B Loans, as the case may be. that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Revolving Loans or Eurodollar Term Loan B Loans, as the case may be, shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.

2.18. Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Revolving Lenders hereunder, each payment by the Borrower on account of any commitment fee payable with respect to the Revolving Commitments and any reduction of the Revolving Commitments of the Revolving Lenders shall be made pro rata according to the respective Revolving Percentages of the relevant Revolving Lenders. Each borrowing by the Borrower from the Term Loan B Lenders hereunder, each payment by the Borrower on account of any commitment fee payable with respect to the Term Loan B Commitments and any reduction of the Term Loan B Commitments of the Term Loan B Lenders shall be made pro rata according to the respective Term Loan B Percentages of the relevant Term Loan B Lenders.

(b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loan B Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loan B Loans then held by the Term Loan B Lenders (except as otherwise provided in Sections 2.12(b) and 2.25(b)). The amount of each principal prepayment of the Term Loan B Loans of any Term Loan B Lender shall be applied to reduce ratably the then remaining installments of the Term Loan B Loans of such Term Loan B Lender based upon the then remaining principal amounts thereof. Amounts repaid or prepaid on account of the Term Loan B Loans may not be reborrowed.

(d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Revolving Lenders (in the case of a payment made pursuant to the Revolving Facility) or the Term Loan B Lenders (in the case of a payment made pursuant to the Term Loan B Facility), at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Revolving Lenders (in the case of a payment made pursuant to the Revolving Facility) or the Term Loan B Lenders (in the case of a payment made pursuant to the Term Loan B Facility) promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) (i) Unless the Administrative Agent shall have been notified in writing by any Revolving Lender prior to a borrowing under the Revolving Facility that such Revolving Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Revolving Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Revolving Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Revolving Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Revolving Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Revolving Lender’s share of such borrowing is not made available to the Administrative Agent by such Revolving Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum then applicable to ABR Loans, on demand, from the Borrower (it being understood and agreed that any payment by the Borrower pursuant to the foregoing shall be without prejudice to its rights against any defaulting Revolving Lender.

(ii) Unless the Administrative Agent shall have been notified in writing by any Term Loan B Lender prior to a borrowing under the Term Loan B Facility that such Term Loan B Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Term Loan B Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Term Loan B Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Term Loan B Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Term Loan B Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Term Loan B Lender’s share of such borrowing is not made available to the Administrative Agent by such Term Loan B Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum then applicable to ABR Loans, on demand, from the Borrower (it being understood and agreed that any payment by the Borrower pursuant to the foregoing shall be without prejudice to its rights against any defaulting Term Loan B Lender).

(f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment being made hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Revolving Lenders (in the case of payment made pursuant to the Revolving Facility) or the Term Loan B Lenders (in the case of a payment made pursuant to the Term Loan B Facility) their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days of such required date, the Administrative Agent shall be entitled to recover, on demand, from each Revolving Lender (in the case of payment made pursuant to the Revolving Facility) or each Term Loan B Lenders (in the case of a payment made pursuant to the Term Loan B Facility) to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

2.19. Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.20 and changes in the rate of tax on the overall net income of such Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost actually incurred or reduced amount actually received; provided that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than 90 days prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such 90-day period shall be extended to include the period of such retroactive effect. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly (and, in any event, within three months) notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction; provided that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than 90 days prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such 90-day period shall be extended to include the period of such retroactive effect.

(c) A certificate, setting forth a reasonably detailed explanation as to the reason for any additional amounts payable pursuant to this Section, as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.20. Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent, the Collateral Agent or any Lender as a result of a present or former connection between the Administrative Agent, the Collateral Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent, the Collateral Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent, the Collateral Agent or any Lender hereunder, the amounts so payable to the Administrative Agent, the Collateral Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent, the Collateral Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any

Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time the Lender becomes a party to this Agreement, except as, and to the extent that ,such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the Collateral Agent or the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent, the Collateral Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

(d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit F and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f) If any payee receives a refund of any Non-Excluded Taxes or Other Taxes paid by the Borrower under this Section 2.20, which refund in the sole judgment of such payee is allocable to such payment, such payee shall promptly pay over to the Borrower the amount of such refund, net of all out-of-pocket expenses of such payee; provided, however, that the Borrower, upon the request of such payee, agrees to repay the amount paid over to the Borrower to such payee in the event such Lender, the Collateral Agent or the Administrative Agent is required to repay such refund.

(g) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.21. Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, as the case may be, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.22. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.19 or 2.20(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans and other extensions of credit affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.19 or 2.20(a).

2.23. Replacement of Lenders. (a) The Borrower shall be permitted to replace any Revolving Lender that (x) requests reimbursement for amounts owing pursuant to Section 2.19 or 2.20(a) or (y) defaults in its obligation to make Revolving Loans (or, in the case of the Swingline Lender, Swingline Loans or, in the case of the Issuing Lender, defaults in its obligation to issue Letters of Credit) hereunder, with a replacement financial institution or other entity; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Revolving Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Revolving Lender shall not have eliminated, after requested to do so by the Borrower, the continued need for payment of amounts owing pursuant to Section 2.19 or 2.20(a), (iv) the replacement financial institution or other entity shall purchase, at par, all Revolving Loans and other amounts owing to such replaced Revolving Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Revolving Lender under Section 2.21 if any Eurodollar Loan owing to such replaced Revolving Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution or other entity, if not already a Revolving Lender, shall be reasonably satisfactory to the Administrative Agent (such approval not unreasonably to be delayed or withheld), (vii) the replaced Revolving Lender shall be obligated to make such replacement in accordance with the provisions of Section 12.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.19 or 2.20(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Revolving Lender shall have against the replaced Revolving Lender.

(b) The Borrower shall be permitted to replace any Term Loan B Lender that (x) requests reimbursement for amounts owing pursuant to Section 2.19 or 2.20(a) or (y) defaults in its obligation to make Term Loan B Loans hereunder, with a replacement financial institution or other entity; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Term Loan B Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Term Loan B Lender shall not have eliminated, after requested to do so by the Borrower, the continued need for payment of amounts owing pursuant to Section 2.19 or 2.20(a), (iv) the replacement financial institution or other entity shall purchase, at par, all Term Loan B Loans and other amounts owing to such replaced Term Loan B Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Term Loan B Lender under Section 2.21 if any Eurodollar Loan owing to such replaced Term Loan B Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution or other entity, if not already a Term Loan B Lender, shall be reasonably satisfactory to the Administrative Agent (such approval not unreasonably to be delayed or withheld), (vii) the replaced Term Loan B Lender shall be obligated to make such replacement in accordance with the provisions of Section 12.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.19 or 2.20(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Term Loan B Lender shall have against the replaced Term Loan B Lender.

(c) If, in connection with any proposed amendment, modification, waiver or termination pursuant to Section 12.1 (a “Proposed Change”) the consent of at least two-thirds of the required vote is obtained, but the consent of one or more Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (c) being referred to as a “Non-Consenting Lender”), then, one or more Persons who have consented to such Proposed Change and are designated by the Borrower (which for purposes of this Section 2.23(c) shall not be the Borrower or any of its Affiliates) and reasonably acceptable to the Administrative Agent (such acceptance not unreasonably to be withheld or delayed) shall have the right (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting

Lenders agree that they shall, upon the Borrower’s request, sell and assign to such Person(s), all of the Loans and Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non-Consenting Lenders and all accrued and unpaid interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated at par pursuant to a Revolving Assignment and Assumption or a Term Loan B Assignment and Assumption, as the case may be.

2.24. Change of Control (Revolving Facility). Upon the occurrence of a Change of Control Triggering Event or a Specified Change of Control, (i) the Borrower shall not have any right to request an extension of credit under the Revolving Facility and (ii) at the request of the Required Revolving Lenders (or of the Administrative Agent acting at the request or with the consent of the Required Revolving Lenders), (a) the Borrower shall immediately repay all extensions of credit under the Revolving Facility then outstanding under this Agreement and the other Loan Documents and (b) all Revolving Commitments shall immediately terminate, without other or further action by any Person.

2.25. Change of Control (Term Loan B Facility). (a) Upon the occurrence of a Change of Control Triggering Event, the Borrower shall immediately prepay all outstanding Term Loan B Loans of each Term Loan B Lender that requests such prepayment in accordance with Section 2.25(b).

(b) With respect to the amount of any prepayment described in Section 2.25(a) (such amount, the “Term Loan B Change of Control Prepayment Amount”), the Borrower will, in lieu of applying such amount to the prepayment of Term Loan B Loans as provided in paragraph 2.12(c), on the date specified in Section 2.25(a) for such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent prepare and provide to each Term Loan B Lender a notice (each, a “Change of Control Prepayment Option Notice”) as described below. As promptly as practicable after receiving such notice from the Borrower, the Administrative Agent will send to each Term Loan B Lender a Change of Control Prepayment Option Notice, which shall be in the form of Exhibit I-2, and shall include an offer by the Borrower to prepay on the date (each a “Change of Control Prepayment Date”) that is 10 Business Days after the date of the Change of Control Prepayment Option Notice, the relevant Term Loan B Loans of such Term Loan B Lender by an amount equal to the portion of the Term Loan B Change of Control Prepayment Amount indicated in such Term Loan B Lender’s Change of Control Prepayment Option Notice as being applicable to such Term Loan B Lender’s Term Loan B Loans. On the Change of Control Prepayment Date, (i) the Borrower shall pay to the relevant Term Loan B Lenders the aggregate amount necessary to prepay that portion of the outstanding relevant Term Loan B Loans in respect of which such Term Loan B Lenders have accepted prepayment as described above and the Borrower shall be entitled to retain the remaining portion of the Term Loan B Change of Control Prepayment Amount not accepted by the relevant term Loan B Lenders.

SECTION 3. LETTERS OF CREDIT

3.1. L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing

Lender; provided that the Issuing Lender shall not issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars, (ii) have a face amount of at least $500,000 (unless otherwise agreed by the Issuing Lender) and (iii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b) The Issuing Lender shall not issue any Letter of Credit hereunder if (i) such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law or (ii) the conditions set forth in Section 5.4 are not satisfied.

3.2. Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower or at its direction promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3. Fees and Other Charges. (a) The Borrower will pay a fee on the undrawn portion of all outstanding Letters of Credit at a per annum rate equal to the Revolving Applicable Margin then in effect with respect to Eurodollar Loans, shared ratably among the Revolving Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee of 0.25% per annum on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each L/C Fee Payment Date after the issuance date.

(b) In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4. L/C Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk, an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent, for the account of the Issuing Lender, upon demand at the Administrative Agent’s Funding Office (and thereafter the Administrative Agent shall promptly pay to the Issuing Lender) an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.

(b) If any amount required to be paid by any L/C Participant to the Administrative Agent, for the account of the Issuing Lender, pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is not paid to the Issuing Lender within three Business Days after the date such payment is due, the Issuing Lender shall so notify the Administrative Agent, who shall notify such L/C Participant and such L/C Participant shall pay to the Administrative Agent, for the account of the Issuing Lender on demand (and thereafter the Administrative Agent shall promptly pay to the Issuing Lender) an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Administrative Agent, for the account of the Issuing Lender, by such L/C Participant within three Business Days after the date such payment is due, the Administrative Agent on behalf of the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans. A certificate the Administrative Agent submitted on behalf of the Issuing Lender submitted to any L/C Participant with respect to any such amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from the Administrative Agent any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to the Administrative Agent, for the account of such L/C Participant (and thereafter the Administrative Agent shall promptly pay such L/C Participant), its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Administrative Agent, for the account of the Issuing Lender (and thereafter the Administrative Agent shall promptly pay to the Issuing Lender), the portion thereof previously distributed by the Issuing Lender.

3.5. Reimbursement Obligation of the Borrower. Unless otherwise agreed by the Issuing Lender and the Required Lenders, the Borrower agrees to reimburse the Issuing Lender on each date on which the Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender at its address for notices specified herein in lawful money of the United States and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this Section from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate set forth in (i) until the second Business Day following the date of the applicable drawing, Section 2.15(b) and (ii) thereafter, Section 2.15(c).

3.6. Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions resulting from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

3.7. Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8. Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 4. REPRESENTATIONS AND WARRANTIES

(A) Representations and Warranties with respect to the Revolving Commitments.

To induce the Administrative Agent and the Revolving Lenders to enter into this Agreement and to induce the Revolving Lenders to make the Revolving Loans and issue or participate in the Letters of Credit, TWTC (as to itself and its Subsidiaries) and the Borrower (as to itself and its Subsidiaries) hereby severally represent and warrant to the Administrative Agent, the Collateral Agent and each Revolving Lender that:

4.1. Financial Condition. The audited consolidated balance sheet of TWTC as at December 31, 2004, and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from Ernst & Young LLP, present fairly the consolidated financial condition of TWTC as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended. The unaudited consolidated balance sheet of TWTC as at September 30, 2005, and the related unaudited consolidated statements of income and cash flows for the nine-month period ended on such date, present fairly the consolidated financial condition of TWTC as at such date, and the consolidated results of its operations and its consolidated cash flows for the nine-month period then ended (subject to normal year-end adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). TWTC and its Subsidiaries do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2004 to and including the Effective Date there has been no Disposition by TWTC or any of its Subsidiaries of any material part of its business or property.

4.2. No Change. Since December 31, 2004, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3. Existence; Compliance with Law. Each of TWTC and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority under its constitutive documents, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that any failure to have such power, authority or right, as the case may be, could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation, partnership or limited liability company, as the case may be, and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified, could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4. Power; Authorization; Enforceable Obligations. Each Loan Party will have the power and authority under its constitutive documents, and the legal right, to make, deliver and perform the Loan Documents to which it is a party prior to the execution of any such Loan Documents, subject, in the case of a Subsidiary Guarantor or a Specified Subsidiary, to the final proviso to each such definition. The Borrower has the power and authority under its constitutive documents, and the legal right, to obtain extensions of credit under the Revolving Commitments. Each Loan Party will have taken all necessary organizational action under its constitutive documents to authorize the execution, delivery and performance of the Loan Documents to which it is a party prior to the execution of any such Loan Documents, subject, in the case of a Subsidiary Guarantor or a Specified Subsidiary, to the final proviso to each such definition. The Borrower has taken all necessary organizational action under its constitutive documents to authorize the extensions of credit under the Revolving Commitments on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents by or on behalf of the Loan Parties, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices shall be obtained or made and shall be in full force and effect within 180 days (or such greater number of days as the Administrative Agent may agree) of the Effective Date (except that no such filings will have been obtained or made with respect to certain real and personal property excluded from the Collateral under the Security Documents) and (ii) the filings referred to in Section 4.19. This Agreement has been, and each other Loan Document as of its date will be, duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5. No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings under the Revolving Commitments and the use of the proceeds of the Revolving Loans will not violate any Requirement of Law or any Contractual Obligation of TWTC or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens permitted under Section 7.3 and other than the potential violation of any Contractual Obligation which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect). No Requirement of Law or Contractual Obligation applicable to TWTC or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

4.6. Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of TWTC or the Borrower, threatened by or against TWTC or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7. No Default. Neither TWTC nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Revolving Default or Revolving Event of Default has occurred and is continuing.

4.8. Ownership of Property; Liens. Each of TWTC and its Subsidiaries has title in fee simple to, or a valid leasehold interest (or a license or an indefeasible right of use) in, all its real property, and good title to, or a valid leasehold interest (or a license or an indefeasible right of use) in, all its other property, and none of such property is subject to any Lien except (x) as permitted by Section 7.3 and (y) for any immaterial defects in title.

4.9. Intellectual Property. TWTC and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted except (a) certain licenses relating to certain trademarks, tradenames and similar Intellectual Property owned by Time Warner, Inc. may be withdrawn at the election of Time Warner, Inc. and (b) certain minor imperfections and other adverse interests which could not reasonably be expected to have a Material Adverse Effect may exist with respect to certain Intellectual Property. To the knowledge of TWTC or the Borrower, no claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property that could reasonably be expected to have a Material Adverse Effect, nor does TWTC or any of its Subsidiaries know of any valid basis for any such claim. The use of Intellectual Property by TWTC and its Subsidiaries does not infringe on the rights of any Person to the extent or in a manner that could reasonably be expected to have Material Adverse Effect.

4.10. Taxes. Each of TWTC and its Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith and with respect to which reserves in conformity with GAAP have been provided on the books of TWTC or its Subsidiaries, as the case may be); no tax Lien has been filed, and, to the knowledge of TWTC and the Borrower, no material claim is being asserted, with respect to any such tax, fee or other charge.

4.11. Federal Regulations. No part of the proceeds of any Revolving Loans, and no other extensions of credit under the Revolving Commitments, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Revolving Lender (acting through the Administrative Agent), the Borrower will furnish to the Administrative Agent for the account of each Revolving Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.12. Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against TWTC or any of its Subsidiaries pending or, to the knowledge of TWTC or the Borrower, threatened; (b) hours worked by and payment made to employees of TWTC and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from TWTC or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of TWTC or the relevant Subsidiary.

4.13. ERISA. Neither a Reportable Event with respect to a Plan which, if terminated, would result in material liability nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan, other than a standard termination pursuant to Section 4041(b) of ERISA, has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period, in either case with respect to which the Borrower has any outstanding liability. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA which has not been satisfied as of the Effective Date, and neither the Borrower nor any Commonly Controlled Entity would to the knowledge of the Borrower become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

4.14. Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board and certain laws and regulations regulating utilities) that limits its ability to incur Indebtedness.

4.15. Subsidiaries. Schedule 4.15 sets forth, as of the Effective Date, the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party, and there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary of TWTC, except as created by the Loan Documents or the security documents relating to the Second Lien Notes.

4.16. Use of Proceeds. The proceeds of the Revolving Loans, the Swingline Loans and the Letters of Credit shall be used for general corporate purposes of TWTC, the Borrower and their respective Subsidiaries.

4.17. Environmental Matters. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the Properties do not contain any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute a violation of, or could reasonably be expected to give rise to liability under, any Environmental Law;

(b) neither TWTC nor any of its Subsidiaries has received any written notice of any violation, alleged violation, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does TWTC or the Borrower have knowledge that any such notice will be received or is being threatened;

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of TWTC or the Borrower, threatened, under any Environmental Law to which TWTC or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders outstanding under any Environmental Law with respect to the Properties or the Business;

(e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of TWTC or any Subsidiary in connection with the Properties or otherwise in connection with the

Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws; and

(f) the Properties and all operations at the Properties or otherwise in respect to the Business are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws.

4.18. Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Revolving Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the Effective Date), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein, when taken as a whole and in conjunction with TWTC’s public filings and disclosures, not misleading. The projections contained in the materials referenced above were based upon good faith estimates and assumptions believed by management of TWTC to be reasonable at the time made, it being recognized by the Revolving Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. As of the Effective Date, there is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in TWTC’s public filings and disclosures, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished prior to the Effective Date by or on behalf of any Loan Party to the Administrative Agent and the Revolving Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.19. Security Documents. The Guarantee and Collateral Agreement is effective to create in favor of the Collateral Agent a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the pledged stock described in the Guarantee and Collateral Agreement, when stock certificates representing such pledged stock (together with blank assignments) are delivered to the Collateral Agent (or the Collateral Agent otherwise obtains control thereof under the UCC) (and for so long as they are held by the Collateral Agent in the State of New York), and in the case of the other Collateral (other than that which is required to be perfected by possession or control) described in the Guarantee and Collateral Agreement, when Uniform Commercial Code financing statements and other filings specified on Schedule 3 to the Guarantee and Collateral Agreement in appropriate form are filed in the offices specified on Schedule 3 to the Guarantee and Collateral Agreement, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof to the extent perfection may be accomplished by the filing of such Uniform Commercial Code financing statements and other filings, as security for the Secured Obligations, in each case prior and superior in right to any other Person (except Liens permitted by Section 7.3).

4.20. Solvency. Except for any Shell Subsidiaries, each Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be and will continue to be, Solvent.

4.21. Priority Lien Debt. The Obligations constitute (i) “Priority Lien Debt” (or any other term having a similar meaning) of the Borrower under and as defined in the High Yield Indentures (and any indenture governing any Refinancing of the Existing Senior Notes or the High Yield Notes, if

applicable, and any indenture governing any Refinancing of any such refinancing Indebtedness, if applicable) and (ii) “First Priority Obligations” under and as defined in the Intercreditor Agreement. The obligations of each Subsidiary Guarantor under the Guarantee and Collateral Agreement constitute (i) “Priority Lien Debt” (or any other term having a similar meaning) of such Subsidiary Guarantor under and as defined in the High Yield Indentures (and any indenture governing any Refinancing of the Existing Senior Notes or the High Yield Notes, if applicable, and any indenture governing any Refinancing of any such refinancing Indebtedness, if applicable) and (ii) “First Priority Obligations” under and as defined in the Intercreditor Agreement.

(B) Representations and Warranties with respect to the Term Loan B Commitments.

To induce the Administrative Agent and the Term Loan B Lenders to enter into this Agreement and to induce the Term Loan B Lenders to make the Term Loan B Loans, TWTC (as to itself and its Subsidiaries) and the Borrower (as to itself and its Subsidiaries) hereby severally represent and warrant to the Administrative Agent, the Collateral Agent and each Term Loan B Lender that:

4.22. Financial Condition. The audited consolidated balance sheet of TWTC as at December 31, 2004, and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from Ernst & Young LLP, present fairly the consolidated financial condition of TWTC as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended. The unaudited consolidated balance sheet of TWTC as at September 30, 2005, and the related unaudited consolidated statements of income and cash flows for the nine-month period ended on such date, present fairly the consolidated financial condition of TWTC as at such date, and the consolidated results of its operations and its consolidated cash flows for the nine-month period then ended (subject to normal year-end adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). TWTC and its Subsidiaries do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2004 to and including the Effective Date there has been no Disposition by TWTC or any of its Subsidiaries of any material part of its business or property.

4.23. No Change. Since December 31, 2004, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.24. Existence; Compliance with Law. Each of TWTC and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority under its constitutive documents, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that any failure to have such power, authority or right, as the case may be, could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation, partnership or limited liability company, as the case may be, and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified, could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.25. Power; Authorization; Enforceable Obligations. Each Loan Party will have the power and authority under its constitutive documents, and the legal right, to make, deliver and perform the Loan Documents to which it is a party prior to the execution of any such Loan Documents, subject, in the case of a Subsidiary Guarantor or a Specified Subsidiary, to the final proviso to each such definition. The Borrower has the power and authority under its constitutive documents, and the legal right, to obtain extensions of credit under the Term Loan B Commitments. Each Loan Party will have taken all necessary organizational action under its constitutive documents to authorize the execution, delivery and performance of the Loan Documents to which it is a party prior to the execution of any such Loan Documents, subject, in the case of a Subsidiary Guarantor or a Specified Subsidiary, to the final proviso to each such definition. The Borrower has taken all necessary organizational action under its constitutive documents to authorize the extensions of credit under the Term Loan B Commitments on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents by or on behalf of the Loan Parties, except (i) consents, authorizations, filings and notices described in Schedule 4.25, which consents, authorizations, filings and notices shall be obtained or made and shall be in full force and effect within 180 days (or such greater number of days as the Administrative Agent may agree) of the Effective Date (except that no such filings will have been obtained or made with respect to certain real and personal property excluded from the Collateral under the Security Documents) and (ii) the filings referred to in Section 4.40. This Agreement has been, and each other Loan Document as of its date will be, duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.26. No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings under the Term Loan B Commitments and the use of the proceeds of the Term Loan B Loans will not violate any Requirement of Law or any Contractual Obligation of TWTC or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens permitted under Section 7.3 and other than the potential violation of any Contractual Obligation which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect). No Requirement of Law or Contractual Obligation applicable to TWTC or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

4.27. Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of TWTC or the Borrower, threatened by or against TWTC or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.28. No Default. Neither TWTC nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Term Loan B Default or Term Loan B Event of Default has occurred and is continuing.

4.29. Ownership of Property; Liens. Each of TWTC and its Subsidiaries has title in fee simple to, or a valid leasehold interest (or a license or an indefeasible right of use) in, all its real property, and good title to, or a valid leasehold interest (or a license or an indefeasible right of use) in, all its other property, and none of such property is subject to any Lien except (x) as permitted by Section 7.3 and (y) for any immaterial defects in title.

4.30. Intellectual Property. TWTC and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted except (a) certain licenses relating to certain trademarks, tradenames and similar Intellectual Property owned by Time Warner, Inc. may be withdrawn at the election of Time Warner, Inc. and (b) certain minor imperfections and other adverse interests which could not reasonably be expected to have a Material Adverse Effect may exist with respect to certain Intellectual Property. To the knowledge of TWTC or the Borrower, no claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property that could reasonably be expected to have a Material Adverse Effect, nor does TWTC or any of its Subsidiaries know of any valid basis for any such claim. The use of Intellectual Property by TWTC and its Subsidiaries does not infringe on the rights of any Person to the extent or in any manner that could reasonably be expected to have a Material Adverse Effect.

4.31. Taxes. Each of TWTC and its Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith and with respect to which reserves in conformity with GAAP have been provided on the books of TWTC or its Subsidiaries, as the case may be); no tax Lien has been filed, and, to the knowledge of TWTC and the Borrower, no material claim is being asserted, with respect to any such tax, fee or other charge.

4.32. Federal Regulations. No part of the proceeds of any Term Loan B Loans, and no other extensions of credit under the Term Loan B Commitments, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Term Loan B Lender (acting through the Administrative Agent), the Borrower will furnish to the Administrative Agent for the account of each Term Loan B Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.33. Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against TWTC or any of its Subsidiaries pending or, to the knowledge of TWTC or the Borrower, threatened; (b) hours worked by and payment made to employees of TWTC and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from TWTC or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of TWTC or the relevant Subsidiary.

4.34. ERISA. Neither a Reportable Event with respect to a Plan which, if terminated, would result in material liability nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan, other than a standard termination pursuant to Section 4041(b) of ERISA, has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period, in either case with respect to which the Borrower has any outstanding liability. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA which has not been satisfied as of the Effective Date, and neither the Borrower nor any Commonly Controlled Entity would to the knowledge of the Borrower become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

4.35. Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board and certain laws and regulations regulating utilities) that limits its ability to incur Indebtedness.

4.36. Subsidiaries. Schedule 4.36 sets forth, as of the Effective Date, the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party, and there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary of TWTC, except as created by the Loan Documents or the security documents relating to the Second Lien Notes.

4.37. Use of Proceeds. The proceeds of the Term Loan B Loans shall be used for capital expenditures and general corporate purposes. Following the Effective Date, and after giving effect to the Term Loan B Loans and the application of the proceeds thereof, TWTC intends to call for redemption and thereupon redeem, $200,000,000 of the 2008 Senior Notes.

4.38. Environmental Matters. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the Properties do not contain any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute a violation of, or could reasonably be expected to give rise to liability under, any Environmental Law;

(b) neither TWTC nor any of its Subsidiaries has received any written notice of any violation, alleged violation, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does TWTC or the Borrower have knowledge that any such notice will be received or is being threatened;

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of TWTC or the Borrower, threatened, under any Environmental Law to which TWTC or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders outstanding under any Environmental Law with respect to the Properties or the Business;

(e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of TWTC or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws; and

(f) the Properties and all operations at the Properties or otherwise in respect to the Business are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws.

4.39. Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Term Loan B Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the Effective Date), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein, when taken as a whole and in conjunction with TWTC’s public filings and disclosures, not misleading. The projections contained in the materials referenced above were based upon good faith estimates and assumptions believed by management of TWTC to be reasonable at the time made, it being recognized by the Term Loan B Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. As of the Effective Date, there is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in TWTC’s public filings and disclosures, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished prior to the Effective Date by or on behalf of any Loan Party to the Administrative Agent and the Term Loan B Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.40. Security Documents. The Guarantee and Collateral Agreement is effective to create in favor of the Collateral Agent a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the pledged stock described in the Guarantee and Collateral Agreement, when stock certificates representing such pledged stock (together with blank assignments) are delivered to the Collateral Agent (or the Collateral Agent otherwise obtains control thereof under the UCC) (and for so long as they are held by the Collateral Agent in the State of New York), and in the case of the other Collateral (other than that which is required to be perfected by possession or control) described in the Guarantee and Collateral Agreement, when Uniform Commercial Code financing statements and other filings specified on Schedule 3 to the Guarantee and Collateral Agreement in appropriate form are filed in the offices specified on Schedule 3 to the Guarantee and Collateral Agreement, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof to the extent perfection may be accomplished by the filing of such Uniform Commercial Code financing statements and other filings, as security for the Secured Obligations, in each case prior and superior in right to any other Person (except Liens permitted by Section 7.3).

4.41. Solvency. Except for any Shell Subsidiaries, each Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be and will continue to be, Solvent.

4.42. Priority Lien Debt. The Obligations constitute (i) “Priority Lien Debt” (or any other term having a similar meaning) of the Borrower under and as defined in the High Yield Indentures (and any indenture governing any Refinancing of the Existing Senior Notes or the High Yield Notes, if applicable, and any indenture governing any Refinancing of any such refinancing Indebtedness, if applicable) and (ii) “First Priority Obligations” under and as defined in the Intercreditor Agreement. The obligations of each Subsidiary Guarantor under the Guarantee and Collateral Agreement constitute (i) “Priority Lien Debt” (or any other term having a similar meaning) of such Subsidiary Guarantor under and as defined in the High Yield Indentures (and any indenture governing any Refinancing of the Existing Senior Notes or the High Yield Notes, if applicable, and any indenture governing any Refinancing of any such refinancing Indebtedness, if applicable) and (ii) “First Priority Obligations” under and as defined in the Intercreditor Agreement.

SECTION 5. CONDITIONS PRECEDENT

5.1. Conditions to Effectiveness. This Agreement shall become effective on and as of the first date on which the following conditions precedent shall have been satisfied (or waived):

(a) Credit Agreement. The Administrative Agent shall have received this Agreement, executed and delivered by the Administrative Agent, the Collateral Agent, TWTC, the Borrower, the “Required Lenders” under and as defined in the Existing Credit Agreement and each Person listed on Schedule 1.1B.

(b) Guarantee and Collateral Agreement. The Administrative Agent shall have received the Guarantee and Collateral Agreement, executed and delivered by TWTC, the Borrower and each then-existing Subsidiary Guarantor (including the Specified Subsidiaries party to the Existing Guarantee and Collateral Agreement), it being understood and agreed that, insofar as the Revolving Facility and the Revolving Extensions of Credit are concerned, regulatory approvals to enable the Specified Subsidiaries party to the Guarantee and Collateral Agreement to guarantee the Secured Obligations (as therein defined) and to pledge and grant a security interest in Collateral have been obtained and are in full force and effect as of the Effective Date, but that, insofar as the Term Loan B Facility is concerned, such approvals have not been received but are pending as of the Effective Date.

(c) Intercreditor Agreement. The Administrative Agent shall have received the Intercreditor Agreement, executed and delivered by the Collateral Agent, the Second Lien Trustee, TWTC, the Borrower and each then-existing Subsidiary Guarantor.

(d) Approvals. All material governmental and third party approvals necessary or, in the reasonable discretion of the Administrative Agent, advisable in connection with the transactions contemplated hereby shall have been obtained and be in full force and effect (except that no such approvals will have been obtained with respect to any Specified Subsidiary or with respect to certain real and personal property excluded from the Collateral under the Security Documents by the terms thereof).

(e) Revolving Closing Certificate. The Administrative Agent shall have received, with a counterpart for each Revolving Lender, a certificate of each then-existing Loan Party, dated the Effective Date, substantially in the form of Exhibit C-1, with appropriate insertions and attachments.

(f) Term Loan B Closing Certificate. The Administrative Agent shall have received, with a counterpart for each Term Loan B Lender, a certificate of each then-existing Loan Party, dated the Effective Date, substantially in the form of Exhibit C-2, with appropriate insertions and attachments.

(g) Lien Searches. The Collateral Agent shall have received the results of a recent Uniform Commercial Code lien search in each relevant jurisdiction with respect to the assets owned by TWTC, the Borrower and any then-existing Subsidiary Guarantor as of the Effective Date, and such search shall reveal no liens on any of the assets of TWTC, the Borrower and any then-existing Subsidiary Guarantor except for liens permitted by Section 7.3 or discharged on or prior to the Effective Date pursuant to documentation reasonably satisfactory to the Collateral Agent.

(h) Pledged Stock; Stock Powers; Pledged Notes. The Collateral Agent shall have received (i) the certificates representing the shares of Capital Stock to be pledged pursuant to the Guarantee and Collateral Agreement, together with an undated indorsement for each such certificate executed in blank by an appropriate person and (ii) each promissory note (if any) to be pledged to the Collateral Agent pursuant to the Guarantee and Collateral Agreement, endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof, it being understood and agreed that, insofar as the Revolving Facility and the Revolving Extensions of Credit are concerned, regulatory approvals to enable the Specified Subsidiaries party to the Guarantee and Collateral Agreement to pledge and grant a security interest in Collateral have been obtained and are in full force and effect as of the Effective Date, but that, insofar as the Term Loan B Facility is concerned, such approvals have not been received but are pending as of the Effective Date.

(i) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Collateral Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation.

(j) Insurance. The Collateral Agent shall have received insurance certificates satisfying the requirements of Section 5.2(b) of the Guarantee and Collateral Agreement.

(k) Fees. The Lenders, the Collateral Agent and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices (with reasonable supporting documentation) have been presented (including, if so invoiced, the reasonable and documented fees and expenses of legal counsel), on or before the Effective Date.

(l) Financial Statements. The Revolving Lenders shall have received the financial statements referred to in Section 4.1 and the Term Loan B Lenders shall have received the financial statements referred to in Section 4.22.

(m) Other Documents. The Administrative Agent or the Collateral Agent shall have received such other documents or materials (including, without limitation, additional lien searches) as the Administrative Agent or the Collateral Agent shall reasonably request

For purposes of determining compliance with the conditions specified in Section 5.1, each Lender shall be deemed to have consented to, approved or been satisfied with each document, condition or other matter required thereunder to be consented to, approved by or satisfactory to the Lenders unless the Administrative Agent shall have received notice from such Lender prior to the Effective Date specifying its objection thereto (unless such objection shall have been withdrawn or satisfied and the Administrative Agent shall have received notice from such Lender thereof). The Administrative Agent shall notify the Borrower upon satisfaction (or, as herein provided, waiver) of the conditions precedent to the Effective Date having occurred.

5.2. Additional Conditions to the Initial Extension of Credit. The agreement of each applicable Lender to make the first extension of credit under this Agreement (whether under the Revolving Facility or the Term Loan B Facility, or both) is subject to the satisfaction (or waiver), prior to or concurrently with the making of such extension of credit, of the following condition precedent that the Administrative Agent shall have received the following executed legal opinions:

(a) the legal opinion of Faegre & Benson LLP, counsel to TWTC and its Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent ; and

(b) the legal opinion of Paul B. Jones, Esq., general counsel of TWTC and its Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent .

For purposes of determining compliance with the conditions specified in Section 5.2, each Lender shall be deemed to have consented to, approved or been satisfied with each document, condition or other matter required thereunder to be consented to, approved by or satisfactory to the Lenders unless the Administrative Agent shall have received notice from such prior to the applicable Borrowing Date (or other date on which credit is first extended hereunder) specifying its objection thereto (unless such objection shall have been withdrawn or satisfied and the Administrative Agent shall have received notice from such Lender thereof). The Administrative Agent shall notify the Borrower upon satisfaction (or, as herein provided, waiver) of the conditions precedent to the first extension of credit hereunder having occurred.

5.3. Conditions to Each Extension of Credit Under the Revolving Facility. The agreement of each Revolving Lender to make each (including the initial) extension of credit requested to be made by it under the Revolving Facility is subject to the satisfaction (or waiver), prior to or concurrently with the making of such extension of credit, of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party to the Revolving Lenders in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent that any such representation and warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects on and as of such earlier date.

(b) No Revolving Default. No Revolving Default or Revolving Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing (but excluding any borrowing of Revolving Loans made to refinance Swingline Loans or to refinance draws under Letters of Credit) by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.3 have been satisfied (or waived).

The conditions precedent contained in this Section 5.3 are for the sole and exclusive benefit of the Revolving Lenders and shall not inure to the benefit of the Term Loan B Lenders (or their successors or permitted assigns) and such conditions precedent may only be amended, modified, supplemented or waived by the Required Revolving Lenders and without notice to, or the consent of, the Term Loan B Lenders (or their successors or permitted assigns).

5.4. Conditions to Term Loan B Loans. The agreement of each Term Loan B Lender to make any Term Loan B Loan requested to be made by it on any date is subject to the satisfaction (or waiver), prior to or concurrently with the making of such Term Loan B Loan on the Term Loan B Funding Date, the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party to the Term Loan B Lenders in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent that any such representation and warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects on and as of such earlier date.

(b) No Term Loan B Default. No Term Loan B Default or Term Loan B Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

The borrowing of the Term Loan B Loans hereunder shall constitute a representation and warranty by the Borrower as of the Term Loan B Funding Date that the conditions contained in this Section 5.4 have been satisfied (or waived).

The conditions precedent contained in this Section 5.4 are for the sole and exclusive benefit of the Term Loan B Lenders and shall not inure to the benefit of the Revolving Lenders (or their successors or permitted assigns) and such conditions precedent may only be amended, modified, supplemented or waived by the Required Term Loan B Lenders and without notice to, or the consent of, the Revolving Lenders (or their successors or permitted assigns).

SECTION 6. AFFIRMATIVE REVOLVING COVENANTS

The affirmative covenants contained in this Section 6 are for the sole and exclusive benefit of the Revolving Lenders and shall not inure to the benefit of the Term Loan B Lenders (or their successors or permitted assigns) and such affirmative covenants may only be amended, modified, supplemented or waived by the Required Revolving Lenders and without notice to, or the consent of, the Term Loan B Lenders (or their successors or permitted assigns). Subject to the foregoing, TWTC (as to itself and its Subsidiaries) and the Borrower (as to itself and its Subsidiaries) hereby severally agree that, so long as the Revolving Commitments remain in effect, any Letter of Credit remains outstanding or any Revolving Loan or other amount is owing to any Revolving Lender, the Collateral Agent or the Administrative Agent hereunder, each of TWTC and the Borrower shall and shall cause each of its respective Subsidiaries to:

6.1. Financial Statements. Furnish to the Administrative Agent for duplication and distribution to the Revolving Lenders:

(a) as soon as available, but in any event within 95 days after the end of each fiscal year of TWTC, a copy of the audited consolidated balance sheet of TWTC and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst &Young LLP or other independent certified public accountants of nationally recognized standing; and

(b) as soon as available, but in any event not later than 50 days after the end of each of the first three quarterly periods of each fiscal year of TWTC, the unaudited consolidated balance sheet of TWTC and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end adjustments).

All such financial statements, together with the notes thereto, shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

Any financial statement required to be delivered pursuant to this Section 6.1 shall be deemed to have been delivered on the date on which TWTC posts such financial statement on its website on the Internet at www.twtelecom.com or when such financial statement is posted on the SEC’s website on the Internet at www.sec.gov; provided that TWTC shall give notice of any such posting to the Administrative Agent (who shall then give notice of any such posting to the Revolving Lenders); provided, further, that TWTC shall deliver paper copies of any financial statement referred to in this Section 6.1 to the Administrative Agent if the Administrative Agent or any Revolving Lender requests TWTC to deliver such paper copies until written notice to cease delivering such paper copies is given by the Administrative Agent.

6.2. Certificates; Other Information. Furnish to the Administrative Agent for duplication and distribution to the Revolving Lenders (or, in the case of clause (f), to the relevant Revolving Lender):

(a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Revolving Default or Revolving Event of Default, except as specified in such certificate;

(b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed in all material respects all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Revolving Default or Revolving Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Revolving Compliance Certificate containing all information and calculations necessary for determining compliance by TWTC and its Subsidiaries with the provisions of this Agreement for the benefit of the Revolving Lenders referred to therein as of the last day of the fiscal quarter or fiscal year of TWTC, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, a listing of any Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Effective Date);

(c) as soon as available, and in any event no later than 50 days after the end of each fiscal year of TWTC, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of TWTC and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions believed by TWTC to be reasonable at the time made and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect (it being recognized by the Revolving Lenders that such opinions, projections and forecasts as to any future event or state of affairs are not to be viewed as factual information and that actual results during the period or periods covered by any such opinion, projection or forecast may differ from the opinions and projected or forecast results);

(d) no later than 5 Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to any Indenture (or any indenture governing any Refinancing of the Existing TWTC Senior Notes or the High Yield Notes or any indenture governing any Refinancing of any such refinancing Indebtedness);

(e) within five days after the same are sent, copies of all financial statements and reports that TWTC or the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that TWTC or the Borrower may make to, or file with, the SEC; and

(f) promptly, such additional financial and other information as any Revolving Lender may from time to time reasonably request through the Administrative Agent.

Any delivery required to be made pursuant to Section 6.2(e) shall be deemed to have been made on the date on which TWTC posts such delivery on its website on the Internet at www.twtelecom.com or when such delivery is posted on the SEC’s website on the Internet at www.sec.gov; provided that TWTC shall give notice of any such posting to the Administrative Agent (who shall then give notice of any such posting to the Revolving Lenders); provided, further, that TWTC shall deliver paper copies of any delivery referred to in Section 6.2(e) to the Administrative Agent if the Administrative Agent or any Revolving Lender requests TWTC to deliver such paper copies until written notice to cease delivering such paper copies is given by the Administrative Agent.

6.3. Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of TWTC or its Subsidiaries, as the case may be.

6.4. Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its corporate existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5. Maintenance of Property; Insurance (a) Keep all material property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its material property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.6. Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Revolving Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time, upon reasonable notice and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of TWTC and its Subsidiaries with officers and employees of TWTC and its Subsidiaries and, from and after the occurrence and during the continuance of a Revolving Event of Default, with its independent certified public accountants.

6.7. Notices. Promptly give notice to the Administrative Agent of:

(a) the occurrence of any Revolving Default or Revolving Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of TWTC or any of its Subsidiaries or (ii) litigation, investigation or proceeding that may exist at any time between TWTC or any of its Subsidiaries and any Governmental Authority, that in either case could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting TWTC or any of its Subsidiaries (i) in which the amount involved is $5,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Loan Document;

(d) the following events, as soon as possible and in any event within 30 days after a Responsible Officer knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure by the Borrower or any Commonly Controlled Entity to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; provided that in the case of either clause (i) or (ii) above, such event or events could reasonably be expected to result in liability in excess of $5,000,000;

(e) the occurrence of any event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral; and

(f) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action TWTC or the relevant Subsidiary proposes to take with respect thereto.

6.8. Environmental Laws. (a) Comply in all material respects with, and use its reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and use its reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not reasonably be expected to have a Material Adverse Effect.

SECTION 7. NEGATIVE REVOLVING COVENANTS

The negative covenants contained in this Section 7 are for the sole and exclusive benefit of the Revolving Lenders and shall not inure to the benefit of the Term Loan B Lenders (or their successors or permitted assigns) and such negative covenants may only be amended, modified, supplemented or waived by the Required Revolving Lenders and without notice to, or the consent of, the Term Loan B Lenders (or their successors or permitted assigns). Subject to the foregoing, TWTC (as to itself and its Subsidiaries) and the Borrower (as to itself and its Subsidiaries) hereby severally agree that, so long as the Revolving Commitments remain in effect, any Letter of Credit remains outstanding or any Revolving Loan or other amount is owing to any Revolving Lender, the Collateral Agent or the Administrative Agent hereunder, each of TWTC and the Borrower shall not, and shall not permit any of its respective Subsidiaries to, directly or indirectly:

7.1. Financial Condition Covenants.

(a) Consolidated Senior First Lien Secured Leverage Ratio. Permit the Consolidated Senior First Lien Secured Leverage Ratio as of the last day of any fiscal quarter of TWTC to exceed 1.00 to 1.0.

(b) Consolidated Total Leverage Ratio. Permit the Consolidated Total Leverage Ratio as of the last day of any fiscal quarter of TWTC set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated Total Leverage Ratio
March 31, 2004	6.25 to 1.0
June 30, 2004 – September 30, 2004	6.00 to 1.0
December 31, 2004 – March 31, 2005	5.75 to 1.0
June 30, 2005 – September 30, 2005	5.50 to 1.0
December 31, 2005	5.25 to 1.0
March 31, 2006 – December 31, 2008	5.00 to 1.0

(c) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of TWTC ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated Interest Coverage Ratio
March 31, 2004 – June 30, 2004	1.25 to 1.0
September 30, 2004 – March 31, 2005	1.50 to 1.0
June 30, 2005 – December 31, 2005	1.75 to 1.0
March 31, 2006 – December 31, 2008	2.00 to 1.0

Notwithstanding anything to the contrary herein, the covenants contained in this Section 7.1 shall only apply when there are extensions of credit (including, without limitation, any Revolving Loans, Letters of Credit or Swingline Loans) outstanding under the Revolving Facility; provided, that upon the making of any such extension of credit, TWTC and the Borrower shall be in compliance with the covenants contained in this Section 7.1 as of the end of the immediately preceding fiscal quarter for which financial statements have been furnished under Section 6 of this Agreement and immediately after giving effect to such extension of credit (and to the application of the proceeds thereof).

7.2. Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) unsecured Indebtedness of the Borrower to any Subsidiary and of any Wholly Owned Subsidiary Guarantor to the Borrower or any other Subsidiary;

(c) unsecured Indebtedness of any Subsidiary to TWTC that arises from the making of payments by TWTC to a third party on behalf of the Borrower or its Subsidiaries related to ordinary course expenses of the Borrower and its Subsidiaries;

(d) Guarantee Obligations incurred in the ordinary course of business (i) by the Borrower or any other Subsidiary of TWTC of obligations of any Wholly Owned Subsidiary Guarantor and (ii) by TWTC of obligations of its Subsidiaries with respect to (x) such Subsidiaries’ real estate leases or (y) such Subsidiaries’ obligations under agreements with municipalities or building entry agreements, in each case entered into in the ordinary course of business;

(e) Indebtedness outstanding on the Effective Date and listed on Schedule 7.2(e), together with any Refinancings thereof (other than in respect of the Existing TWTC Senior Notes, which Refinancings shall be governed by Section 7.9), so long as there is no additional obligor with respect thereto and without shortening the maturity thereof or increasing the principal amount thereof, except to the extent of fees and expenses incurred in connection with any such Refinancing;

(f) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $30,000,000 at any one time outstanding;

(g) Hedge Agreements (i) with any Lender or any Affiliate of any Lender and (ii) with any Person other than a Lender or any Affiliate of any Lender so long as the aggregate obligations under all such Hedge Agreements with such other Persons (measured in terms of termination value) do not exceed $25,000,000 at any one time outstanding, and in each case so long as such Hedge Agreements are not entered into for speculative purposes;

(h) Cash Management Obligations incurred in the ordinary course of business;

(i) Indebtedness of any Subsidiary acquired in connection with any Investment permitted pursuant to Section 7.8(i), provided that (i) no Revolving Default or Revolving Event of Default has occurred and is continuing or would result therefrom, (ii) such Indebtedness existed at the time such Person became a Subsidiary and was not incurred in anticipation thereof, (iii) no Person other than such Subsidiary becomes an obligor in respect of such Indebtedness and (iv) the aggregate amount of such Indebtedness in excess of $20,000,000 shall constitute usage of the basket provided in Section 7.8(i) unless and until such Subsidiary becomes a Wholly Owned Subsidiary Guarantor, at which time such Indebtedness of such Subsidiary in excess of $20,000,000 shall no longer be permitted to remain outstanding and shall no longer constitute usage of such basket;

(j) unsecured Indebtedness consisting of guaranties of loans made to officers, directors or employees of TWTC or of any Subsidiary of TWTC in an aggregate amount which, when added to the outstanding principal amount of loans and advances made pursuant to Section 7.8(d), shall not exceed $5,000,000 at any one time outstanding;

(k) unsecured Indebtedness of TWTC (or of a Subsidiary) to the Borrower or any other Subsidiary in connection with dividends, distributions or advancements made pursuant to clause (b), (c), (d), (e), (f) or (g) of Section 7.6;

(l) unsecured Indebtedness of the Borrower or of any Wholly Owned Subsidiary Guarantor to TWTC; provided that if a Default shall have occurred and be continuing, and the Required Revolving Lenders, acting through the Administrative Agent, shall so request, all such Indebtedness promptly shall be evidenced by one or more Intercompany Subordinated Notes of the Borrower or such Wholly Owned Subsidiary Guarantor, as the case may be;

(m) unsecured trade accounts payable of TWTC, the Borrower or any of their respective Subsidiaries incurred in the ordinary course of business and not more than 120 days past due (but excluding any Indebtedness for borrowed money);

(n) reimbursement obligations of TWTC, the Borrower or any of their respective Subsidiaries incurred in the ordinary course of business related to performance bonds posted in connection with the installation of fiber facilities and similar activities in an aggregate amount not to exceed $30,000,000 at any one time outstanding;

(o) (i) Indebtedness of the Borrower in respect of the High Yield Notes in an aggregate principal amount not to exceed $440,000,000 and (ii) Guarantee Obligations of TWTC and any Subsidiary Guarantor in respect of such Indebtedness;

(p) letters of credit incurred in the ordinary course of business in an aggregate amount which, when added to the aggregate amount of L/C Obligations then outstanding, shall not exceed $25,000,000;

(q) (i) Indebtedness of the Borrower in an aggregate principal amount not to exceed $360,000,000 at any one time outstanding, so long as (a) no Revolving Default or Revolving Event of Default has occurred and is continuing or would result therefrom, (b) the Net Cash Proceeds thereof shall be (x) used to Refinance, in whole or in part, the Existing TWTC Senior Notes (or any refinancing Indebtedness thereof) in accordance with Section 7.9 or (y) retained by the Borrower in order to effectuate a substantially concurrent redemption or repurchase of any Existing TWTC Senior Notes (or any refinancing Indebtedness thereof) in accordance with the last sentence of Section 7.9 (provided that, in the case of this clause (y), such Indebtedness shall meet the criteria of refinancing Indebtedness described in Section 7.9(a)) and (c) after giving effect to the incurrence of such Indebtedness, TWTC shall be in pro forma compliance with the covenants contained in Section 7.1 to the extent such covenants are then in effect; and (ii) Guarantee Obligations of TWTC and any Subsidiary Guarantor in respect of such Indebtedness;

(r) unsecured Indebtedness of TWTC (but not any Subsidiary of TWTC) so long as (i) no Revolving Default or Revolving Event of Default has occurred and is continuing or would result therefrom, (ii) the Net Cash Proceeds thereof shall be (x) used to Refinance, in whole or in part, the Existing TWTC Senior Notes or the High Yield Notes (or any refinancing Indebtedness thereof) in accordance with Section 7.9 or (y) retained by TWTC in order to effectuate a substantially concurrent redemption or repurchase of any Existing TWTC Senior Notes or any High Yield Notes (or any refinancing Indebtedness thereof) in accordance with the last sentence of Section 7.9 (provided that, in the case of this clause (y), such Indebtedness shall meet the criteria of refinancing Indebtedness described in Section 7.9(a)) and (iii) after giving effect to the incurrence of such Indebtedness, TWTC shall be in pro forma compliance with the covenants contained in Section 7.1 to the extent such covenants are then in effect;

(s) (i) Indebtedness of the Borrower so long as (a) no Revolving Default or Revolving Event of Default has occurred and is continuing or would result therefrom, (b) the Net Cash Proceeds thereof shall be (x) used to Refinance, in whole or in part, the High Yield Notes (or any refinancing Indebtedness thereof) in accordance with Section 7.9 or (y) retained by the Borrower in order to effectuate a substantially concurrent redemption or repurchase of any High Yield Notes (or any refinancing Indebtedness thereof) in accordance with the last sentence of Section 7.9 (provided that, in the case of this clause (y), such Indebtedness shall meet the criteria of refinancing Indebtedness described in Section 7.9(a)) and (c) after giving effect to the incurrence of such Indebtedness, TWTC shall be in pro forma compliance with the covenants contained in Section 7.1 to the extent such covenants are then in effect; and (ii) Guarantee Obligations of TWTC and any Subsidiary Guarantor in respect of such Indebtedness;

(t) unsecured Indebtedness of TWTC (but not any Subsidiary of TWTC) in an aggregate principal amount not to exceed $350,000,000 at any one time outstanding, so long as (i) no Revolving Default or Revolving Event of Default has occurred and is continuing or would result therefrom, (ii) such Indebtedness shall not mature prior to the date that is one year after the Initial Revolving Termination Date, (iii) the Net Cash Proceeds thereof shall be contributed to the Borrower as either equity or debt to the extent TWTC has cash and Cash Equivalents in excess of $25,000,000 in the aggregate (provided that to the extent contributed as debt, such debt shall be evidenced by an Intercompany Subordinated Note, if otherwise required to be so evidenced pursuant to Section 7.2(l)) and (iv) after giving effect to the incurrence of such Indebtedness, TWTC shall be in pro forma compliance with the covenants contained in Section 7.1 to the extent such covenants are then in effect; and

(u) additional Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $30,000,000 at any one time outstanding.

7.3. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

(a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of TWTC, the Borrower or their respective Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(d) deposits (i) to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and (ii) to cash collateralize letters of credit incurred in the ordinary course of business in an amount not to exceed $25,000,000 in the aggregate;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of TWTC, the Borrower or any of their respective Subsidiaries;

(f) Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(e), provided that no such Lien is spread to cover any additional property after the Closing Date (other than after acquired title in or on such property and proceeds of the existing collateral in accordance with the instrument creating such Lien) and that the amount of Indebtedness secured thereby is not increased, except to the extent of fees and expenses incurred in connection with any Refinancings of such Indebtedness;

(g) Liens (including extensions and renewals thereof) upon real or personal property acquired after February 20, 2004; provided, however, that (a) such Lien is created solely for the purpose of securing Indebtedness incurred pursuant to Section 7.2(f), to finance the cost (including the cost of design, development, acquisition, construction, installation, improvement, transportation or integration and all transaction costs relating to the foregoing) of the item of property or assets subject thereto and such Lien is created prior to, at the time of, or within six months after the later of the acquisition, the completion of construction, or the commencement of full operation of such property, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item;

(h) Liens created pursuant to the Security Documents;

(i) any interest or title of a lessor under any lease entered into by TWTC, the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

(j) Liens on the property or assets of a Person which becomes a Subsidiary after the date hereof securing Indebtedness permitted by Section 7.2(i), provided that (i) such Liens existed at the time such Person became a Subsidiary and were not created in anticipation thereof, (ii) any such Lien is not expanded to cover any property or assets of such Person after the time such Person becomes a Subsidiary (other than after acquired title in or on such property and proceeds of the existing collateral in accordance with the instrument creating such Lien), (iii) the amount of Indebtedness secured thereby is not increased, and (iv) neither (x) the aggregate outstanding principal amount of the obligations secured thereby nor (y) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to all relevant Subsidiaries) $20,000,000 at any one time;

(k) Liens on assets of TWTC, the Borrower and any Subsidiary Guarantor securing the Second Lien Notes; provided that the Collateral Agent has a first priority Lien on such assets pursuant to the Security Documents (including, without limitation, the Intercreditor Agreement);

(l) Liens on assets of TWTC, the Borrower and any Subsidiary Guarantor securing Indebtedness permitted by Section 7.2(q); provided that the Collateral Agent has a first priority Lien on such assets pursuant to the Security Documents (including, without limitation, the Intercreditor Agreement);

(m) Liens on assets of TWTC, the Borrower and any Subsidiary Guarantor securing Indebtedness permitted by Section 7.2(s); provided that (i) the Collateral Agent has a first priority Lien on such assets pursuant to the Security Documents (including, without limitation, the Intercreditor Agreement) and (ii) the aggregate outstanding principal amount of the Indebtedness secured thereby does not exceed $240,000,000 at any one time; and

(n) Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to TWTC and all Subsidiaries) $5,000,000 at any one time.

7.4. Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its property or business, except that:

(a) any Subsidiary of TWTC may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary Guarantor (provided that the Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation);

(b) any Subsidiary of TWTC may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Wholly Owned Subsidiary Guarantor; and

(c) any Shell Subsidiary may be dissolved.

7.5. Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or issue or sell any shares of its Capital Stock to any Person, except:

(a) the Disposition of obsolete or worn out property in the ordinary course of business;

(b) the sale of inventory in the ordinary course of business; the Disposition of cash and Cash Equivalents for fair value; the license of intellectual property in the ordinary course of business; and leases and subleases with respect to excess capacity and not materially interfering with the ordinary conduct of business;

(c) Dispositions permitted by Section 7.4(b);

(d) Dispositions of assets of TWTC or any Subsidiary to any other Subsidiary having a fair market value not to exceed $5,000,000 in the aggregate for any fiscal year of TWTC;

(e) the sale or issuance of TWTC’s common stock or preferred stock (including in each case convertible stock subject to the specific restriction on convertible stock below) to any Person, provided that (i) the Net Cash Proceeds thereof shall be (x) used to redeem or repurchase Indebtedness to the extent permitted under Section 7.9 or (y) contributed to the Borrower as either equity or debt to the extent TWTC has cash and Cash Equivalents in excess of $25,000,000 in the aggregate (provided that to the extent contributed as debt, such debt shall be evidenced by an Intercompany Subordinated Note, if otherwise required to be so evidenced pursuant to Section 7.2(l)), (ii) if such issuance relates to convertible stock, the Net Cash Proceeds thereof shall be used only to redeem or repurchase Indebtedness of TWTC to the extent permitted under Section 7.9 and (iii) if such preferred stock constitutes Cash Pay Preferred Stock, it shall be issued in compliance with Section 7.2;

(f) the sale or issuance of any Subsidiary’s Capital Stock to TWTC, the Borrower or any Wholly Owned Subsidiary Guarantor;

(g) any Exchange by TWTC and its Subsidiaries, provided that (i) on the date of such Exchange, no Revolving Default or Revolving Event of Default shall have occurred and be continuing or would result therefrom, (ii) the assets received in connection with such Exchange shall be received by a Wholly Owned Subsidiary Guarantor and (iii) in the event that any cash consideration is paid or received by TWTC or any of its Subsidiaries in connection with such Exchange, then (a) the payment of any such cash is permitted by Section 7.7 or Section 7.8(i), as applicable and in accordance with GAAP, and (b) the Disposition related to the receipt of any such cash is permitted by Section 7.5(h); and

(h) the Disposition of other property having a fair market value not to exceed (as to TWTC and all Subsidiaries) $50,000,000 in the aggregate for any fiscal year of TWTC.

7.6. Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock or Non-Cash Pay Preferred Stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of TWTC or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, or make any payment on account of any advance or loan made by TWTC or any Subsidiary, whether in cash or property or in obligations of TWTC or any Subsidiary (collectively, “Restricted Payments”), except that:

(a) any Subsidiary may make Restricted Payments to the Borrower or any Wholly Owned Subsidiary Guarantor;

(b) so long as no Revolving Event of Default shall have occurred and be continuing or would result therefrom, the Borrower or any other Subsidiary may pay dividends (or make distributions or advancements) to TWTC to permit TWTC to purchase TWTC’s common stock or common stock options from present or former officers or employees of TWTC, the Borrower or any other Subsidiary upon the death, disability or termination of employment of such officer or employee, provided, that the aggregate amount of payments under this Section 7.6(b) after the Closing Date (net of any proceeds received by TWTC and contributed to the Borrower after the Closing Date in connection with resales of any common stock or common stock options so purchased) shall not exceed $5,000,000;

(c) the Borrower or any other Subsidiary may pay dividends (or make distributions or advancements) to TWTC for the purpose of enabling TWTC to make scheduled interest payments (or, if applicable, dividends) in respect of any Indebtedness of TWTC incurred pursuant to Section 7.2(t), provided that (i) no Revolving Default or Revolving Event of Default shall have occurred and be continuing or would result therefrom and (ii) each such payment shall be made no earlier than three Business Days prior to the date the relevant interest payment or dividend payment, as the case may be, is due;

(d) the Borrower or any other Subsidiary may pay dividends (or make distributions or advancements) to TWTC for the purpose of enabling TWTC (i) to redeem or repurchase any of the Existing TWTC Senior Notes in accordance with the last sentence of Section 7.9 or (ii) to make scheduled interest payments (or, if applicable, dividends) in respect of the Existing TWTC Senior Notes (or any Indebtedness of TWTC incurred pursuant to Section 7.2(r) to Refinance the Existing TWTC Senior Notes or the High Yield Notes (or any refinancing Indebtedness thereof)) and other Indebtedness of TWTC that is senior and is incurred pursuant to Section 7.2(t), provided that (a) no Revolving Default under Section 8(a) or 8(e)(i) or (ii) or Revolving Event of Default shall have occurred and be continuing or would result therefrom and (b) each such payment shall be made no earlier than three Business Days prior to the date the relevant interest payment or dividend payment, as the case may be, is due;

(e) so long as no Revolving Default or Revolving Event of Default shall have occurred and be continuing or would result therefrom, the Borrower or any other Subsidiary may pay dividends (or make distributions or advancements) to TWTC for the purpose of enabling TWTC to finance Investments permitted by Section 7.8(g) in an aggregate amount not to exceed the amount of Net Cash Proceeds previously contributed to the Borrower from any issuance or sale of TWTC’s common stock or Non-Cash Pay Preferred Stock;

(f) so long as no Revolving Default or Revolving Event of Default shall have occurred and be continuing or would result therefrom, the Borrower or any other Subsidiary may pay dividends (or make distributions or advancements) to TWTC to permit TWTC to make payments to a third party on behalf of the Borrower or its Subsidiaries related to ordinary course expenses of the Borrower and its Subsidiaries; and

(g) the Borrower or any other Subsidiary may pay dividends (or make distributions or advancements) to TWTC to permit TWTC to (i) pay customary corporate overhead expenses incurred in the ordinary course of business and (ii) pay any taxes that are due and payable by TWTC and the Borrower or any of their respective Subsidiaries as part of a consolidated group.

7.7. Capital Expenditures. For any fiscal year in which the Revolving Facility has been utilized, in whole or in part, make or commit to make any Capital Expenditure, except Capital Expenditures of TWTC and its Subsidiaries in the ordinary course of business not exceeding for any fiscal year of TWTC set forth below the dollar amount set forth below opposite such fiscal year:

Fiscal Year	Amount
2004	$250,000,000
2005	$250,000,000
2006	$375,000,000
2007	$375,000,000
2008	$375,000,000

provided, whether or not the foregoing covenant shall have been in effect, that (i) up to $150,000,000 of any such amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year, (ii) up to $25,000,000 of any such amount referred to above may be carried back for expenditure in the immediately preceding fiscal year and (iii) Capital Expenditures made pursuant to this Section 7.7 during any fiscal year shall be deemed made, first, in respect of amounts carried over from the prior fiscal year pursuant to subclause (i) above, second, in respect of amounts permitted for such fiscal year as provided above and, third, in respect of amounts carried back from the next succeeding fiscal year pursuant to subclause (ii) above.

7.8. Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) Investments in Cash Equivalents (provided that to the extent an existing investment in Cash Equivalents ceases to qualify as such, TWTC and its Subsidiaries shall have 10 days to reinvest such amount in Cash Equivalents);

(c) Guarantee Obligations permitted by Section 7.2;

(d) loans and advances to officers, directors or employees of TWTC or any Subsidiary in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for TWTC or any Subsidiary which, when added to the outstanding principal amount of Indebtedness incurred pursuant to Section 7.2(j), shall not exceed $5,000,000 at any one time outstanding;

(e) intercompany Investments (i) by TWTC or any Subsidiary in the Borrower or any Person that, prior to such investment, is a Wholly Owned Subsidiary Guarantor and (ii) by TWTC (or a Subsidiary) in any Subsidiary in connection, in the case of this clause (ii), with Indebtedness incurred under Section 7.2(c) or 7.2(k);

(f) Investments by the Borrower or any other Subsidiary in TWTC in connection with dividends, distributions or advancements made pursuant to clauses (b), (c), (d), (e), (f) or (g) of Section 7.6;

(g) Investments by TWTC in any Person that is or concurrently therewith becomes a Wholly Owned Subsidiary Guarantor (i) in an aggregate amount equal to the Net Cash Proceeds received from any issuance or sale of TWTC’s common stock or Non-Cash Pay Preferred Stock or (ii) to the extent the consideration therefor consists solely of Capital Stock of TWTC, provided, that (a) no Revolving Default or Revolving Event of Default shall have occurred and be continuing or would result therefrom and (b) TWTC shall be in pro forma compliance with the covenants contained in Section 7.1 to the extent such covenants are then in effect;

(h) Investments which constitute Permitted Acquisitions made on or after the Effective Date by TWTC or any of its Subsidiaries in any Person; provided, that the aggregate amount (valued at cost) of all Permitted Acquisitions shall not, in the aggregate exceed, $250,000,000; and

(i) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $75,000,000 during the term of this Agreement.

7.9. Optional Payments, Refinancings and Modifications of Certain Debt Instruments. (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to the High Yield Notes, the Existing TWTC Senior Notes or other Indebtedness of TWTC permitted by Section 7.2(t) (or with respect to any Indebtedness incurred to Refinance any of the foregoing or any Indebtedness incurred to Refinance any such refinancing Indebtedness), other than with the proceeds of (i) a substantially concurrent Refinancing that (x) is on terms not materially less favorable to the Lenders than the Indebtedness being refinanced, (y) matures no earlier than the date that is one year after the Initial Revolving Termination Date and (z) is in an aggregate principal amount not in excess of the aggregate principal amount of the Indebtedness being refinanced except to the extent of fees and expenses incurred in connection with any such Refinancing or (ii) any sale or issuance of TWTC’s common stock or preferred stock pursuant to Section 7.5(e); (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the High Yield Notes, the Existing TWTC Senior Notes or other Indebtedness of TWTC permitted by Section 7.2(t) (or of any Indebtedness incurred to Refinance any of the foregoing or any Indebtedness incurred to Refinance any such refinancing Indebtedness) in any manner materially adverse to the Lenders; or (c) designate any Indebtedness (other than the Secured Obligations) as (i) “Priority Lien Debt” (or any other term having a similar meaning) for the purposes of either High Yield Indenture (or any indenture governing any Refinancing of the Existing TWTC Senior Notes or the High Yield Notes, if applicable, or any indenture governing any Refinancing of any such refinancing Indebtedness, if applicable) or (ii) “First Priority Obligations” for the purposes of the Intercreditor Agreement. Notwithstanding the foregoing, TWTC and the Borrower may redeem or repurchase any of the Existing TWTC Senior Notes (or any refinancing Indebtedness thereof) and the High Yield Notes (or any refinancing Indebtedness thereof), respectively; provided that (i) no Revolving Default or Revolving Event of Default has occurred and is continuing or would result therefrom, (ii) no Revolving Loans shall be outstanding at the time of such repurchase or redemption or after giving effect thereto and (iii) immediately after giving effect thereto (and to the payment of any amounts required to be paid in connection therewith), (x) TWTC shall be in pro forma compliance with the covenants contained in Section 7.1 to the extent such covenants are then in effect and (y) Current Liquidity shall not be less than $300,000,000.

7.10. Transactions with Affiliates. Other than as set forth on Schedule 7.10, enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than TWTC, the Borrower or any Wholly Owned Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement or the other Loan Documents, (b) in the ordinary course of business of TWTC, the Borrower or such Subsidiary, as the case may be, and (c) upon fair and reasonable terms no less favorable to TWTC, the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

7.11. Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by TWTC or any Subsidiary of real or personal property that has been or is to be sold or transferred by TWTC or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of TWTC or such Subsidiary, other than any sale and leaseback transaction involving properties acquired after the Closing Date and permitted by Section 7.3(g).

7.12. Changes in Fiscal Periods. Permit the fiscal year of TWTC or the Borrower to end on a day other than December 31 or change TWTC’s or the Borrower’s method of determining fiscal quarters.

7.13. Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of TWTC or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, other than (a) this Agreement and the other Loan Documents, (b) the Time Warner Arrangements, (c) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (d) any agreements governing any Investment in any joint venture or partnership that limit the ability to grant a security interest in the Capital Stock of such joint venture or partnership so long as such Capital Stock is pledged to the Collateral Agent in an indirect manner reasonably satisfactory to the Collateral Agent, (e) customary restrictions entered into in the ordinary course of business with respect to Intellectual Property that limit the ability to grant a security interest in such Intellectual Property, (f) any agreements governing any leasehold interest (including any rights of way, colocation agreements and other similar such interests in real estate, and agreements existing on the Closing Date granting or otherwise providing for an indefeasible right of use in fiber or conduits or providing for joint construction or marketing of fiber or conduits) or building entry agreements that limit the ability to grant a security interest in such leasehold interest or building entry agreements, (g) agreements with customers for the provision of services that limit the ability to grant a security interest in such agreements (but not amounts receivable or any money or other amounts due or to become due or other right of payment resulting from those agreements) and (h) the Indentures (or any indenture governing any Refinancing of the Existing TWTC Senior Notes or the High Yield Notes or any indenture governing any Refinancing of any such refinancing Indebtedness).

7.14. Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower or of TWTC to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, TWTC, the Borrower or any other Subsidiary of TWTC, (b) make loans or advances to, or other Investments in, TWTC, the Borrower or any other Subsidiary of TWTC or (c) transfer any of its assets to TWTC, the Borrower or any other Subsidiary of TWTC, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions existing under the High Yield Indentures on and as of the Closing Date (or any indenture governing any Refinancing of the Existing TWTC Senior Notes or the High Yield Notes or any indenture governing any Refinancing of any such refinancing Indebtedness) and (iii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

7.15. Lines of Business; Holding Company Status.(a) Enter into any business, either directly or through any Subsidiary, except for the design, development, construction, installation, integration, management or provision of any telecommunications business, including voice, video, Internet and data transmission products, services and systems, fiber network construction and sales and any business reasonably related to the foregoing (each, a “Permitted Line of Business”).

(b) In the case of TWTC, (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of cash and Cash Equivalents and Indebtedness and the Capital Stock of other Persons or (ii) own, lease, manage or otherwise operate any properties or assets (including cash and Cash Equivalents) for any period greater than two consecutive days other than (1) cash and Cash Equivalents in an amount not to exceed $25,000,000 in the aggregate and (2) the ownership of shares of Capital Stock of other Persons; provided that, TWTC may continue to conduct administrative and management oversight and headquarters functions (including, without limitation, maintaining its leases of office space existing on the Closing Date).

7.16. Modifications to Time Warner Arrangements and Material Rights and Privileges. Amend, supplement, or otherwise modify the terms and conditions of any of the Time Warner Arrangements or any material rights and privileges (including, without limitation, FCC and local regulatory licenses) in any manner materially adverse to the Lenders.

SECTION 8. REVOLVING EVENTS OF DEFAULT

The provisions contained in this Section 8 are for the sole and exclusive benefit of the Revolving Lenders and shall not inure to the benefit of the Term Loan B Lenders (or their successors or permitted assigns) and such provisions may only be amended, modified, supplemented or waived by the Required Revolving Lenders and without notice to, or the consent of, the Term Loan B Lenders (or their successors or permitted assigns). Subject to the foregoing, if any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Revolving Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Revolving Loan or Reimbursement Obligation, or any other amount payable to a Revolving Lender hereunder or under any other Loan Document, in either case with respect to the Revolving Facility, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made to a Revolving Lender by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished to a Revolving Lender by it, in either case with respect to the Revolving Facility or the Revolving Lenders, at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to TWTC and the Borrower only), Section 6.7(a) or Section 7 of this Agreement or Sections 5.5 and 5.7(b) of the Guarantee and Collateral Agreement, and, if no extensions of credit under the Revolving Facility are then outstanding hereunder, such default shall continue unremedied for a period of 10 days; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 (or, if no extensions of credit under the Revolving Facility are then outstanding hereunder, 60) days after notice to the Borrower from the Administrative Agent or the Required Revolving Lenders; or

(e) TWTC or any of its Subsidiaries (other than a Shell Subsidiary or an Immaterial Subsidiary) shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Revolving Loans) on the scheduled or original due date, whichever is later, with respect thereto (giving effect to any applicable grace periods); or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other default shall occur or exist, the effect of which default is to cause, or, if any extensions of credit under the Revolving Facility are then outstanding hereunder, to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute a Revolving Event of Default unless, at such time, one or more defaults of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $10,000,000; or

(f) (i) TWTC, the Borrower or any of their respective Subsidiaries (other than a Shell Subsidiary or an Immaterial Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or TWTC, the Borrower or any of their respective Subsidiaries (other than a Shell Subsidiary or an Immaterial Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against TWTC, the Borrower or any of their respective Subsidiaries (other than a Shell Subsidiary or an Immaterial Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against TWTC, the Borrower or any of their respective Subsidiaries (other than a Shell Subsidiary or an Immaterial Subsidiary) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) TWTC, the Borrower or any of their respective Subsidiaries (other than a

Shell Subsidiary or an Immaterial Subsidiary) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) TWTC, the Borrower or any of their respective Subsidiaries (other than a Shell Subsidiary or an Immaterial Subsidiary) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Revolving Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Revolving Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition other than in the ordinary course shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Revolving Lenders, reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against TWTC, the Borrower or any of their respective Subsidiaries (other than a Shell Subsidiary or an Immaterial Subsidiary) involving in the aggregate a liability (to the extent (i) not paid by insurance or (ii) as to which no reasonable expectation of insurance coverage exists) of $20,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby (other than as a result of an act or omission of the Collateral Agent); or

(j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k) any of the Time Warner Arrangements (other than the trade name license agreement between TWTC and Time Warner Inc. and its affiliates) shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert (other than any expiration of any of the Time Warner Arrangements in accordance with its terms that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect);

then, and in any such event, (A) if such event is a Revolving Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Revolving Commitments shall immediately terminate and the Revolving Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Revolving Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Revolving Lenders, the Administrative Agent may, or upon the request of the Required Revolving Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Revolving Lenders, the Administrative Agent may, or upon the request of the Required Revolving Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Revolving Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 9. TERM LOAN B LOAN COVENANTS

The covenants contained in this Section 9 are for the sole and exclusive benefit of the Term Loan B Lenders and shall not inure to the benefit of the Revolving Lenders (or their successors or permitted assigns) and such covenants may only be amended, modified, supplemented or waived by the Required Term Loan B Lenders and without notice to, or the consent of, the Revolving Lenders (or their successors or permitted assigns).

9.1. Defined Terms. Unless otherwise noted in this Section 9, terms used in this Section 9 have the meanings ascribed to such terms in the Second Lien Note Indenture as in effect on the Effective Date, without giving effect to any amendment, supplement or other modification without the consent of the Required Term Loan B Lenders.

9.2. Limitation on Indebtedness. (a) The Borrower and TWTC jointly and severally agree that the Borrower and TWTC shall not, and shall not permit any Restricted Subsidiary of the Borrower or TWTC to, Incur any Indebtedness (for the avoidance of doubt, as defined in the Second Lien Note Indenture) (other than the Second Lien Notes and the 2014 Senior Notes, and any notes exchanged therefor under the Second Lien Note Indenture and the 2014 Senior Note Indenture, and any other

Indebtedness existing on February 20, 2004; provided that the Borrower or TWTC may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom (i) in the case of TWTC Incurring Indebtedness, the Consolidated Leverage Ratio of TWTC would be greater than zero and less than 6.0 to 1, and (ii) in the case of the Borrower Incurring Indebtedness, the Consolidated Leverage Ratio of the Borrower would be greater than zero and less than 4.5 to 1.

(b) Notwithstanding the foregoing, the Borrower, TWTC and any Restricted Subsidiary (except as specified below) may Incur each and all of the following:

(i) Indebtedness Incurred under Credit Agreements outstanding at any time in an aggregate principal amount not to exceed $300 million;

(ii) Indebtedness owed (A) to the Borrower or TWTC evidenced by a promissory note or (B) to any Restricted Subsidiary; provided, however, that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Borrower, TWTC or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (ii);

(iii) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness (other than Indebtedness Incurred under clause (i), (ii), (iv), (viii), (ix) or (xii) of this paragraph (b)) and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided, however, that Indebtedness the proceeds of which are used to refinance or refund the Term Loan B Loans (as defined in this Agreement) or Indebtedness that is pari passu with, or subordinated in right of payment to, the Term Loan B Loans shall only be permitted under this clause (iii) if (A) in case the Term Loan B Loans, the TWTC Guarantee (as defined in this Agreement) or the TWTC Subsidiary Guarantee (as defined in this Agreement) are refinanced in part or the Indebtedness to be refinanced is pari passu with the Term Loan B Loans, the TWTC Guarantee or the TWTC Subsidiary Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Term Loan B Loans, the TWTC Guarantee or the TWTC Subsidiary Guarantee, as applicable; (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Term Loan B Loans, the TWTC Guarantee or the TWTC Subsidiary Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Term Loan B Loans, the TWTC Guarantee or the TWTC Subsidiary Guarantee, as applicable, at least to the extent that the Indebtedness to be refinanced is subordinated to the Term Loan B Loans, the TWTC Guarantee or the TWTC Subsidiary Guarantee, as applicable; and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and provided further that in no event may (I) Indebtedness of TWTC be refinanced by means of any Indebtedness of any of its Restricted Subsidiaries pursuant to this clause (iii) or

(II) Indebtedness of the Borrower be refinanced by means of any Indebtedness of any of its Restricted Subsidiaries pursuant to this clause (iii);

(iv) Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business, (B) under Currency Agreements and Interest Rate Agreements; provided that such agreements (I) are designed solely to protect the Borrower, TWTC or the Restricted Subsidiaries of either against fluctuations in foreign currency exchange rates or interest rates and (II) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder, and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Borrower or TWTC or any of the Restricted Subsidiaries of either pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Borrower, TWTC or any Restricted Subsidiary, as applicable, in connection with such disposition;

(v) Indebtedness of the Borrower or TWTC, and Guarantees thereof, to the extent the net proceeds thereof are promptly (A) used to purchase Second Lien Notes or 2014 Senior Notes tendered in an “Offer to Purchase “ as defined in the Second Lien Note Indenture or an “Offer to Purchase” as defined in the 2014 Senior Note Indenture made as a result of a Change of Control Triggering Event or to prepay the Term Loan B Loans under the circumstances contemplated by Section 2.25 of the this Agreement or (B) deposited to defease the Second Lien Notes pursuant to Article Eight of the Second Lien Note Indenture or the 2014 Senior Notes pursuant to Article Eight of the 2014 Senior Note Indenture;

(vi) Guarantees of the Second Lien Notes and the 2014 Senior Notes and the Term Loan B Loans including the TWTC Guarantee, the TWTC Subsidiary Guarantee and Guarantees of Indebtedness of TWTC or the Borrower by TWTC, the Borrower or any Restricted Subsidiary; provided that the Guarantee by any Restricted Subsidiary of such Indebtedness (other than the Second Lien Notes and the 2014 Senior Notes) is permitted by and made in accordance with Section 9.6;

(vii) Indebtedness Incurred to finance or refinance the cost (including the cost of design, development, acquisition, construction, installation, improvement, transportation or integration and all transaction costs related to the foregoing) to acquire equipment, inventory or network assets (including acquisitions by way of Capitalized Leases and acquisitions of the Capital Stock of a Person that becomes a Restricted Subsidiary to the extent of the fair market value of the equipment, inventory or network assets so acquired plus goodwill associated therewith) by the Borrower, TWTC or a Restricted Subsidiary after February 20, 2004; provided however that the aggregate principal amount of such Indebtedness outstanding at any time may not exceed $150,000,000;

(viii) Indebtedness of the Borrower or TWTC not to exceed, at any one time outstanding, (A) the Net Cash Proceeds received by the Borrower or TWTC after the

Existing High Yield Closing Date from the issuance and sale of its Capital Stock (other than Disqualified Stock) to a Person that is not TWTC or a Subsidiary of TWTC to the extent (I) such Net Cash Proceeds have not been used pursuant to clause (C)(2) of Section 9.3(a) or clause (iii), (iv), (vi) or (vii) of Section 9.3(b) to make a Restricted Payment and (II) if such Net Cash Proceeds are used to consummate a transaction pursuant to which the Borrower or TWTC, as applicable, Incurs Acquired Indebtedness, the amount of such Net Cash Proceeds exceeds one half of the amount of Acquired Indebtedness so Incurred and (B) 80% of the fair market value of property (other than cash and cash equivalents) received by the Borrower or TWTC, as applicable, after the Existing High Yield Closing Date from the sale of its Capital Stock (other than Disqualified Stock) to a Person that is not TWTC or a Subsidiary of TWTC, to the extent (I) such sale of Capital Stock has not been used pursuant to clause (C)(2) of Section 9.3(a) or clause (iii), (iv), (vi) or (vii) of Section 9.3(b) to make a Restricted Payment and (II) if such Capital Stock is used to consummate a transaction pursuant to which the Borrower or TWTC, as applicable, Incurs Acquired Indebtedness, 80% of the fair market value of the property received exceeds one half of the amount of Acquired Indebtedness so Incurred; provided that such Indebtedness does not mature prior to the Stated Maturity of the Term Loan B Loans and has an Average Life longer than the Term Loan B Loans;

(ix) Acquired Indebtedness;

(x) Strategic Subordinated Indebtedness;

(xi) Indebtedness or related obligations of the Borrower, TWTC or any Restricted Subsidiary under (A) Currency Agreements, Interest Rate Agreements or cash management or similar treasury or custodial arrangements with any Lender (for the avoidance of doubt, as defined in the Second Lien Note Indenture) or an affiliate of a Lender (as so defined) or (B) Currency Agreements, Interest Rate Agreements (up to a maximum of $25 million at any one time outstanding measured by termination value) or cash management or similar treasury or custodial arrangements with any Person that is not a Lender (as so defined) or an affiliate of any Lender (as so defined); and

(xii) subordinated Indebtedness of the Borrower or TWTC (in addition to Indebtedness permitted under clauses (i) through (xi) above) in an aggregate principal amount outstanding at any time not to exceed $200 million.

(c) Notwithstanding any other provision of this Section 9.2, the maximum amount of Indebtedness that the Borrower, TWTC or a Restricted Subsidiary may Incur pursuant to this Section 9.2 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

(d) For purposes of determining any particular amount of Indebtedness under this Section 9.2, Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with this Section 9.2, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Borrower or TWTC, as applicable, in its sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

(e) For purposes of determining compliance with any Dollar denominated restriction on the Incurrence of Indebtedness denominated in a foreign currency, the Dollar equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, provided that (x) the Dollar equivalent principal amount of any such Indebtedness outstanding on February 20, 2004 shall be calculated based on the relevant currency exchange rate in effect on February 20, 2004 and (y) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness, converted into the currency in which the Indebtedness being refinanced is denominated at the currency exchange rate in effect on the date of such refinancing, does not exceed the principal amount of such Indebtedness being refinanced (plus premiums, accrued interest, fees and expenses). The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the foreign currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

(f) The Borrower and TWTC jointly and severally agree that neither the Borrower nor TWTC nor any Subsidiary Guarantor shall Incur any Indebtedness that pursuant to its terms is subordinate or junior in right of payment to any Indebtedness unless such Indebtedness is subordinated in right of payment to the Term Loan B Loans, the TWTC Guarantee or the TWTC Subsidiary Guarantee, as applicable, to the same extent; provided that Indebtedness will not be considered subordinate or junior in right of payment to any other Indebtedness solely by virtue of being unsecured or secured to a greater or lesser extent or with greater or lower priority.

9.3. Limitation on Restricted Payments. (a) The Borrower and TWTC jointly and severally agree that the Borrower and TWTC shall not, and shall not permit any Restricted Subsidiary of either the Borrower or TWTC to, directly or indirectly:

(i) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (x) dividends or distributions payable solely in shares of the Borrower’s or TWTC’s Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock (other than Disqualified Stock) and (y) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries held by minority stockholders) held by Persons other than the Borrower, TWTC or any Restricted Subsidiary;

(ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of (x) TWTC or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person or (y) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of TWTC (other than a Wholly Owned Restricted

Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of the Capital Stock of TWTC;

(iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of any Indebtedness that is subordinated in right of payment to the Term Loan B Loans, the TWTC Guarantee or the TWTC Subsidiary Guarantee; or

(iv) make any Investment, other than a Permitted Investment, in any Person

(such payments or any other actions described in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”) if, at the time of, and after giving effect to, the proposed Restricted Payment: (A) a Term Loan B Default (as defined in this Agreement) or Term Loan B Event of Default (as defined in this Agreement) shall have occurred and be continuing, (B) TWTC could not Incur at least $1.00 of Indebtedness under clause (i) of Section 9.2(a) or (C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after the Existing High Yield Closing Date shall exceed the sum of (1) the amount by which Consolidated EBITDA of TWTC exceeds 150% of Consolidated Interest Expense of TWTC, in each case, determined on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Existing High Yield Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the Commission or provided to the Administrative Agent pursuant to Section 9.15, plus (2) the aggregate Net Cash Proceeds and the fair market value of all non-cash proceeds received by the Borrower or TWTC after the Existing High Yield Closing Date from the issuance and sale permitted by this Agreement of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Borrower or TWTC, including an issuance or sale permitted by this Agreement of Indebtedness of the Borrower or TWTC for cash subsequent to the Existing High Yield Closing Date upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of the Borrower or TWTC, or from the issuance to a Person who is not a Subsidiary of the Borrower or TWTC of any options, warrants or other rights to acquire Capital Stock of the Borrower or TWTC (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Term Loan B Loans), in each case except to the extent such Net Cash Proceeds and non-cash proceeds are used to Incur Indebtedness pursuant to clause (viii) of Section 9.2(b), plus (3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Borrower, TWTC or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investments”), not to exceed, in each case, the amount of Investments previously made by the Borrower, TWTC or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

(b) The foregoing provision shall not be violated by reason of:

(i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph (a);

(ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Term Loan B Loans, the TWTC Guarantee or the TWTC Subsidiary Guarantee, including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clauses (iii) and (xii) of Section 9.2(b);

(iii) the repurchase, redemption or other acquisition of Capital Stock of TWTC or an Unrestricted Subsidiary (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of TWTC (or options, warrants or other rights to acquire such Capital Stock);

(iv) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of any Indebtedness which is subordinated in right of payment to the Term Loan B Loans, the TWTC Guarantee or the TWTC Subsidiary Guarantee, in exchange for, or out of the proceeds of a substantially concurrent sale of, shares of the Capital Stock (other than Disqualified Stock) of the Borrower or TWTC, as applicable (or options, warrants or other rights to acquire such Capital Stock);

(v) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of this Agreement applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Borrower or TWTC;

(vi) Investments in any Person the primary business of which is related, ancillary or complementary to the business of the Borrower, TWTC and the Restricted Subsidiaries on the date of such Investments; provided that the aggregate amount of Investments made pursuant to this clause (vi) does not exceed the sum of (a) $20 million plus (b) the amount of Net Cash Proceeds and the fair market value of all non-cash proceeds received by the Borrower or TWTC after the Existing High Yield Closing Date from the sale of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Borrower or TWTC, except to the extent such Net Cash Proceeds and non-cash proceeds are used to Incur Indebtedness pursuant to clause (viii) of Section 9.2(b) or to make Restricted Payments pursuant to clause (C)(2) of paragraph (a), or clauses (iii), (iv) or (vii) of this paragraph (b), of this Section 9.3, plus (c) the net reduction in Investments made pursuant to this clause (vi) resulting from distributions on or repayments of such Investments or from the Net Cash Proceeds or non-cash proceeds from the sale of any such Investment (except in each case to the extent any such payment or proceeds is included in the calculation of Adjusted Consolidated Net Income) or from such Person becoming a Restricted Subsidiary (valued in each case as provided in the definition of “Investments”), provided, however, that the net reduction in any Investment shall not exceed the amount of such Investment;

(vii) Investments acquired in exchange for Capital Stock (other than Disqualified Stock) of TWTC or the Borrower (except to the extent such acquired property has been used to make Restricted Payments pursuant to clause (C)(2) of paragraph (a) of this Section 9.3 to make a Restricted Payment);

(viii) other Restricted Payments in an aggregate amount not to exceed $25 million; and

(ix) the repurchase, redemption or other acquisition of Capital Stock of the Borrower or TWTC (or options, warrants or other rights to acquire such Capital Stock) from Persons who are or were formerly directors, officers or employees of the Borrower, TWTC or any Restricted Subsidiary, provided, however, that the aggregate amount of all such repurchases made in any calendar year pursuant to this clause (ix) shall not exceed $2.0 million; provided that, except in the case of clauses (i) and (iii) of this paragraph (b), no Term Loan B Default or Term Loan B Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

(c) Each Restricted Payment permitted pursuant to the preceding paragraph (b) (other than the Restricted Payment referred to in clause (ii) thereof, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (iii) or (iv) thereof and an Investment referred to in clause (vi) or (vii) thereof), and the Net Cash Proceeds and the fair market value of all non-cash proceeds from any issuance of Capital Stock referred to in clauses (iii), (iv), (vi) and (vii), shall be included in calculating whether the conditions of clause (C) of paragraph (a) of this Section 9.3 have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of the Borrower or TWTC are used for the redemption, repurchase or other acquisition of the Term Loan B Loans, or Indebtedness that is pari passu with the Term Loan B Loans, then the Net Cash Proceeds of such issuance shall be included in clause (C) of paragraph (a) of this Section 9.3 only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

9.4. Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. (a) The Borrower shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

(i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Borrower or any other Restricted Subsidiary;

(ii) pay any Indebtedness owed to the Borrower or any other Restricted Subsidiary;

(iii) make loans or advances to the Borrower or any other Restricted Subsidiary; or

(iv) transfer any of its property or assets to the Borrower or any other Restricted Subsidiary.

(b) The provisions of Section 9.4(a) shall not restrict any encumbrances or restrictions:

(i) existing on February 20, 2004 or any other agreements in effect on February 20, 2004, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Term Loan

B Lenders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

(ii) existing under or by reason of applicable law or required by any regulatory authority having jurisdiction over the Borrower or any Restricted Subsidiary;

(iii) existing with respect to any Person or the property or assets of such Person acquired by the Borrower or any Restricted Subsidiary, existing at the time of such acquisition and not Incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired, and any extensions, renewals or replacements of such encumbrances or restrictions; provided, however, that the encumbrances and restrictions in any such extensions, renewals or replacements are no less favorable in any material respect to the Term Loan B Lenders than those encumbrances or restrictions that are then in effect and that are being extended, renewed or replaced;

(iv) in the case of clause (iv) of paragraph (a) of this Section 9.4, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Borrower or any Restricted Subsidiary not otherwise prohibited by this Agreement or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, reduce the value of property or assets of the Borrower or any Restricted Subsidiary in any manner material to the Borrower or any Restricted Subsidiary;

(v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; or

(vi) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if (A) the encumbrance or restriction either (1) applies only in the event of a payment default or non compliance with respect to a financial covenant contained in such Indebtedness or agreement or (2) is contained in a Credit Agreement, (B) the encumbrance or restriction is not materially more disadvantageous to the Term Loan B Lenders (as defined in this Agreement) than is customary in comparable financings (as determined by the Borrower) and (C) the Borrower determines on the date of the Incurrence of such Indebtedness that any such encumbrance or restriction would not be expected to materially impair the Borrower’s ability to make principal or interest payments on the Term Loan B Loans.

(c) Nothing contained in this Section 9.4 shall prevent the Borrower or any Restricted Subsidiary from (1) creating, Incurring, assuming or suffering to exist any Liens otherwise permitted in Section 9.8 or (2) restricting the sale or other disposition of property or assets of the Borrower or any of its Restricted Subsidiaries that secure Indebtedness of the Borrower or any of its Restricted Subsidiaries.

9.5. Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries. The Borrower and TWTC jointly and severally agree that the Borrower and TWTC shall not sell, and shall not permit any Restricted Subsidiary of either the Borrower or TWTC, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except:

(i) to the Borrower, TWTC or a Wholly Owned Restricted Subsidiary;

(ii) issuances of director’s qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law;

(iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under Section 9.3 if made on the date of such issuance or sale; or

(iv) issuances or sales of Common Stock of a Restricted Subsidiary.

9.6. Limitation on Issuances of Guarantees by Restricted Subsidiaries. (a) The Borrower and TWTC jointly and severally agree that the Borrower and TWTC shall not permit any Restricted Subsidiary of either the Borrower or TWTC, directly or indirectly, to Guarantee any Indebtedness of TWTC which is pari passu with or subordinate in right of payment to the TWTC Guarantee or to Guarantee any of the Borrower’s Indebtedness which is pari passu with or subordinate in right of payment to the Term Loan B Loans (any such Indebtedness being the “Guaranteed Indebtedness”), unless:

(i) such Restricted Subsidiary simultaneously executes and delivers a supplemental agreement to this Agreement providing for a TWTC Subsidiary Guarantee of payment of the Term Loan B Loans by such Restricted Subsidiary;

(ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Borrower or TWTC or any Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under the TWTC Guarantee; provided that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary; and

(iii) if the Guaranteed Indebtedness is Indebtedness of TWTC, the Borrower would have been permitted to Incur such Guaranteed Indebtedness pursuant to clause (ii) of Section 9.2(a). If the Guaranteed Indebtedness is (A) pari passu with the Term Loan B Loans or the TWTC Guarantee, as applicable, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the TWTC Subsidiary Guarantee or (B) subordinated to the Term Loan B Loans or the TWTC Guarantee, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the TWTC Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Term Loan B Loans.

(b) Notwithstanding the provisions of paragraph (a) of this Section 9.6, the TWTC Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon:

(i) any sale, exchange or transfer, to any Person not an Affiliate of the Borrower or TWTC, of all of the Borrower’s, TWTC’s and each Restricted Subsidiary’s Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by this Agreement) or

(ii) the release or discharge of the Guarantee which resulted in the creation of a TWTC Subsidiary Guarantee, except a discharge or release by or as a result of payment under the TWTC Subsidiary Guarantee.

9.7. Limitation on Transactions with Stockholders and Affiliates. (a) The Borrower and TWTC jointly and severally agree that the Borrower and TWTC shall not, and shall not permit any Restricted Subsidiary of either the Borrower or TWTC to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with a Related Person or with any Affiliate of the Borrower, TWTC or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to the Borrower, TWTC or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s length transaction with a Person that is not such a Related Person or an Affiliate.

(b) The foregoing limitation does not limit, and shall not apply to (i) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which the Borrower, TWTC or a Restricted Subsidiary delivers to the Administrative Agent a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to the Borrower, TWTC or such Restricted Subsidiary from a financial point of view; (ii) any transaction solely between the Borrower or TWTC and any Wholly Owned Restricted Subsidiary or solely between Wholly Owned Restricted Subsidiaries; (iii) the payment of reasonable and customary regular fees to directors of the Borrower or TWTC who are not employees of the Borrower or TWTC; (iv) any transaction with respect to the lease or sharing or other use of cable or fiber lines, equipment, transmission capacity, right of way or other access rights, between the Borrower, TWTC or any Restricted Subsidiary and any other Person; provided that such transaction is on terms that (A) are consistent with past practice of the Borrower, TWTC or such Restricted Subsidiary and (B) are no less favorable, taken as a whole, to the Borrower, TWTC or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Borrower, TWTC or such Restricted Subsidiary with an unrelated Person (or, in the event that there are no comparable transactions involving unrelated Persons to apply for comparative purposes, is otherwise on terms that, taken as a whole, the Borrower or TWTC, as applicable, has determined to be fair to the Borrower or TWTC or the relevant Restricted Subsidiary) or (v) any Restricted Payments not prohibited by Section 9.3. Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this Section 9.7 and not covered by clauses (ii) through (v) of this paragraph, the aggregate amount of which exceeds $20 million in value, must be determined to be fair in the manner provided for in clause (i)(A) or (B) above.

9.8. Limitation on Liens. The Borrower and TWTC jointly and severally agree that the Borrower and TWTC shall not, and shall not permit any Restricted Subsidiary of either the Borrower or TWTC to, create, Incur, assume or suffer to exist any Lien on any of its assets or properties of any character (including, without limitation, licenses), or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, except Permitted Liens.

9.9. Limitation on Sale-Leaseback Transactions. (a) The Borrower and TWTC jointly and severally agree that the Borrower and TWTC shall not, and shall not permit any Restricted Subsidiary of either the Borrower or TWTC to, enter into any sale leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby the Borrower, TWTC or a Restricted Subsidiary sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which the Borrower, TWTC or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

(b) The foregoing restriction shall not apply to any sale leaseback transaction if (i) the lease is for a period, including renewal rights, of not in excess of three years; (ii) the lease secures or relates to industrial revenue or pollution control bonds; (iii) the transaction is solely between the Borrower or TWTC and any Wholly Owned Restricted Subsidiary or solely between Wholly Owned Restricted Subsidiaries; or (iv) the Borrower, TWTC or such Restricted Subsidiary applies an amount not less than the net proceeds received from such sale in compliance with Section 2.12.

9.10. Limitation on Asset Sales. The Borrower and TWTC jointly and severally agree that the Borrower and TWTC shall not, and shall not permit any Restricted Subsidiary of either the Borrower or TWTC to, consummate any Asset Sale, unless:

(i) the consideration received by the Borrower, TWTC or the Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and

(ii) at least 75% of the consideration received consists of cash, Temporary Cash Investments or the assumption of Indebtedness of TWTC (other than Indebtedness that is subordinated to the TWTC Guarantee), the Borrower (other than Indebtedness that is subordinated to the Term Loan B Loans) or a Restricted Subsidiary (other than Indebtedness that is subordinated to the TWTC Subsidiary Guarantee) and unconditional release of the Borrower, TWTC or the Restricted Subsidiary from all liability on the Indebtedness assumed; provided, however, that this clause (ii) shall not apply to long term assignments of capacity in a telecommunications network.

9.11. Existence. Subject to the provisions of Article 5 of the 2011 Second Lien Note Indenture (it being understood and agreed that in addition to the requirements for successor corporations contained therein, for purposes of this Section 9.11, the successor corporation must also expressly assume, by amendment to this Agreement executed by the predecessor (if TWTC or the Borrower), such successor corporation and the Administrative Agent, the due and punctual payment of the obligations of the predecessor under the Loan Documents, if any), the Borrower and TWTC jointly and severally agree that the Borrower and TWTC shall do or cause to be done all things necessary to preserve and keep in full force and effect their respective existences and the existence of each of their Restricted Subsidiaries in accordance with the respective organizational documents of the Borrower, TWTC and each Restricted Subsidiary and the rights (whether pursuant to charter, partnership certificate, agreement, statute or otherwise), licenses and franchises of the Borrower, TWTC and each Restricted Subsidiary; provided that neither the Borrower nor TWTC shall be required to preserve any such right, license or franchise, or the existence of any Restricted Subsidiary, if the maintenance or preservation thereof is no longer desirable in the conduct of the business of the Borrower, TWTC and their Restricted Subsidiaries taken as a whole.

9.12. Payment of Taxes and Other Claims. The Borrower and TWTC jointly and severally agree that the Borrower and TWTC shall pay or discharge and shall cause each of their Restricted Subsidiaries to pay or discharge, or cause to be paid or discharged, before the same shall become delinquent:

(i) all material taxes, assessments and governmental charges levied or imposed upon (a) the Borrower, TWTC or any such Restricted Subsidiary, (b) the income or profits of the Borrower, TWTC or any such Restricted Subsidiary which is a corporation or (c) the property of the Borrower, TWTC or any such Restricted Subsidiary; and

(ii) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a lien upon the property of the Borrower, TWTC or any such Restricted Subsidiary;

provided that neither the Borrower nor TWTC shall be required to pay or discharge, or cause to be paid or discharged, any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established.

9.13. Maintenance of Properties and Insurance. (a) The Borrower and TWTC jointly and severally agree that the Borrower and TWTC shall cause all properties used or useful in the conduct of their business or the business of any of the Restricted Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower and TWTC may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided that nothing in this Section 9.13 shall prevent the Borrower, TWTC or any Restricted Subsidiary from discontinuing the use, operation or maintenance of any of such properties or disposing of any of them, if such discontinuance or disposal is, in the judgment of the Borrower, TWTC or such Restricted Subsidiary having managerial responsibility for any such property, desirable in the conduct of the business of the Borrower, TWTC or such Restricted Subsidiary.

(b) The Borrower and TWTC jointly and severally agree that the Borrower and TWTC shall provide or cause to be provided, for themselves and the Restricted Subsidiaries, insurance (including appropriate self-insurance) against loss or damage of the kinds customarily insured against by corporations similarly situated and owning like properties with reputable insurers or with the government of the United States of America, or an agency or instrumentality thereof, in such amounts, with such deductibles and by such methods as the Borrower and TWTC in good faith shall determine to be reasonable and appropriate in the circumstances.

9.14. Notice of Defaults. In the event that any Officer of the Borrower or TWTC becomes aware of any Term Loan B Default or Term Loan B Event of Default relating to the Term Loan B Loans or in favor of the Term Loan B Lenders, the Borrower or TWTC, as applicable, shall promptly deliver to the Administrative Agent a Certificate of a Responsible Officer specifying such Term Loan B Default or Term Loan B Event of Default.

9.15. Financial Statements. TWTC and the Borrower shall furnish to the Administrative Agent for duplication and distribution to the Term Loan B Lenders:

(a) as soon as available, but in any event within 95 days after the end of each fiscal year of TWTC, a copy of the audited consolidated balance sheet of TWTC and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst &Young LLP or other independent certified public accountants of nationally recognized standing; and

(b) as soon as available, but in any event not later than 50 days after the end of each of the first three quarterly periods of each fiscal year of TWTC, the unaudited consolidated balance sheet of TWTC and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end adjustments).

All such financial statements, together with the notes thereto, shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

Any financial statement required to be delivered pursuant to this Section 9.15 shall be deemed to have been delivered on the date on which TWTC posts such financial statement on its website on the Internet at www.twtelecom.com or when such financial statement is posted on the SEC’s website on the Internet at www.sec.gov; provided that TWTC shall give notice of any such posting to the Administrative Agent (who shall then give notice of any such posting to the Term Loan B Lenders); provided, further, that TWTC shall deliver paper copies of any financial statement referred to in this Section 9.15 to the Administrative Agent if the Administrative Agent or any Term Loan B Lender acting through the Administrative Agent requests TWTC to deliver such paper copies until written notice to cease delivering such paper copies is given by the Administrative Agent.

9.16. Certificates. TWTC and the Borrower shall furnish to the Administrative Agent for duplication and distribution to the Term Loan B Lenders:

(a) concurrently with the delivery of the financial statements referred to in Section 9.15, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Term Loan B Default or Term Loan B Event of Default relating to the Term Loan B Loans or in favor of the Term Loan B Lenders, except as specified in such certificate;

(b) concurrently with the delivery of any financial statements pursuant to Section 9.15, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed in all material respects all of its covenants and other agreements relating to the

Term Loan B Loans or in favor of the Term Loan B Lenders, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, in each case, relating to the Term Loan B Loans or in favor of the Term Loan B Lenders, and that such Responsible Officer has obtained no knowledge of any Term Loan B Default or Term Loan B Event of Default relating to the Term Loan B Loans or in favor of the Term Loan B Lenders except as specified in such certificate; and

(c) within five days after the same are sent, copies of all financial statements and reports that TWTC or the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that TWTC or the Borrower may make to, or file with, the SEC.

(d) Any delivery required to be made pursuant to Section 9.16(c) shall be deemed to have been made on the date on which TWTC posts such delivery on its website on the Internet at www.twtelecom.com or when such delivery is posted on the SEC’s website on the Internet at www.sec.gov; provided that TWTC shall give notice of any such posting to the Administrative Agent (who shall then give notice of any such posting to the Term Loan B Lenders); provided, further, that TWTC shall deliver paper copies of any delivery referred to in Section 9.16(c) to the Administrative Agent if the Administrative Agent or any Term Loan B Lender acting through the Administrative Agent requests TWTC to deliver such paper copies until written notice to cease delivering such paper copies is given by the Administrative Agent.

9.17. Waiver of Stay, Extension or Usury Laws. The Borrower covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Borrower from paying all or any portion of the principal of, premium, if any, or interest on the Term Loan B Loans as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Agreement; and (to the extent that it may lawfully do so) the Borrower hereby expressly waives all benefit or advantage of any such law and covenant that it will not hinder, delay or impede the execution of any power herein granted to the Administrative Agent, but will suffer and permit the execution of every such power as though no such law had been enacted.

SECTION 10. TERM LOAN B LOAN EVENTS OF DEFAULT

The provisions contained in this Section 10 are for the sole and exclusive benefit of the Term Loan B Lenders and shall not inure to the benefit of the Revolving Lenders (or their successors or permitted assigns) and such provisions may only be amended, modified, supplemented or waived by the Required Term Loan B Lenders and without notice to, or the consent of, the Revolving Lenders (or their successors or permitted assigns). Subject to the foregoing, if any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Term Loan B Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest payable on any Term Loan B Loan, or any other amount payable to a Term Loan B Lender hereunder or under any other Loan Document, in either case with respect to the Term Loan B Loans, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made to a Term Loan B Lender by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished to a Term Loan B Lender by it, in either case with respect to the Term Loan B Loans or the Term Loan B Lenders, at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document which is for the express benefit of the Term Loan B Lenders or with respect to the Term Loan B Commitments (other than as provided in paragraphs (a) and (b) of this Section), and such default shall continue unremedied for a period of 30 (or, if no Term Loan B Loans are then outstanding hereunder, 60) days after notice to the Borrower from the Administrative Agent or the Required Term Loan B Lenders; or

(d) there occurs with respect to any issue or issues of Indebtedness of TWTC, the Borrower or any Significant Subsidiary having an outstanding principal amount of $20 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (A) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity (as defined in the Second Lien Note Indenture) and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (B) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default; or

(e) any of the Revolving Loans are accelerated, in each case, by the Revolving Lenders in accordance with Section 8 of this Agreement following a Revolving Event of Default with respect to the Revolving Commitments or in favor of the Revolving Lenders; or

(f) (i) TWTC, the Borrower or any Significant Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or TWTC, the Borrower or any Significant Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against TWTC, the Borrower or any Significant Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against TWTC, the Borrower or any Significant Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) TWTC, the Borrower or any Significant Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) TWTC, the Borrower or any Significant Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) any final judgment or order (not covered by insurance) for the payment of money in excess of $20 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self insurance or retention as not so covered) shall be rendered against the Borrower, TWTC or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $20 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h) (A) default by the Borrower, TWTC or any Subsidiary Guarantor in the performance of the Security Documents which adversely affects the enforceability, validity, perfection or priority of the Liens for the Term Loan B Loans or which adversely affects the condition or value of the Collateral, in each case, taken as a whole, in any material respect, (B) repudiation or disaffirmation by the Borrower, TWTC or any of such Subsidiary Guarantors that individually or together would constitute a Significant Subsidiary of its or their obligations under the Security Documents or (C) the determination in a judicial proceeding that all or any material portion of the Security Documents, taken as a whole, are unenforceable or invalid, for any reason, against the Borrower, the Parent Guarantor or any of such Subsidiary Guarantors that individually or together would constitute a Significant Subsidiary; or

(i) (A) the TWTC Subsidiary Guarantee provided by Subsidiary Guarantors that individually or together would constitute a Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of the TWTC Subsidiary Guarantees or the terms of this Agreement) or any Subsidiary Guarantor denies or disaffirms its obligations under the TWTC Subsidiary Guarantee; or (B) the TWTC Guarantee ceases to be in full force and effect or the Parent Guarantor denies or disaffirms its obligations under the TWTC Guarantee;

then, and in any such event, (A) if such event is a Term Loan B Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Term Loan B Commitments shall immediately terminate and the Term Loan B Loans hereunder (with accrued interest thereon) and all other amounts owing to the Term Loan B Lenders under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Term Loan B Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Term Loan B Lenders, the Administrative Agent may, or upon the request of the Required Term Loan B Lenders, the Administrative Agent shall, by notice to the Borrower declare the Term Loan B Commitments to be terminated forthwith, whereupon the Term Loan B Commitments shall immediately terminate; and (ii) with the consent of the Required Term Loan B Lenders, the Administrative Agent may, or upon the request of the Required Term Loan B Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Term Loan B Loans hereunder (with accrued interest thereon) and all other amounts owing to the Term Loan B Lenders under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 11. THE AGENTS

11.1. Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent and the Collateral Agent as the agents of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent and the Collateral Agent, in such capacities, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent and the Collateral Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, neither the Administrative Agent nor the Collateral Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Agent.

11.2. Delegation of Duties. The Administrative Agent and the Collateral Agent may execute any of their respective duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

11.3. Exculpatory Provisions. None of the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

11.4. Reliance by Administrative Agent and Collateral Agent. Each of the Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to TWTC or the Borrower), independent accountants and other experts selected by it. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each of the Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence, as it deems appropriate, of the Person(s) whose consent is required as specified in Sections 12.1 or it shall first be indemnified to its satisfaction by the Revolving Lenders or the Term Loan B Lenders, as the case may be, against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Person(s) whose consent is required as specified in Section 12.1, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

11.5. Notice of Default. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Revolving Default or Revolving Event of Default hereunder unless the Administrative Agent has received notice from a Revolving Lender, TWTC or the Borrower referring to this Agreement, describing such Revolving Default or Revolving Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent or the Collateral Agent receives such a notice, the Administrative Agent or the Collateral Agent shall send a copy of such notice to the Revolving Lenders, the Borrower and TWTC. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Term Loan B Default or Term Loan B Event of Default hereunder unless the Administrative Agent has received notice from a Term Loan B Lender, TWTC or the Borrower referring to this Agreement, describing such Term Loan B Default or Term Loan B Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent or the Collateral Agent receives such a notice, the Administrative Agent or the Collateral Agent shall send a copy of such notice to the Term Loan B Lenders, the Borrower and TWTC. Subject to Section 12.16 of this Agreement and Section 8.19 of the Guarantee and Collateral Agreement, the Administrative Agent or the Collateral Agent, as the case may be, shall take such action with respect to any Default or Event of Default as shall be reasonably directed by the Majority Facility Lenders; provided that unless and until the Administrative Agent and the Collateral Agent shall have received such directions, the Administrative Agent and the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders. Subject to Section 12.16 of this Agreement and Section 8.19 of the Guarantee and Collateral Agreement, the Administrative Agent or the Collateral Agent, as the case may be, shall take such action with respect to any Revolving Default or Revolving Event of Default as shall be reasonably directed by the Required Revolving Lenders; provided that unless and until the Administrative Agent and the Collateral Agent shall have received such directions, the Administrative Agent and the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Revolving Default or Revolving Event of Default as it shall deem advisable in the best interests of the Revolving Lenders. Subject to Section 12.16 of this Agreement and Section 8.19 of the Guarantee and Collateral Agreement, the Administrative Agent or the Collateral Agent, as the case may be, shall take such action with respect to any Term Loan B Default or Term Loan B Event of Default as shall be reasonably directed by the Required Term Loan B Lenders; provided that unless and until the Administrative Agent and the Collateral Agent shall have received such directions, the Administrative Agent and the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Term Loan B Default or Term Loan B Event of Default as it shall deem advisable in the best interests of the Term Loan B Lenders.

11.6. Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that none of the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Revolving Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Revolving Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or the Collateral Agent or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates. Except for notices, reports and other documents expressly required to be furnished to the Term Loan B Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Term Loan B Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or the Collateral Agent or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates.

11.7. Indemnification. (a) Insofar as the same relates to the Revolving Facility or the Revolving Extensions of Credit, the Revolving Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Loan Parties and without limiting the obligation of the Loan Parties to do so), ratably according to their respective Aggregate Revolving Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Revolving Commitments shall have terminated and the Revolving Loans shall have been paid in full, ratably in accordance with such Aggregate Revolving Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Revolving Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Revolving Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Revolving Loans and all other amounts payable hereunder.

(b) Insofar as the same relates to the Term Loan B Facility or the Term Loan B Loans, the Term Loan B Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Loan Parties and without limiting the obligation of the Loan Parties to do so), ratably according to their respective Aggregate Term Loan B Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Term Loan B Commitments shall have terminated and the Term Loan B Loans shall have been paid in full, ratably in accordance with such Aggregate Term Loan B Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Term Loan B Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Term Loan B Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Term Loan B Loans and all other amounts payable hereunder.

11.8. Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

11.9. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Revolving Event of Default under Section 8(a) or Section 8(f) or a Term Loan Event of Default under Section 10(a) or Section 10(f), in each case, with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

11.10. Successor Collateral Agent. Subject to the provisions of the Intercreditor Agreement and the Guarantee and Collateral Agreement, the Collateral Agent may resign as Collateral Agent upon 30 days’ notice to the Lenders and the Borrower. If the Collateral Agent shall resign as Collateral Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless a Revolving Event of Default under Section 8(a) or Section 8(f) or Term Loan B Event of Default under Section 10(a) or Section 10(f), in each case, with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Collateral Agent, and the term “Collateral Agent” shall mean such successor agent effective upon such appointment and approval, and the former Collateral Agent’s rights, powers and duties as Collateral Agent shall be terminated, without any other or further act or deed on the part of such former Collateral Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Collateral Agent by the date that is 30 days following a retiring Collateral Agent’s notice of resignation, the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective and the Administrative Agent shall assume and perform all of the duties of the Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Collateral Agent’s resignation as Collateral Agent, the provisions of this Section 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement and the other Loan Documents.

11.11. Syndication Agent and Documentation Agent. Neither the Syndication Agent nor the Documentation Agent shall have any duties or responsibilities hereunder in its capacity as such.

11.12. Confirmation. Without intending to derogate from the discretion retained by the Administrative Agent and the Collateral Agent under each of the Loan Documents, the Administrative Agent, as the “Controlling Party” under the Guarantee and Collateral Agreement, and the Collateral Agent, hereby confirm and agree that with respect to amendments, supplements, or modifications to, and waivers and releases of, any of the terms and provisions of the Guarantee and Collateral Agreement, the Intercreditor Agreement or with respect to the Collateral or any portion thereof or with respect to the Obligors (as defined in the Guarantee and Collateral Agreement) that are (i) requested or consented to by TWTC or the Borrower, (ii) approved or not opposed by the Required Lenders, and (iii) not inconsistent with or contrary to the provisos to Sections 8.1 and 8.2 of the Guarantee and Collateral Agreement, shall be effected or accomplished as promptly as is reasonably practicable.

SECTION 12. MISCELLANEOUS

12.1. Amendments and Waivers. (a) Subject to Section 12.16, neither this Agreement, nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 12.1 and, in the case of the Intercreditor Agreement, the provisions of Section 9.3 thereof and, in the case of the Guarantee and Collateral Agreement, the provisions of Section 8.2 thereof.

(b) Subject to the foregoing and Section 12.16, the Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent (or the Collateral Agent, as the case may be) and each Loan Party party to the relevant Loan Document may, from time to time, (x) enter into written amendments (including amendments and restatements), supplements, or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights or obligations of the Lenders or of the Loan Parties hereunder or thereunder or (y) waive, on such terms and conditions as the Required Lenders or the Administrative Agent (or the Collateral Agent, as the case may be), with the written consent of the Required Lenders, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents; provided that (A) only the Required Revolving Lenders or the Administrative Agent (or the Collateral Agent, as the case many be), with the written consent of the Required Revolving Lenders shall waive any Revolving Default or Revolving Event of Default and its consequences, including, without limitation, the termination of the Revolving Commitments and the Revolving Loans being due and payable and (B) only the Required Term Loan B Lenders or the Administrative Agent (or the Collateral Agent, as the case may be), with the written consent of the Required Term Loan B Lenders, shall waive any Term Loan B Default or Term Loan B Event of Default and its consequences, including, without limitation, the termination of the Term Loan B Commitments and the Term Loan B Loans being due and payable; and provided, further, that, subject to the last sentence of this Section 12.1(b), no such waiver and no such amendment, supplement or modification shall (i) reduce or forgive the principal amount or extend the final scheduled date of maturity of any Revolving Loan, reduce the stated rate of any interest or fee payable with respect to the Revolving Facility or the Revolving Extensions of Credit (except that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Revolving Lender’s Revolving Commitment, in each case without the written consent of each Revolving Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Revolving Lender under Section 2.1(b) or this Section 12.1 without the written consent of such Revolving Lender; (iii) reduce any percentage specified in the definition of Required Revolving Lenders, Required Lenders or Majority Facility Lenders or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents with respect to the Revolving Facility or the Revolving Extensions of Credit, in each case without the written consent of all Revolving Lenders; (iv) amend, modify or waive any provision of Section 2.18(a) or (b) without the written consent of each Revolving Lender adversely affected thereby; (v) amend or modify any provision of Section 12.6(c)(i) to add any additional consent requirements necessary to effect any assignment under such Section without the written consent of the Supermajority Revolving Lenders; (vi) reduce or forgive the principal amount or extend the scheduled date of any amortization payment or the final scheduled date of maturity of any Term Loan B Loan, reduce the stated rate of any interest or fee payable with respect to the Term Loan B Facility or the Term Loan B Loans or extend the scheduled date of any payment thereof, or increase the amount of any Term Loan B Lender’s Term Loan B Commitment, in each case without the written consent of each Term Loan B Lender directly affected thereby; (vii) eliminate or reduce the voting rights of any Term Loan B Lender under this Section 12.1 without the written consent of such Term Loan B Lender; (viii) reduce any percentage specified in the definition of Required Term Loan B Lenders, Required Lenders or Majority Facility Lenders or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents with respect to the Term Loan B Facility or the Term Loan B Loans, in each case without the written consent of all Term Loan B Lenders; (ix) amend, modify or waive any provision of Section 2.18(a) or (c) without the written consent of each Term Loan B Lender adversely affected thereby; (x) amend or modify any provision of Section 12.6(c)(ii) to add any additional consent requirements necessary to effect any assignment under such Section without the written consent of the Supermajority Term Loan B Lenders; (xi) exercise any remedies under the Guarantee and Collateral Agreement or take any “Enforcement Action” (as defined in the Intercreditor Agreement) without the written consent of the Majority Facility Lenders; (xii) release, or subordinate to any other Person the Liens of the Collateral Agent upon, or permit Liens in favor of any other Person that are pari passu to the Liens of the Collateral Agent upon, all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (xiii) amend, modify or waive any provision of Section 11 relating to the Administrative Agent without the written consent of the Administrative Agent; (xiv) amend, modify or waive any provisions of section 11 relating to the Collateral Agent without the written consent of the Collateral Agent; (xv) amend, modify or waive any provision of Section 2.7 or 2.8 without the written consent of the Swingline Lender; or (xvi) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender. It is agreed and understood that the voting requirements contained in clauses (i) through (v) in the immediately preceding sentence shall not require any vote of any Term Loan B Lender and that the voting requirements contained in clauses (vi) through (x) in the immediately preceding sentence shall not require any vote of any Revolving Lender.

(c) Any such waiver and any such amendment, supplement or modification made with respect to the Revolving Facility shall apply equally to each of the Revolving Lenders and shall be binding upon the Loan Parties, the Revolving Lenders, the Collateral Agent, the Administrative Agent and all future holders of the Revolving Loans. In the case of any waiver under the Revolving Facility, the Loan Parties, the Revolving Lenders, the Collateral Agent and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Revolving Default or Revolving Event of Default (or, insofar as the Revolving Facility is concerned, Default or Event of Default) waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Revolving Default or Revolving Event of Default (or, insofar as the Revolving Facility is concerned, Default or Event of Default), or impair any right consequent thereon. Any such waiver and any such amendment, supplement or modification made with respect to the Term Loan B Facility shall apply equally to each of the Term Loan B Lenders and shall be binding upon the Loan Parties, the Term Loan B Lenders, the Collateral Agent, the Administrative Agent and all future holders of the Term Loan B Loans. In the case of any waiver under the Term Loan B Facility, the Loan Parties, the Term Loan B Lenders, the Collateral Agent and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Term Loan B Default or Term Loan B Event of Default (or, insofar as the Term Loan B Facility is concerned, Default or Event of Default) waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Term Loan B Default or Term Loan B Event of Default (or, insofar as the Term Loan B Facility is concerned, Default or Event of Default), or impair any right consequent thereon. Any other such waiver and any other such amendment, supplement or modification made shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Collateral Agent, the Administrative Agent and all future holders of the Loans.

(d) Notwithstanding anything to the contrary above, each Lender hereby authorizes the Administrative Agent on its behalf, and without its further consent, to enter into amendments to this Agreement (including, without limitation, amendments to this Section 12.1) and the other Loan Documents as the Administrative Agent may reasonably deem appropriate in order to effectuate an Incremental Facility, including, without limitation, amendments to permit the Incremental Loans to share ratably (to the extent that such benefits are otherwise available to all Lenders) in the benefits of this Agreement and the other Loan Documents and to include appropriately the Lenders under an Incremental Facility in any determination of the Required Lenders; provided that no such amendment shall modify any provision described in clauses (i), (ii), (vi) and (vii) of Section 12.1(b) or otherwise adversely affect in any material respect the rights of any Lender, in each case without the written consent of such Lender.

(e) In addition, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Collateral Agent and the Administrative Agent to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder to share ratably in the benefits of this Agreement and the other Loan Documents and to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

12.2. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of TWTC, the Borrower, the Collateral Agent, the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

TWTC:	Time Warner Telecom Inc.
10475 Park Meadows Drive
Littleton, CO 80124
Attention: Mark A. Peters, Vice President, Treasurer
Telecopy: (303) 566-1776
Telephone: (303) 566-1545

the Borrower:	Time Warner Telecom Holdings Inc.
10475 Park Meadows Drive
Littleton, CO 80124
Attention: Paul B. Jones, Esq., General Counsel
Telecopy: (303) 566-1237
Telephone: (303) 566-1777

the Administrative Agent:	Lehman Commercial Paper Inc.
745 Seventh Avenue, 16th Floor
New York, NY 10019
Attention: Maritza Ospina
Telecopy: (646) 758-4648
Telephone: (212) 526-6590

the Collateral Agent:	Lehman Commercial Paper Inc.
745 Seventh Avenue
New York, NY 10019
Attention: Robert Berzins
Telecopy: (646) 758-1906
Telephone: (212) 526-3712

provided that any notice, request or demand to or upon the Administrative Agent, the Collateral Agent or the Lenders shall not be effective until received.

12.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

12.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

12.5. Payment of Expenses and Taxes. Each of TWTC and the Borrower agrees (a) to pay or reimburse the Administrative Agent, the Collateral Agent and the Joint Lead Arrangers for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the syndication of this Agreement and the preparation, execution and delivery of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented fees, disbursements and other charges of one firm of primary counsel to the Administrative Agent and the Collateral Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Effective Date (in the case of amounts to be paid on the Effective Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent or the Collateral Agent shall deem appropriate, (b) to pay or reimburse each Lender (other than in respect of intercreditor disputes arising from the Intercreditor Agreement), the Administrative Agent and the Collateral Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees, disbursements and other charges of counsel to each Lender and of counsel to the Administrative Agent, the Collateral Agent and the Joint Lead Arrangers, (c) to pay, indemnify, and hold each Lender, the Administrative Agent and the Collateral Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, the Administrative Agent , the Collateral Agent and the Joint Lead Arrangers and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of TWTC or any of its Subsidiaries or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that neither TWTC nor the Borrower shall have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities have resulted from the gross negligence or willful misconduct of such Indemnitee. It is understood and agreed that, to the extent not precluded by a conflict of interest, each Indemnitee shall endeavor to work cooperatively with a view to minimizing the legal and other expenses associated with any defense and any potential settlement or judgment. Without limiting the foregoing, and to the extent permitted by applicable law, TWTC agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 12.5 shall be payable not later than 10 days after written demand therefor. Statements payable by TWTC or the Borrower pursuant to this Section 12.5 shall be submitted to the address of the Borrower set forth in Section 12.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 12.5 shall survive repayment of the Loans and all other amounts payable hereunder.

12.6. Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of TWTC, the Borrower, the Lenders, the Agents, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

(b) (i) Any Revolving Lender other than any Conduit Lender may, without the consent of the Borrower or any Agent, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a “Revolving Participant”) participating interests in any Revolving Loan owing to such Revolving Lender, any Revolving Commitment of such Revolving Lender or any other interest of such Revolving Lender hereunder and under the other Loan Documents. In the event of any such sale by a Revolving Lender of a participating interest to a Revolving Participant, such Revolving Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Revolving Lender shall remain solely responsible for the performance thereof, such Revolving Lender shall remain the holder of any such Revolving Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Revolving Lender in connection with such Revolving Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Revolving Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Revolving Loans or any fees payable hereunder, or postpone the date of the final maturity of the Revolving Loans, in each case to the extent subject to such participation. The Borrower agrees that if amounts outstanding under this Agreement and the Revolving Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of a Revolving Event of Default, each Revolving Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Revolving Lender under this Agreement; provided that, in purchasing such participating interest, such Revolving Participant shall be deemed to have agreed to share with the Revolving Lenders the proceeds thereof as provided in Section 12.7(a)(i) as fully as if it were a Revolving Lender hereunder. The Borrower also agrees that each Revolving Participant shall be entitled to the benefits of Sections 2.19, 2.20 and 2.21 with respect to its participation in the Revolving Commitments and the Revolving Loans outstanding from time to time as if it was a Revolving Lender; provided that, in the case of Section 2.20, such Revolving Participant shall have complied with the requirements of said Section; and provided, further, that no Revolving Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor

Revolving Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Revolving Lender to such Revolving Participant had no such transfer occurred. In the event that any Revolving Lender sells participations in a Revolving Loan, such Revolving Lender shall maintain a register on which it enters the name of all participants in the Revolving Loans held by it (the “Revolving Participant Register”). A Revolving Loan (and the Revolving Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Revolving Participant Register.

(ii) Any Term Loan B Lender other than any Conduit Lender may, without the consent of the Borrower or any Agent, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a “Term Loan B Participant”) participating interests in any Term Loan B Loan owing to such Term Loan B Lender, any Term Loan B Commitment of such Term Loan B Lender or any other interest of such Term Loan B Lender hereunder and under the other Loan Documents. In the event of any such sale by a Term Loan B Lender of a participating interest to a Term Loan B Participant, such Term Loan B Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Term Loan B Lender shall remain solely responsible for the performance thereof, such Term Loan B Lender shall remain the holder of any such Term Loan B Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Term Loan B Lender in connection with such Term Loan B Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Term Loan B Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Term Loan B Loans or any fees payable hereunder, or postpone the date of the final maturity of the Term Loan B Loans, in each case to the extent subject to such participation. The Borrower agrees that if amounts outstanding under this Agreement and the Term Loan B Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of a Term Loan B Event of Default, each Term Loan B Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Term Loan B Lender under this Agreement; provided that, in purchasing such participating interest, such Term Loan B Participant shall be deemed to have agreed to share with the Term Loan B Lenders the proceeds thereof as provided in Section 12.7(a)(i) as fully as if it were a Term Loan B Lender hereunder. The Borrower also agrees that each Term Loan B Participant shall be entitled to the benefits of Sections 2.19, 2.20 and 2.21 with respect to its participation in the Term Loan B Commitments and the Term Loan B Loans outstanding from time to time as if it was a Term Loan B Lender; provided that, in the case of Section 2.20, such Term Loan B Participant shall have complied with the requirements of said Section; and provided, further, that no Term Loan B Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Term Loan B Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Term Loan B Lender to such Term Loan B Participant had no such transfer occurred. In the event that any Term Loan B Lender sells participations in a Term Loan B Loan, such Term Loan B Lender shall maintain a register on which it enters the name of all participants in the

Term Loan B Loans held by it (the “Term Loan B Participant Register”). A Term Loan B Loan (and the Term Loan B Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Term Loan B Participant Register.

(c) (i) Any Revolving Lender other than any Conduit Lender (a “Revolving Assignor”) may, in accordance with applicable law, at any time and from time to time assign to any Revolving Lender, any Affiliate of any Revolving Lender or any Approved Fund or, with the consent of the Borrower, the Administrative Agent and the Issuing Lender (which, in each case, shall not unreasonably be withheld or delayed), to an additional bank, financial institution or other entity (a “Revolving Assignee”) all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to a Revolving Assignment and Acceptance, executed by such Revolving Assignee, such Revolving Assignor and any other Person whose consent is required pursuant to this paragraph, and delivered to the Administrative Agent for its acceptance and recording in the Revolving Register; provided that, unless otherwise agreed by the Borrower and the Administrative Agent, no such assignment to a Revolving Assignee (other than any Revolving Lender or any Affiliate of any Revolving Lender or any Approved Fund) shall be in an aggregate principal amount of less than $5,000,000, except in the case of an assignment of all of a Revolving Lender’s interests under this Agreement. For purposes of the proviso contained in the preceding sentence, the amount described therein shall be aggregated in respect of each Revolving Lender and its related Approved Funds, if any. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Revolving Assignment and Acceptance, (x) the Revolving Assignee thereunder shall be a party hereto and, to the extent provided in such Revolving Assignment and Acceptance, have the rights and obligations of a Revolving Lender hereunder with a Revolving Commitment and/or Revolving Loans as set forth therein, and (y) the Revolving Assignor thereunder shall, to the extent provided in such Revolving Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of a Revolving Assignment and Acceptance covering all of a Revolving Assignor’s rights and obligations under this Agreement, such Revolving Assignor shall cease to be a party hereto) except with respect to its obligations under Section 12.15. Notwithstanding any provision of this Section 12.6(c)(i), the consent of the Borrower shall not be required for any assignment by a Revolving Lender that occurs when a Revolving Event of Default shall have occurred and be continuing. Notwithstanding the foregoing, any Conduit Lender may assign at any time to its designating Revolving Lender hereunder without the consent of the Borrower or the Administrative Agent any or all of the Revolving Loans it may have funded hereunder and pursuant to its designation agreement and without regard to the limitations set forth in the first sentence of this Section 12.6(c)(i). In addition, a Revolving Lender shall permitted to transfer internally any of its Revolving Loans or any portion of its Revolving Commitments to an Approved Fund of such Revolving Lender without delivering a Revolving Assignment and Acceptance to the Administrative Agent, provided that (a) the transferring Revolving Lender shall maintain a register with respect to any such transfer and (b) notwithstanding the effectiveness of any such transfer, the transferring Revolving Lender shall continue to be the Revolving Lender of record, and be obligated, hereunder for all purposes of this Agreement and the other Loan Documents until such Approved Fund that is a transferee of such Revolving Lender delivers a Revolving Assignment and Acceptance to the Administrative Agent for recording in accordance with this Section 12.6(c)(i).

(ii) Any Term Loan B Lender other than any Conduit Lender (a “Term Loan B Assignor”) may, in accordance with applicable law, at any time and from time to time assign to any Term Loan B Lender, any Affiliate of any Term Loan B Lender or any Approved Fund or, with the consent of the Borrower and the Administrative Agent (which, in each case, shall not unreasonably be withheld or delayed), to an additional bank, financial institution or other entity (a “Term Loan B Assignee”) all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to a Term Loan B Assignment and Acceptance, executed by such Term Loan B Assignee, such Term Loan B Assignor and any other Person whose consent is required pursuant to this paragraph, and delivered to the Administrative Agent for its acceptance and recording in the Term Loan B Register; provided that, unless otherwise agreed by the Borrower and the Administrative Agent, no such assignment to a Term Loan B Assignee (other than any Term Loan B Lender or any Affiliate of any Term Loan B Lender or any Approved Fund) shall be in an aggregate principal amount of less than $1,000,000, except in the case of an assignment of all of a Term Loan B Lender’s interests under this Agreement. For purposes of the proviso contained in the preceding sentence, the amount described therein shall be aggregated in respect of each Term Loan B Lender and its related Approved Funds, if any. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Term Loan B Assignment and Acceptance, (x) the Term Loan B Assignee thereunder shall be a party hereto and, to the extent provided in such Term Loan B Assignment and Acceptance, have the rights and obligations of a Term Loan B Lender hereunder with a Term Loan B Commitment and/or Term Loan B Loans as set forth therein, and (y) the Term Loan B Assignor thereunder shall, to the extent provided in such Term Loan B Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of a Term Loan B Assignment and Acceptance covering all of a Term Loan B Assignor’s rights and obligations under this Agreement, such Term Loan B Assignor shall cease to be a party hereto) except with respect to its obligations under Section 12.15. Notwithstanding any provision of this Section 12.6(c)(ii), the consent of the Borrower shall not be required for any assignment by a Term Loan B Lender that occurs when a Term Loan B Event of Default shall have occurred and be continuing. Notwithstanding the foregoing, any Conduit Lender may assign at any time to its designating Term Loan B Lender hereunder without the consent of the Borrower or the Administrative Agent any or all of the Term Loan B Loans it may have funded hereunder and pursuant to its designation agreement and without regard to the limitations set forth in the first sentence of this Section 12.6(c)(ii). In addition, a Term Loan B Lender shall permitted to transfer internally any of its Term Loan B Loans or any portion of its Term Loan B Commitments to an Approved Fund of such Term Loan B Lender without delivering a Term Loan B Assignment and Acceptance to the Administrative Agent, provided that (a) the transferring Term Loan B Lender shall maintain a register with respect to any such transfer and (b) notwithstanding the effectiveness of any such transfer, the transferring Term Loan B Lender shall continue to be the Term Loan B Lender of record, and be obligated, hereunder for all purposes of this Agreement and the other Loan Documents until such Approved Fund that is a transferee of such Term Loan B Lender delivers a Term Loan B Assignment and Acceptance to the Administrative Agent for recording in accordance with this Section 12.6(c)(ii).

(d) (i) The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 12.2 a copy of each Revolving Assignment and Acceptance delivered to it and a register (the “Revolving Register”) for the recordation of the names and addresses of the Revolving Lenders and the Revolving Commitment of, and the principal amount of the Revolving Loans owing to, each Revolving Lender from time to time. The Revolving Register shall be available for inspection by the Borrower or any Revolving Lender at any reasonable time and from time to time upon reasonable prior notice. The entries in the Revolving Register shall be conclusive, in the absence of manifest error, and the Borrower, each other Loan Party, the Administrative Agent, the Collateral Agent and the Revolving Lenders shall treat each Person whose name is recorded in the Revolving Register as the owner of the Revolving Loans and any Notes evidencing the Revolving Loans recorded therein for all purposes of this Agreement. Any assignment of any Revolving Loan, whether or not evidenced by a Revolving Note, shall be effective only upon appropriate entries with respect thereto being made in the Revolving Register. Any assignment or transfer of all or part of a Revolving Loan evidenced by a Revolving Note shall be registered on the Revolving Register only upon surrender for registration of assignment or transfer of the Revolving Note evidencing such Revolving Loan, accompanied by a duly executed Revolving Assignment and Acceptance, and thereupon one or more new Revolving Notes shall be issued to the designated Revolving Assignee.

(ii) The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 12.2 a copy of each Term Loan B Assignment and Acceptance delivered to it and a register (the “Term Loan B Register”) for the recordation of the names and addresses of the Term Loan B Lenders and the Term Loan B Commitment of, and the principal amount of the Term Loan B Loans owing to, each Term Loan B Lender from time to time. The Term Loan B Register shall be available for inspection by the Borrower or any Term Loan B Lender at any reasonable time and from time to time upon reasonable prior notice. The entries in the Term Loan B Register shall be conclusive, in the absence of manifest error, and the Borrower, each other Loan Party, the Administrative Agent, the Collateral Agent and the Term Loan B Lenders shall treat each Person whose name is recorded in the Term Loan B Register as the owner of the Term Loan B Loans and any Term Loan B Notes evidencing the Term Loan B Loans recorded therein for all purposes of this Agreement. Any assignment of any Term Loan B Loan, whether or not evidenced by a Term Loan B Note, shall be effective only upon appropriate entries with respect thereto being made in the Term Loan B Register. Any assignment or transfer of all or part of a Term Loan B Loan evidenced by a Term Loan B Note shall be registered on the Term Loan B Register only upon surrender for registration of assignment or transfer of the Term Loan B Note evidencing such Term Loan B Loan, accompanied by a duly executed Term Loan B Assignment and Acceptance, and thereupon one or more new Term Loan B Notes shall be issued to the designated Term Loan B Assignee.

(e) (i) Upon its receipt of a Revolving Assignment and Acceptance executed by a Revolving Assignor, a Revolving Assignee and any other Person whose consent is required by Section 12.6(c)(i), together with payment to the Administrative Agent of a registration and processing fee of $3,500, the Administrative Agent shall (i) promptly accept such Revolving Assignment and Acceptance and (ii) record the information contained therein in the Revolving Register on the effective date determined pursuant thereto.

(ii) Upon its receipt of a Term Loan B Assignment and Acceptance executed by a Term Loan B Assignor, a Term Loan B Assignee and any other Person whose consent is required by Section 12.6(c)(ii), together with payment to the Administrative Agent of a registration and processing fee of $3,500, the Administrative Agent shall (i) promptly accept such Term Loan B Assignment and Acceptance and (ii) record the information contained therein in the Term Loan B Register on the effective date determined pursuant thereto.

(f) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 12.6 concerning assignments of Revolving Loans and Revolving Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Revolving Lender of any Revolving Loan or Revolving Note to any Federal Reserve Bank in accordance with applicable law. For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 12.6 concerning assignments of Term Loan B Loans and Term Loan B Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Term Loan B Lender of any Term Loan B Loan or Term Loan B Note to any Federal Reserve Bank in accordance with applicable law.

(g) The Borrower, upon receipt of written notice from the relevant Revolving Lender, agrees to issue a Revolving Note to any Revolving Lender requiring a Revolving Note to facilitate transactions of the type described in paragraph (f) above. The Borrower, upon receipt of written notice from the relevant Term Loan B Lender, agrees to issue a Term Loan B Note to any Term Loan B Lender requiring a Term Loan B Note to facilitate transactions of the type described in paragraph (f) above.

(h) Each of TWTC, the Borrower, each Lender and each Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

12.7. Adjustments; Set-off. (a) (i) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Revolving Lender, if any Revolving Lender (a “Benefitted Revolving Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f) or otherwise), in a greater proportion than any such payment to or collateral received by any other Revolving Lender, if any, in respect of the Obligations owing to such other Revolving Lender, such Benefitted Revolving Lender shall purchase for cash from the other Revolving Lenders a participating interest in such portion of the Obligations owing to each such other Revolving Lender, or shall provide such other Revolving Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Revolving Lender to share the excess payment or benefits of such collateral ratably with each of the Revolving Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Revolving Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(ii) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Term Loan B Lender, if any Term Loan B Lender (a “Benefitted Term Loan B Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 10(f) or otherwise), in a greater proportion than any such payment to or collateral received by any other Term Loan B Lender, if any, in respect of the Obligations owing to such other Term Loan B Lender, such Benefitted Term Loan B Lender shall purchase for cash from the other Term Loan B Lenders a participating interest in such portion of the Obligations owing to each such other Term Loan B Lender, or shall provide such other Term Loan B Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Term Loan B Lender to share the excess payment or benefits of such collateral ratably with each of the Term Loan B Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Term Loan B Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) (i) In addition to any rights and remedies of the Revolving Lenders provided by law, each Revolving Lender shall have the right, at any time that a Revolving Event of Default shall have occurred and be continuing, without prior notice to TWTC or the Borrower, any such notice being expressly waived by TWTC and the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by TWTC or the Borrower hereunder, subject to applicable grace periods (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Revolving Lender or any branch or agency thereof to or for the credit or the account of TWTC or the Borrower, as the case may be. Each Revolving Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Revolving Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

(ii) In addition to any rights and remedies of the Term Loan B Lenders provided by law, each Term Loan B Lender shall have the right, at any time that a Term Loan B Event of Default shall have occurred and be continuing, without prior notice to TWTC or the Borrower, any such notice being expressly waived by TWTC and the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by TWTC or the Borrower hereunder, subject to applicable grace periods (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Term Loan B Lender or any branch or agency thereof to or for the credit or the account of TWTC or the Borrower, as the case may be. Each Term Loan B Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Term Loan B Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

12.8. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

12.9. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.10. Integration. This Agreement and the other Loan Documents represent the entire agreement of TWTC, the Borrower, the Administrative Agent, the Collateral Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Collateral Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

12.11. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

12.12. Submission To Jurisdiction; Waivers. Each of TWTC and the Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to TWTC or the Borrower, as the case may be at its address set forth in Section 12.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

12.13. Acknowledgments. Each of TWTC and the Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither any Agent nor any Lender has any fiduciary relationship with or duty to TWTC or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Agents and Lenders, on one hand, and TWTC and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among TWTC, the Borrower, the Agents and the Lenders.

12.14. Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Collateral Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 12.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations of any Subsidiary Guarantor or other Person (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 12.1 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of Hedge Agreements and other than obligations in respect of indemnities and expense reimbursement that are, at the time, contingent and in respect of which no assertion of liability or demand for payment has been made) shall have been paid in full, the Revolving Commitments and Term Loan B Commitments have been terminated and no Letters of Credit shall be outstanding, (x) the Collateral shall be released from the Liens created by the Security Documents, (y) the Subsidiary Guarantors shall be released from all obligations under the Guarantee and Collateral Agreement (other than those expressly stated to survive termination) and (z) the Security Documents and all obligations (other than those expressly stated to survive termination) of the Administrative Agent, the Collateral Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

12.15. Confidentiality. Each Agent and each Lender agrees to keep confidential all non-public information and all other information specifically designated as “confidential” by the Borrower, TWTC or one of their respective authorized representatives (including oral information for which such designation has been specifically made) provided to it by any Loan Party pursuant to this Agreement; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to an Agent, a Lender, any Affiliate of a Lender or any Approved Fund (provided that such Approved Fund expressly agrees to comply with the provisions of this Section), (b) to any actual or prospective Transferee or Hedge Agreement counterparty that expressly agrees to comply with the provisions of this Section, (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates (provided that such Lender or Agent shall be required to inform such Persons of the confidential nature of such information), (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed or otherwise disclosed to such Person on a non-confidential basis, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document or (j) to any direct or indirect contractual counterparty in Hedge Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty expressly agrees to be bound by the provisions of this Section 12.15); provided, further, that with respect to disclosures pursuant to clauses (d), (e) and (f) of this Section, unless prohibited by applicable law or court order, each Lender and each Agent shall attempt to notify TWTC of any request by any governmental agency or representative thereof or other Person (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) for disclosure of any material confidential information after receipt of such request, and if reasonably practicable and permissible, before disclosure of such information.

12.16. The Facilities. (a) Notwithstanding anything to the contrary contained herein, the provisions of Section 2.24, Section 3, Section 5.3, Section 6, Section 7 and Section 8 (together with all related definitions and ancillary provisions) and the other matters relating solely to the Revolving Lenders or the Revolving Commitments:

(i) shall be for the sole and exclusive benefit of the Revolving Lenders and shall not inure to the benefit of the Term Loan B Lenders (or their successors or permitted assigns)

(ii) may be amended, waived, modified, or supplemented solely with the consent of the Required Revolving Lenders or all Revolving Lenders, as the case may be, and without notice to, or the consent of, the Term Loan B Lenders (or their successors or permitted assigns); and

(iii) shall terminate and be of no further force or effect upon the termination of the Revolving Commitments and the repayment of all Revolving Loans made pursuant thereto and the expiration or cancellation of all Letters of Credit issued pursuant thereto.

(b) Notwithstanding anything to the contrary contained herein, the provisions of Section 2.12, Section 2.25, Section 5.4, Section 9 and Section 10 (together with all related definitions and ancillary provisions) and the other matters relating solely to the Term Loan B Lenders or the Term Loan B Commitments or the Term Loan B Loans:

(i) shall be so included for the sole and exclusive benefit of the Term Loan B Lenders and shall not inure to the benefit of the Revolving Lenders (or their successors or permitted assigns);

(ii) may be amended, waived, modified, or supplemented solely with the consent of the Required Term Loan B Lenders or all Term Loan B Lenders, as the case may be, and without notice to, or the consent of, the Revolving Lenders (or their successors or permitted assigns); and

(iii) shall terminate and be of no further force or effect upon the termination of the Term Loan B Commitments and the repayment of all Term Loan B Loans made pursuant thereto.

12.17. WAIVERS OF JURY TRIAL. TWTC, THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

TIME WARNER TELECOM INC.

By:	/s/ Mark A. Peters
Name: Mark A. Peters
Title: Senior Vice President, Chief Financial Officer

TIME WARNER TELECOM HOLDINGS INC.

By:	/s/ Mark A. Peters
Name: Mark A. Peters
Title: Senior Vice President, Chief Financial Officer

LEHMAN COMMERCIAL PAPER INC., as Administrative Agent, Collateral Agent and as a Lender

By:	/s/ Diane Albanese
Name: Diane Albanese
Title: Authorized Signatory

WACHOVIA BANK, NATIONAL ASSOCIATION, as Syndication Agent and as a Lender

By:	/s/ Russell Lyons
Name: Russell Lyons
Title: Director

MORGAN STANLEY SENIOR FUNDING, INC., as Documentation Agent and as a Lender

By:	/s/ Eugene F. Martin
Name: Eugene F. Martin
Title: Morgan Stanley Senior Funding, Inc.

[Signature page to the Amended and Restated Credit Agreement]

Signature page to the Amended and Restated Credit Agreement, dated as of November 3, 2005, among Time Warner Telecom Inc., a Delaware corporation, Time Warner Telecom Holdings Inc., a Delaware corporation, the several banks and other financial institutions or entities from time to time parties thereto as lenders, Wachovia Bank, National Association, as syndication agent, Morgan Stanley Senior Funding, Inc., as documentation agent, and Lehman Commercial Paper Inc., as administrative agent and as collateral agent.

[NAME OF LENDER]

By:
Name:
Title:

Annex A

PRICING GRID

REVOLVING LOANS

Consolidated Total Leverage Ratio	Revolving Applicable Margin for Eurodollar Loans	Revolving Applicable Margin for ABR Loans

Greater than or equal to 5.50 to 1.0	3.00%	1.75%

Greater than or equal to 4.50 to 1.0 but less than 5.50 to 1.0	2.75%	1.50%

Greater than or equal to 3.50 to 1.0 but less than 4.50 to 1.0	2.50%	1.25%

Less than or equal to 3.50 to 1.00	2.25%	1.00%

For the purposes of the foregoing, changes in the Revolving Applicable Margin resulting from changes in the Consolidated Total Leverage Ratio shall become effective on the date (the “Revolving Adjustment Date”) that is three Business Days after the date on which financial statements are delivered to the Revolving Lenders pursuant to Section 6.1 and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 6.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column above for the Revolving Loans shall apply. In addition, at all times while a Revolving Event of Default shall have occurred and be continuing, the highest rate set forth in each column above for Revolving Loans shall apply. Each determination of the Consolidated Total Leverage Ratio pursuant to the Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 7.1.

TERM LOAN B LOANS

Consolidated Total Leverage Ratio	Term Loan B Applicable Margin for Eurodollar Loans	Term Loan B Applicable Margin for ABR Loans
Greater than or equal to 3.25 to 1.00	2.50%	1.50%

Less than 3.25 to 1.00	2.25%	1.25%

For the purposes of the foregoing, changes in the Term Loan B Applicable Margin resulting from changes in the Consolidated Total Leverage Ratio shall become effective on the date (the “Term Loan B Adjustment Date”) that is three Business Days after the date on which financial statements are delivered to the Term Loan B Lenders pursuant to Section 9.15 and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 9.15, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column above for the Term Loan B Loans shall apply. In addition, at all times while a Term Loan B Event of Default shall have occurred and be continuing, the highest rate set forth in each column above for Term Loan B Loans shall apply.